Exhibit 2.1

SECURITIES EXCHANGE AGREEMENT

BY AND AMONG

TGS ESPORTS INC.

NEXTPLAY TECHNOLOGIES, INC.

WILLIAM KERBY AND

DONALD MONACO

JUNE 28, 2022

i

INDEX OF EXHIBITS

Annex	Description
Annex A	Certain Defined Terms
Exhibit	Description
Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Amendment to Articles
Exhibit C	Form of Parent Resolutions
Exhibit D	Form of Right of First Refusal and Distribution Agreement
Exhibit E	Form of Separation Agreement
Schedule	Description
Schedule A-1	Company Knowledge Group
Schedule A-2	Parent Knowledge Group
Schedule B	Certificate of U.S. Accredited Investor

securities Exchange AGREEMENT

THIS SECURITIES EXCHANGE AGREEMENT (the “Agreement”) is made and entered into as of June 28, 2022 by and among TGS Esports Inc., a British Columbia corporation publicly traded on the TSX Venture Exchange (TSXV:TGS) (“Parent”), NextPlay Technologies, Inc., a Nevada corporation publicly traded on the Nasdaq Capital Market (Nasdaq: NXTP) (the “Company”), William Kerby (“Kerby”) and Donald Monaco (“Monaco,” and, together with the Company and Kerby, the “Sellers”). All capitalized terms that are used but not defined herein shall have the respective meanings assigned to them in Annex A.

WITNESSETH:

WHEREAS, the Company, Kerby and Monaco all hold equity interests (the “NextTrip Interests”) in NextTrip Group, LLC (“NextTrip” or an “Acquired Entity”), a Florida limited liability company and direct subsidiary of the Company;

WHEREAS, the Company holds equity interests (the “Reinhart Interests,” and, together with the NextTrip Interests, the “Securities”) in Reinhart Interactive TV AG, a Switzerland Aktiengesellschaft (“Reinhart” or an “Acquired Entity” and, together with NextTrip, the “Acquired Entities”);

WHEREAS, the boards of directors of each of Parent (the “Parent Board”) and the Company (the “Company Board,” and, together with the Parent Board, the “Boards”) have determined that it is advisable and in the best interests of each respective corporation and their respective stockholders that Parent acquire all of the outstanding NextTrip Interests, pursuant to which NextTrip would become a wholly-owned subsidiary of Parent (the “NextTrip Sale”) upon the terms and conditions set forth in this Agreement;

WHEREAS, the Boards have further determined that it is advisable and in the best interests of each respective corporation and their respective stockholders that Parent also acquire from the Company all of the Reinhart Interests held by the Company, pursuant to which Reinhart would become a partially-owned subsidiary of Parent (the “Reinhart Sale”) upon the terms and conditions set forth in this Agreement;

WHEREAS, the Boards have further determined that it is advisable and in the best interests of each respective corporation and their respective stockholders that Parent issue Parent Preferred Shares to the Company and Parent Common Shares to Kerby and Monaco, as provided by the terms of this Agreement, in connection with and as consideration for the NextTrip Sale, the Reinhart Sale and the other Transactions set forth in this Agreement;

WHEREAS, the Parent Board has unanimously determined (subject to abstentions of any conflicted director), after receiving financial and legal advice, that the Transactions are in the best interests of the Parent, and the Parent Board has unanimously resolved to recommend that the Parent Shareholders vote in favour of the Parent Resolutions, all subject to the terms and the conditions contained in this Agreement;

WHEREAS, in furtherance of the thereof, the Company Board has approved this Agreement and each of the Transactions;

WHEREAS, in order to induce the Company to enter into this Agreement and cause the Transactions to be consummated, concurrently with the execution and delivery of this Agreement, certain Parent Shareholders have previously executed a voting and support agreement with Parent and the Company (the “Parent Voting and Support Agreement”) pursuant to which each of such shareholders have agreed to vote their Parent Shares in favour of the Parent Resolutions on the terms and subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties hereto hereby agree as follows:

Article 1
THE TRANSACTIONS

Section 1.1 Closing; Purchase and Sale of Securities.

(a) Closing. The consummation of the Transactions (the “Closing”) shall take place after the date of this Agreement following and subject to the satisfaction or, to the extent permitted by applicable Laws, waiver of the conditions set forth in Article 5 (but in no event later than five (5) Business days after such waiver or satisfaction of the conditions set forth in Article 5) (excluding conditions that, by their terms, are to be satisfied on the Closing Date), remotely by electronic exchange of documents at the offices of Clark Wilson LLP, at 1:00 p.m. (Vancouver time), unless another time, date or place is agreed to in writing by the Parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b) Purchase and Sale. On the Closing Date the Sellers will sell to Parent, and Parent will purchase from the Sellers, the Securities, free and clear of any and all Liens, charges, restrictions or encumbrances thereon, and Parent shall cause its transfer agent to issue the Parent Preferred Shares included in the Closing Share Consideration to the Company and the Parent Common Shares included in the Closing Share Consideration to Kerby and Monaco, as provided below.

(c) [Reserved].

(d) The Parent Meeting. Subject to and in accordance with the Parent’s Constating Documents and Law, the Parent shall:

(i) in consultation with the Company, convene and conduct the Parent Meeting as soon as reasonably practicable and use commercially reasonable efforts to convene and conduct the Parent Meeting on or before September 23, 2022, and, subject to the Company’s compliance with Section 1.1(e)(iii), not later than October 14, 2022 or such other date as the Parties hereto otherwise agree in writing acting reasonably, and set the record date for the Parent Shareholders entitled to vote at the Parent Meeting as promptly as practicable, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Parent Meeting without the prior written consent of the Company or except as otherwise provided in this Agreement or as required by Law or by a Governmental Entity;

(ii) subject to the terms of this Agreement and compliance by the directors and officers of the Parent with their fiduciary duties, use commercially reasonable efforts to solicit proxies in favour of the approval of the Parent Resolutions and against any resolution submitted by any Person that is inconsistent with the Parent Resolutions and the completion of any of the Transactions, including, if so requested by the Company, and at the sole expense of the Company and/or any of its Affiliates, using proxy solicitation services firms to solicit proxies in favour of the approval of the Parent Resolutions;

(iii) provide the Company with copies or access to information regarding the Parent Meeting generated by any proxy solicitation services firm retained by the Parent, as reasonably requested from time to time by the Company;

(iv) give notice to the Company of the Parent Meeting and allow the Company’s Representatives and legal counsel to attend the Parent Meeting;

(v) as promptly as reasonably practicable, advise the Company, at such times as the Company may reasonably request and at least on a daily basis on each of the last ten Business Days prior to the date of the Parent Meeting, and promptly following receipt of proxy tallies over the last three Business Days prior to the date of the Parent Meeting, as to the aggregate tally of the proxies received by the Parent in respect of the Parent Resolutions;

(vi) promptly advise the Company of any material communication (written or oral) from or claims brought by (or threatened to be brought by) any Person in opposition to the Transactions;

(vii) not change the record date for the Parent Shareholders entitled to vote at the Parent Meeting in connection with any adjournment or postponement of the Parent Meeting unless required by Law or as otherwise contemplated under the terms of this Agreement; and

(viii) not make any payment or settlement offer, or agree to any such settlement, before the Closing with respect to any claim in opposition of the Transactions unless the Company has given its prior written consent (which may be granted or withheld in the Company’s sole and absolute discretion) to such payment, settlement offer or settlement as applicable.

(e) The Parent Circular.

(i) Subject to the Company’s compliance with Section 1.1(e)(iii), the Parent shall as promptly as reasonably practicable prepare and complete, in consultation with the Company, the Parent Circular together with any other documents required by Law in connection with the Parent Meeting, the approval of the Parent Resolutions thereat, and the Parent shall cause the Parent Circular and such other documents to be filed with the Securities Authorities and sent to each Parent Shareholder and other Persons as required by Law, in each case using all commercially reasonable efforts so as to permit the Parent Meeting to be held by the date specified in Section 1.1(d). Parent shall ensure that the Parent Circular is prepared in accordance with and complies in all material respects with Law, including the policies of TSXV. The circular shall not contain any Misrepresentation (provided that the Parent shall not be responsible for any information concerning the Company or its Affiliates and furnished by or on behalf of the Company or any of its Representatives for purposes of inclusion in the Parent Circular) and shall provide the Parent Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Parent Meeting. Without limiting the generality of the foregoing, but subject to the terms of this Agreement, the Parent Circular must include: (i) a summary and a copy of the Fairness Opinion, (ii) a statement that the Parent Board has received the Fairness Opinion and has unanimously (with interested directors abstaining from voting), after receiving legal and financial advice, determined that this Agreement and the Transactions are in the best interests of the Parent and the consideration paid by the Parent for the Securities is fair, from a financial point of view and that the Parent Board unanimously (with interested directors abstaining from voting) recommends that the Parent Shareholders vote in favour of the this Agreement, the Transactions and the Parent Resolutions (the “Parent Board Recommendation”) and a rationale for that recommendation; and (iii) a statement that each director and officer of Parent has entered into a Parent Voting and Support Agreement pursuant to which such insider intends to vote all of such individual’s Parent Shares in favour of this Agreement, the Transactions and the Parent Resolutions in accordance with the terms of the Parent Voting and Support Agreement.

(ii) The Parent shall give the Company and its legal counsel a reasonable opportunity to review and comment on drafts of the Parent Circular and other related documents, and shall give reasonable consideration to any comments made by the Company and its legal counsel, and agrees that all information relating solely to the Company and/or any of its Affiliates included in the Parent Circular must be consistent with the information provided to the Parent by the Company. The Parent shall provide the Company with a final copy of the Parent Circular prior to its mailing to the Parent Shareholders.

(iii) The Company shall provide (and procure that its auditors and other professional advisers provide) to the Parent in writing all information regarding the Company and its Affiliates, as may be reasonably requested by the Parent for inclusion in the Parent Circular (and any amendments or supplements to such Parent Circular) or other related documents on a timely basis and shall ensure that such information does not contain, or cause the Parent Circular to contain, any Misrepresentation.

(iv) The Sellers acknowledge and agree that the Parent shall be entitled to rely on the accuracy of all information furnished by the Sellers and their Affiliates and respective Representatives in writing for inclusion in the Parent Circular concerning the Sellers and their Affiliates.

(v) Each Party shall promptly notify the other Parties if it becomes aware that the Parent Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall co-operate in the preparation of any such amendment or supplement as required or appropriate, and the Parent shall promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the Parent Shareholders and, if required by Law, file the same with the Securities Authorities or any other Governmental Entity.

(vi) The Parent shall keep the Company fully informed, in a timely manner, of any requests or comments made by the Securities Authorities and/or the TSXV in connection with the Parent Circular and the Transaction and give the Company and its legal counsel a reasonable opportunity to review and comment on any such requests or comments.

(f) Withholding Taxes. The Company, the Parent and any other Person that makes a payment under this Agreement shall be entitled to deduct and withhold from any amount otherwise payable or otherwise deliverable such amounts as the Company, the Parent or such other Person are required or directed to deduct and withhold from such payment under any provision of any Laws in respect of Taxes. Any such amounts will be deducted, withheld and remitted from the amount payable pursuant to this Agreement in accordance with applicable Law, and shall be treated for all purposes under this Agreement as having been paid to the recipient in respect of which such deduction, withholding and remittance was made.

Article 2
REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to any disclosure set forth in the disclosure schedule delivered by Parent to the Company on the date hereof concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”), Parent hereby represents and warrants to the Sellers that the statements in this Article 2 are true and correct as of the date hereof (except to the extent such representations and warranties expressly relate to an earlier date, in which case such statements are true and correct as of such date). The Parent Disclosure Schedule has been arranged in separately numbered sections, subsections and subclauses that correspond to the specific sections, subsections or subclauses of each representation and warranty set forth in this Article 2; provided, however, the disclosure of any item in any section, subsection or subclause of the Parent Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section, subsection or subclause of the Parent Disclosure Schedule to which the relevance of such item is reasonably apparent without reading or knowing the underlying documents. References to Parent in this Article 2 are deemed to include Subsidiaries of Parent, where applicable in the context.

Section 2.1 Organization and Qualification.

(a) The Parent and each of its Subsidiaries is a corporation or other Entity duly incorporated or organized, as applicable, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, as applicable, and has all requisite power and authority to own, lease and operate its businesses, assets and properties and conduct its business as now owned and conducted. The Parent and each of its Subsidiaries is duly qualified, licensed or registered to carry on business and is in good standing in each jurisdiction in which the character of its businesses, assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities make such qualification, licensing or registration necessary, and has all Authorizations required to own, lease and operate its properties and assets and to conduct its business as now owned and conducted, except in each case as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent has Made Available true, correct and complete copies of the Parent’s Constating Documents. The Parent Board has not approved any amendment to any of the Parent’s Constating Documents that has not been Made Available. Section 2.1 of the Parent Disclosure Schedule lists the directors and officers of Parent and every jurisdiction in which Parent and its Subsidiaries have Employees or own or lease facilities. Except as disclosed in Section 2.1 of the Parent Disclosure Schedule, the operations now being conducted by Parent and its Subsidiaries are not now and have never been conducted by Parent or any of its Subsidiaries under any other name.

Section 2.2 Corporate Authorization.

(a) The Parent has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance by the Parent of its obligations under this Agreement have been duly authorized by all necessary corporate action on the part of the Parent and no other corporate proceedings on the part of the Parent are necessary to authorize this Agreement or the consummation of the Transactions other than: (A) approval by the Parent Board of the Parent Circular; (B) the Parent Resolutions being approved and adopted by the Parent Shareholders at the Parent Meeting in accordance with applicable Law; and (C) filing of the Amendment to Articles.

(b) As at the date of this Agreement, after receiving advice of outside legal and financial advisors, the Parent Board has unanimously: (A) determined that the Transactions in the best interests of the Parent; (B) resolved to recommend that the Parent Shareholders vote in favour of the Parent Resolutions; and (C) authorized the entering into of this Agreement and the performance by the Parent of its obligations under this Agreement, and no action has been taken to amend, or supersede such determinations, resolutions, or authorizations.

Section 2.3 Execution and Binding Obligation. This Agreement has been duly executed and delivered by the Parent, and constitutes a legal, valid and binding agreement of the Parent enforceable against it in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other Law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

Section 2.4 Governmental Approvals and Consents. The execution, delivery and performance by the Parent of its obligations under this Agreement do not require any Authorization or other action by or in respect of, or filing with, or notification to any Person other than: (i) any actions or filings with the Securities Authorities or the TSXV; (ii) filing of the Amendment to Articles and (iii) as disclosed in Section 2.4 of the Parent Disclosure Schedule.

Section 2.5 Non-Contravention. The execution, delivery and performance by the Parent of its obligations under this Agreement and the consummation of the Transactions do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(a) contravene, conflict with, or result in any violation or breach of the Parent’s Constating Documents or the organizational documents of any of its Subsidiaries;

(b) assuming compliance with the matters referred to in Section 2.4 above, contravene, conflict with or result in a violation or breach of any Law applicable to the Parent;

(c) allow any Person to exercise any rights, require any consent or notice under or other action by any Person, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Parent or any of its Subsidiaries is entitled (including by triggering any rights of first refusal or first offer, change in control provisions or other restrictions or limitations) under any Parent Material Contract or any material Authorization to which the Parent or any of its Subsidiaries is a party or by which the Parent or any of its Subsidiaries is bound; or

(d) result in the creation or imposition of any Lien upon any of the properties or assets of the Parent or its Subsidiaries;

with such exceptions, in the case of each of clauses (b), (c) and (d) as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 2.6 Capitalization.

(a) The authorized capital stock of Parent consists of an unlimited number of Parent Common Shares, of which 138,444,213 are issued and outstanding on the date hereof. All outstanding Parent Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Parent’s Constating Documents, or any Parent Contract. Neither Parent nor any Subsidiaries of Parent holds Parent Shares in treasury or otherwise.

(b) All outstanding Parent Shares, Parent Options, Parent Warrants and Parent Convertible Notes have been (i) issued or repurchased (in the case of securities that were outstanding and repurchased by Parent) in compliance with all applicable Law, (ii) to the Knowledge of Parent, were issued, transferred and repurchased (in the case of securities that were outstanding and repurchased by Parent) in accordance with any right of first refusal or similar right or limitation. Other than as set forth in Section 2.6(b) of the Parent Disclosure Schedule, Parent has no other capital stock authorized, issued or outstanding. There are no declared or accrued but unpaid dividends with respect to any Parent Shares. True, correct and complete copies of all agreements and instruments relating to any securities of Parent (to the extent in Parent’s possession or otherwise reasonably obtainable by Parent) have been Made Available and such agreements and instruments have not been amended, modified or supplemented.

(c) Except for the Parent Equity Plan, which has been validly constituted as a “rolling up to 10%” stock option plan in accordance with the policies of the TSXV, neither Parent nor any of its Subsidiaries currently maintain any stock option plan or any other plan or agreement providing for equity or equity-related compensation to any Person (whether payable in shares, cash or otherwise).  As of the date hereof, 13,075,000 Parent Common Shares are issuable upon the exercise of outstanding, unexercised options granted under the Parent Equity Plan. Parent has Made Available to the Company accurate and complete copies of all equity-based plans or, if not granted under an equity plan, such other Contract, pursuant to which any stock options, stock appreciation rights, restricted stock units, deferred stock units or restricted stock awards (including all outstanding Equity Awards, whether payable in equity, cash or otherwise) are outstanding as of the date of this Agreement, and the forms of all stock option, stock appreciation right, restricted stock unit, deferred stock unit and restricted stock award agreements evidencing such stock options, stock appreciation rights, restricted stock units, deferred stock units or restricted stock awards (including all outstanding Equity Awards, whether payable in equity, cash or otherwise).

(d) Parent Warrants to purchase 28,127,957 Parent Common Shares are outstanding as of the date hereof. Section 2.6(d) of the Parent Disclosure Schedule sets forth for each outstanding Parent Warrant, the name of the holder, the number of Parent Common Shares issuable upon the exercise, the exercise period, exercise price and vesting status thereof.

(e) Except as set forth on Section 2.6(e) of the Parent Disclosure Schedule, no bonds, debentures, notes or other Indebtedness of Parent or any of its Subsidiaries (i) having the right to vote on any matters on which shareholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting shares of Parent, are issued or outstanding as of the date hereof.

(f) Except for Parent Options, Parent Warrants and Parent Convertible Notes, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound obligating Parent or any of its Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for Parent Equity Awards, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other equity-compensation rights of Parent or any of its Subsidiaries (whether payable in shares, cash or otherwise). Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of Parent or any of its Subsidiaries, and there are no agreements to which Parent or any of its Subsidiaries is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Parent Shares.

Section 2.7 Subsidiaries.

(a) Section 2.7 of the Parent Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Persons in which the Parent owns or controls, directly or indirectly, any equity or proprietary interest indicating (A) the name and jurisdiction of incorporation, organization or formation of such Person, and (B) the percentage owned directly or indirectly by the Parent.

(b) The Parent is, directly or indirectly, the registered and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of its Subsidiaries free and clear of any Liens (other than Permitted Liens). All such shares of capital stock or other equity interests so owned by the Parent have been validly issued and are fully paid and non-assessable, as the case may be. Except for the shares or other equity interests owned by the Parent in any Subsidiary (as disclosed in Section 2.7 of the Parent Disclosure Schedule), the Parent does not own, beneficially or of record, any equity interests of any kind in any other Person.

Section 2.8 Securities Law Matters.

(a) The Parent is a “reporting issuer” under applicable Securities Laws in each of the provinces of British Columbia, Alberta and Ontario. The Parent Common Shares are listed and posted for trading on the TSXV. The Parent is not in breach of any material requirements of any Securities Laws or the rules and regulations of the TSXV. Neither the Parent nor its Subsidiaries are subject to any continuous or periodic, or other disclosure requirements under any securities laws or stock exchange rules in any jurisdiction other than Canada.

(b) As of the date of this Agreement, the Parent has not taken any action to cease to be a reporting issuer in any province or territory of Canada nor has the Parent received notification from any Securities Authority seeking to revoke the reporting issuer status of the Parent. As of the date of this Agreement, no delisting, suspension of trading or cease trade or other Order or restriction with respect to any securities of the Parent is pending or, to the Knowledge of the Parent, threatened, and the Parent is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such Order or restriction.

(c) The Parent has filed with the Securities Authorities all material forms, reports, schedules, statements and other documents required to be filed under Securities Laws since July 30, 2020. The documents comprising the Parent Filings complied as filed in all material respects with Law and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such subsequent filing), contain any Misrepresentation. The Parent has not filed any confidential material change report which at the date of this Agreement remains confidential. To the Knowledge of the Parent, neither the Parent nor any of the Parent Filings is subject of an ongoing audit, review, comment or investigation by any Securities Authority or the TSXV. There are no outstanding or unresolved comments in comments letters from any Securities Authority with respect to any of the Parent Filings.

Section 2.9 Financial Statements. The Parent’s audited consolidated financial statements (including any of the notes or schedules thereto, the auditor’s report thereon and the related management’s discussion and analysis) and the unaudited consolidated interim financial statements (including any of the notes or schedules thereto and related management’s discussion and analysis included in the Parent Filings, the “Parent Interim Financial Statements”) included in the Parent Filings were prepared in accordance with IFRS and applicable Law, and fairly present in all material respects the consolidated statement of income, comprehensive income, financial position and cash flows of the Parent and its Subsidiaries as of their respective dates and for the respective periods covered by such financial statements (except as may be expressly indicated in the notes to such financial statements), subject to normal year-end adjustments and the absence of notes in the case of the Parent Interim Financial Statements. The Parent does not intend to correct or restate, nor, to the Knowledge of the Parent is there any basis for any correction or restatement of, any aspect of any of the Parent’s financial statements included in the Parent Filings (other than any corrections or restatements required as a result of changes in IFRS that have retroactive application). There are no, nor are there any commitments to become a party to, any off-balance sheet transaction, arrangement, obligation (including contingent obligations) or other similar relationships of the Parent or of any of its Subsidiaries with unconsolidated Entities or other Persons.

Section 2.10   No Changes. Since June 30, 2021, other than the Transactions or as disclosed in the Parent Filings, the business of the Parent and its Subsidiaries has been conducted in the Ordinary Course consistent with past practices in all material respects and there has not been any event, occurrence, development or state of circumstances or facts that has had or would be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Specifically, except as set forth on Section 2.10 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries have taken any of the following actions:

(i)  caused or permitted any modifications, amendments or changes to the Parent’s Constating Documents or the organizational documents of any of its Subsidiaries;

(ii)  split, combined or reclassified of any shares of its capital stock;

(iii)  issued, sold or otherwise disposed of any of its capital stock (other than in connection with the Transactions under this Agreement), or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(iv)  declared or paid any dividends or distributions on or in respect of any of its capital stock or redeemed, purchased or acquired any of its capital stock;

(v)  formed, or entered into any commitment to form, a subsidiary, or acquired, or entered into any commitment to acquire, an interest in any corporation, association, joint venture, partnership or other business Entity or division thereof;

(vi)  made or agreed to make any capital expenditure or entered into any agreement obligating Parent to make a capital expenditure exceeding US$20,000 individually or US$75,000 in the aggregate;

(vii)  entered into any agreement, contract or commitment for the sale, lease, license or transfer of any Parent IP or any agreement, contract or commitment or modification or amendment to any agreement with respect to Parent IP with any Person, except non-exclusive licenses or sublicenses granted in the Ordinary Course of business consistent with past practice;

(viii)  abandoned or allowed to lapse or failed to maintain in full force and effect any Registered IP, or failed to take or maintain reasonable measures to protect the confidentiality or value of any trade secrets included in Parent IP;

(ix)  acquired or agreed to acquire or disposed or agreed to dispose of any assets of Parent or any of its Subsidiaries or any business enterprise or division thereof outside the Ordinary Course of the business of Parent or any of its Subsidiaries, and consistent with past practice;

(x)  incurred any Indebtedness not paid off as of the date of this Agreement, issued or sold any debt securities, created a Lien (other than Permitted Liens) over any asset of Parent or any of its Subsidiaries or materially amended the terms of any outstanding loan agreement;

(xi)  suffered any material damage, destruction or loss (whether or not covered by insurance) to its tangible or intangible property;

(xii)  accelerated, terminated, materially modified or cancelled any material Contract (including, but not limited to, any Parent Material Contract) to which Parent is a party or by which it is bound;

(xiii)  made any loan to any Person (except for advances to employees for reasonable business travel and other business expenses in the Ordinary Course of business consistent with past practice), purchased debt securities of any Person or guaranteed any Indebtedness of any Person;

(xiv)  paid, discharged, released, waived or satisfied any claims, rights or Liabilities, other than the payment, discharge or satisfaction in the Ordinary Course of business of Liabilities reflected on the Parent Interim Financial Statements or incurred in the Ordinary Course of business after the date of the Parent Interim Financial Statements;

(xv)  adopted or changed accounting methods or practices (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) other than as required by IFRS;

(xvi)  (A) made or changed any material election in respect of Taxes other than in the Ordinary Course of business consistent with past practice, (B) adopted or changed any accounting method in respect of Taxes, (C) entered into any closing agreement in respect of Taxes, (D) settled any claim or reassessment in respect of a material amount of Taxes in excess of those reflected in Tax Returns as filed, (E) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes, (F) made or requested any Tax ruling, (G) entered into any Tax sharing or similar agreement or arrangement, (other than any agreement or arrangement the primary subject matter of which is not Taxes), or (H) amended any income or other material Tax Return;

(xvii)  increased, or agreed to increase, in excess of US$25,000 in the aggregate, the base cash compensation payable, to its officers, directors, senior Employees, independent contractors or consultants with annual base compensation in excess of US$100,000, or granted any change in control benefit, severance or termination pay to, or entered into any employment or severance agreement with, any of its current Employees, directors, independent contractors or consultants, other than in the Ordinary Course of business consistent with past practice or as required by Law;

(xviii)  terminated any Employee whose annual salary exceeded US$150,000, other than in the Ordinary Course of business consistent with past practice or as required by Law or otherwise cause any Employees to resign, in each case other than (x) in the Ordinary Course of business consistent with past practice or (y) for “cause” or poor performance;

(xix)  canceled, amended (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the Ordinary Course of business consistent with past practices) or failed to renew (on substantially similar terms) any insurance policy of Parent or any of its Subsidiaries;

(xx)  except as required by applicable Law and the Transactions contemplated herein, convened any regular or special meeting (or any adjournment or postponement thereof) of the Parent Shareholders; or

(xxi)  taken, committed, or agreed in writing or otherwise to take, any of the actions described in the foregoing clauses of this Section 2.10.

Section 2.11 Books and Records. All Parent’s and its Subsidiaries’ accounting and financial Books and Records (i) have been maintained in all material respects in accordance with IFRS, (ii) accurately and fairly reflect, in all material respects, all the material transactions, acquisitions and dispositions of the Parent and its Subsidiaries, and (iii) accurately and fairly reflect the basis of the Parent’s financial statements. True, correct and complete copies of all Parent’s and its Subsidiaries’ accounting and financial Books and Records requested in writing by the Company have been provided in the Data Room.

Section 2.12 Minute Books. The corporate minute books of the Parent and its Subsidiaries contain the minutes of all meetings and resolutions of their respective boards of directors and each committee thereof and have been maintained in accordance with applicable Laws and are complete and accurate in all material respects. True, current and correct copies of the minute books of the Parent and each of its Subsidiaries have been provided in the Data Room (other than those portions of minutes of the Parent Board and any committee thereof relating to this Agreement and the Transactions).

Section 2.13 Disclosure Controls and Internal Control over Financial Reporting; Auditors.

(a) Other than as set out in Section 2.13 of the Parent Disclosure Schedule, the Parent has established and maintains, a system of disclosure controls and procedures (as such term is defined in NI 52-109) that are designed to ensure that material information required to be disclosed by the Parent in its reports filed or submitted under Securities Laws is recorded, processed, and reported on a timely basis and accumulated and communicated to the Parent’s management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.

(b) Other than as set out in Section 2.13 of the Parent Disclosure Schedule, the Parent has established and maintains a system of internal control over financial reporting (as such term is defined in NI 52-109) that is designed to provide reasonable assurance regarding the reliability of the Parent’s financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

(c) Other than as set out in Section 2.13 of the Parent Disclosure Schedule, to the Knowledge of the Parent, there is no material weakness (as such term is defined in NI 52-109) relating to the design, implementation or maintenance of its internal control over financial reporting, or fraud, whether or not material, that involves management or other Parent Employees who have a significant role in the internal control over financial reporting of the Parent. As of the date hereof, none of the Parent, any of its Subsidiaries or, to the Parent’s Knowledge, any director, Parent Employee, auditor, accountant or Representative of the Parent or any of its Subsidiaries has received or otherwise obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding accounting, internal accounting controls or auditing matters, including any complaint, allegation, assertion, or claim that the Parent or any of its Subsidiaries has engaged in negligent accounting or auditing practices, or any expression of concern from its employees regarding negligent accounting or auditing matters.

(d) The auditors of the Parent are independent public accountants as required by applicable Laws and there is not now, and there has never been, any reportable event (as defined in National Instrument 51-102-Continuous Disclosure Obligations) with the present or any former auditors of the Parent.

Section 2.14 [Reserved].

Section 2.15 No Undisclosed Liabilities. As of the date of this Agreement, neither Parent nor any of its Subsidiaries has any Liability, Indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise (whether or not required to be reflected in financial statements prepared in accordance with IFRS), except (a) those which have been reflected in the Parent Interim Financial Statements, (b) contractual and other Liabilities which have been incurred or have arisen in the Ordinary Course of business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, misappropriation, dilution or violation of Law), (c) those incurred solely as a result of any action expressly required to be taken pursuant to the terms of the Agreement, or (d) those, that to the Knowledge of Parent, do not individually exceed US$10,000, or US$50,000 in the aggregate. All reserves that are set forth in or reflected in the Parent Interim Financial Statements have been established in accordance with IFRS as consistently applied by Parent for pre-Closing periods. None of the Parent or any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet Contract, arrangement or understanding (including any Contract, arrangement or understanding between the Parent or any of its Subsidiaries, on the one hand, and any unconsolidated Entity, including any structured finance, special purpose or limited purpose Entity or Person, on the other hand) or any other “off-balance sheet arrangements” (as defined in the instructions contained in Form 51-102F1 – Management’s Discussion & Analysis).

Section 2.16 Compliance with Laws; No Investigations. Without qualifying other representations and warranties of the Parent contained in this Article 2 since June 30, 2021, the Parent and each of its Subsidiaries are and have been in compliance with Laws and, to the Knowledge of the Parent, none of the Parent nor any of its Subsidiaries are under any investigation with respect to, have been charged or threatened to be charged with, or has received notice of, any violation or potential violation of any Laws, except, in each case, for failures to comply or violations that have not had or would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 2.17 Litigation. Except as set out in Section 2.17 of the Parent Disclosure Schedule as of the date of this Agreement, there are no Actions pending, or, to the Knowledge of the Parent, threatened, against the Parent or any of its Subsidiaries affecting any of their respective properties or assets that, if determined adverse to the interests of the Parent or its Subsidiaries, (i) would have, or be reasonably expected to have a Parent Material Adverse Effect; or (ii) would restrain, enjoin or otherwise prohibit or delay or otherwise adversely affect the consummation of the Transactions. There is no Order outstanding against or binding on the Parent or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 2.18 Taxes. Except as set out in Section 2.18 of the Parent Disclosure Schedule:

(a) The Parent and each of its Subsidiaries has duly and timely filed all material Tax Returns required to be filed by them prior to the date hereof and all such material Tax Returns are complete and correct in all material respects.

(b) The Parent and each of its Subsidiaries has paid all material Taxes which are due and payable, all material assessments and reassessments, and all other material Taxes due and payable by them on or before the date hereof, other than those which are being or have been contested in good faith and in respect of which reserves have been provided in the most recently published consolidated financial statements of the Parent. The Parent and its Subsidiaries have provided adequate accruals in accordance with IFRS in the most recently published consolidated financial statements of the Parent for any Taxes of the Parent and each of its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns. Since such publication date, no material Liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the Ordinary Course of business.

(c) No deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted in writing and remain outstanding with respect to Taxes of the Parent or any of its Subsidiaries, and neither the Parent nor any of its Subsidiaries is a party to any material action or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the Knowledge of the Parent, threatened in writing against the Parent or any of its Subsidiaries or any of their respective assets.

(d) No written claim has been made by any Governmental Entity and remains outstanding in a jurisdiction where the Parent and any of its Subsidiaries do not file Tax Returns that the Parent or any of its Subsidiaries is or may be subject to Tax by that jurisdiction.

(e) There are no Liens (other than Permitted Liens) with respect to Taxes upon any of the assets of the Parent or any of its Subsidiaries.

(f) The Parent and each of its Subsidiaries has deducted, withheld, charged or collected all material amounts required to be withheld or collected by it on account of Taxes and have remitted all such amounts to the appropriate Governmental Entity when required by Law to do so or has cured any related deficiencies prior to the date hereof.

(g) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of Taxes due from the Parent or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(h) Neither the Parent nor any of its Subsidiaries has ever directly or indirectly transferred any property to or supplied any services to or acquired any property or services from a Person with whom it was not dealing at arm’s length (for the purposes of the Tax Act) for consideration other than consideration equal to the fair market value of the property or services at the time of the transfer, supply or acquisition of the property or services.

(i) The Tax attributes of the assets of the Parent and each of its Subsidiaries are accurately reflected in the Tax Returns of the Parent and of each of its Subsidiaries, as applicable, and have not adversely changed since the date of such Tax Returns, except to the extent that such attributes have been used in the Ordinary Course or as a result of completion of any Transaction.

(j) The Parent and each of its Subsidiaries has complied in all material respects with section 247 of the Tax Act and any similar transfer pricing provisions of the Laws relating to Taxes of any other jurisdiction outside of Canada, including the contemporaneous documentation and disclosure requirements thereunder.

(k) The Parent is not a non-resident of Canada within the meaning of the Tax Act.

(l) There is no taxable income of the Parent or any of its Subsidiaries that will be required, under applicable Law to be reported by the Company, the Parent or any of the Subsidiaries for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income arising prior to) the Closing.

(m)   The Parent Shares are not, and are not deemed to be, “taxable Canadian property” within the meaning of the Income Tax Act (Canada).

Section 2.19 Employees.

(a) The Parent and its Subsidiaries are in material compliance with all terms and conditions of employment, employment agreements and all Laws respecting employment, including, without limitation, pay equity, wages, hours of work, overtime, vacation, human rights, Tax and work safety and health, and there are no outstanding claims, complaints, investigations or Orders in relation to any such Laws.

(b) All amounts due or accrued due for all salary, wages, bonuses, commissions, vacation with pay, sick days and benefits under Employee Plans and other similar accruals have either been paid or are accurately reflected in all material respects in the Books and Records of the Parent and its Subsidiaries.

(c) The Parent and its Subsidiaries have not and are not engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the Knowledge of the Parent, threatened against the Parent or any of its Subsidiaries.

(d) There are no material Parent Employee related claims, complaints, investigations or Orders under any such Law now pending or, to the Knowledge of Parent, threatened against the Parent and its Subsidiaries by or before any Governmental Entity as of the date hereof.

(e) Except as set forth in Section 2.19(e) of the Parent Disclosure Schedule, no Parent Employee has any agreement as to length of notice or severance payment required to terminate his or her employment which would entitle such Parent Employee to an amount exceeding US$50,000 or which are not terminable on the giving of reasonable notice (or, in any case, more than 6 months’ notice) in accordance with applicable Law.

(f) Except as set forth in Section 2.19(f) of the Parent Disclosure Schedule, there are no change of control payments, golden parachutes, severance payments, retention payments, Contracts or other agreements with current or former Parent Employees, or current or former directors or independent contractors of the Parent or any of its Subsidiaries, providing for cash or other compensation or benefits which would be triggered upon the consummation of, or relating to, the Transactions, including a change of control of the Parent or of any of its Subsidiaries.

(g) There are no material outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety, workers compensation or insurance legislation and none of the Parent nor any Subsidiary has been reassessed in any material respect under such legislation during the past three years and, to the Knowledge of the Parent, no audit of the Parent or any Subsidiary is currently being performed pursuant to any applicable workplace safety, workers compensation or insurance legislation.

(h) No Orders or inspection reports under applicable workplace safety and health legislation (“WSHL”) have been provided to the Parent or any Subsidiary in the past three years. To the Knowledge of the Parent, there are no material charges pending under WSHL. The Parent has complied in all material respects with any Orders issued under WSHL and to the Knowledge of the Parent there are no appeals of any Orders under WSHL currently outstanding.

Section 2.20 Employee Plans.

(a) Section 2.20 of the Parent Disclosure Schedule sets forth a true, complete and up-to-date list of each Employee Plan.

(b) The Parent has delivered or otherwise Made Available to the Company true, complete and up-to-date copies of each Employee Plan, or summaries of the material terms thereof if unwritten, together with all material supporting documentation, including, as applicable, award agreements, participation agreements, trust agreements, service agreements and contracts, funding and investment management agreements, summary plan descriptions, insurance policies, evidence of registration with Governmental Entities, annual filings with and, where applicable, tax-qualification determinations by, Governmental Entities for the past three years, financial statements for the past three years, and the three most recent actuarial valuation reports, whether or not filed with any Governmental Entity.

(c) Each Employee Plan (including any related trust) is and has been established, registered, amended, maintained, qualified, funded, invested, contributed to and administered in accordance with all Laws in all material respects, and in material compliance with their terms, the terms of the material documents that support such Employee Plans and the terms of agreements between the Parent and its Subsidiaries and employees, directors or independent contractors of the Parent or any of its Subsidiaries (present and former) who are members of, or beneficiaries under, the Employee Plans. To the Knowledge of the Parent, no fact or circumstance exists which could reasonably be expected to adversely affect the registered status or tax-qualification of any such Employee Plan. Neither the Parent, nor to the Knowledge of the Parent, any of its agents or delegates, has breached any fiduciary obligation under applicable Law with respect to the administration or investment of any Employee Plan that would result in any material Liability of the Parent or its Subsidiaries.

(d) All contributions, benefits, premiums and Taxes required to be deducted, withheld, remitted, made or paid by the Parent or its Subsidiaries in respect of each Employee Plan have been made or paid when or before due in accordance with Laws in all material respects, the terms of the applicable Employee Plan, and all understandings between the Parent or its Subsidiaries, on the one hand, and the Parent Employees, on the other hand. None of the Employee Plans is a “salary deferral arrangement”, as defined in and subject to Section 248(1) of the Tax Act. In addition, neither the Parent nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former employees, directors or independent contractors of the Parent or any of its Subsidiaries for any Tax incurred by such individual, or any interest or penalty related thereto.

(e) All reports and filings with Governmental Entities required to be made by the Parent or any Subsidiary in connection with each Employee Plan, including all required attachments to such reports and filings, has been timely made, and all disclosures and notices required to be given to participants and beneficiaries in connection with each Employee Plan have been properly and timely made in accordance with Law, the terms of the Employee Plans.

(f) No Employee Plan is subject to any actual or, to the Knowledge of the Parent, pending Action initiated by any Governmental Entity, or by any other Person (other than routine claims for benefits) which, if adversely determined, would be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect and, to the Knowledge of the Parent, there exists no state of facts which could reasonably be expected to give rise to any such Action.

(g) The execution, delivery and performance of this Agreement and the consummation of the Transactions will not (A) result in any material payment (including, without limitation, bonus, golden parachute, retirement, severance, unemployment compensation, or other benefit or enhanced benefit) becoming due or payable to any of the Parent Employees or directors or independent contractors of the Parent or any of its Subsidiaries (in each case, present or former), (B) materially increase the compensation or benefits otherwise payable to any Parent Employees, or directors or independent contractors of the Parent or any of its Subsidiaries (in each case, present or former), or (C) result in the acceleration of the time of payment or vesting of any material benefits or entitlements otherwise available pursuant to any Employee Plan.

(h) Except as disclosed in Section 2.19(h) of the Parent Disclosure Schedule, none of the Employee Plans: (A) is a Pension Plan (including under any pension related legislation of a jurisdiction outside of Canada) or an RCA, (B) provides for retiree or post-termination benefits or for benefits to retired or terminated employees or to the beneficiaries or dependants of retired or terminated employees except as required by applicable Law, (C) is self-funded, self-insured or otherwise provides medical or other group health and welfare benefits other than through a contract of insurance, or (D) has any actual or potential material unfunded Liabilities (other than Liabilities accruing after the Closing Date). Except as required by applicable Law, none of the Parent Employees participate in, or are entitled to benefits under, any Employee Plan that provides retiree or post-termination benefits or for benefits to retired or terminated employees or to the beneficiaries or dependants of retired or terminated employees.

(i) With respect to each Employee Plan that is a Pension Plan (including under any pension related legislation of a jurisdiction outside of Canada) or an RCA (A) all contribution holidays under and surplus withdrawals from such Employee Plan have been taken in accordance with Law, (B) no such Employee Plan has received a transfer of assets from or been merged with another pension plan, or has been subject to a partial wind-up in respect of which surplus assets relating to the partial wind-up group were not dealt with at the time of partial wind-up, (C) no assets have been applied other than for proper payments of benefits, refunds of over-contributions and permitted payments of reasonable expenses incurred by or in respect of such Employee Plan, (D) no conditions have been imposed by any Person and no undertakings or commitments have been given to any employee, union or any other Person concerning the use of assets relating to such Employee Plan or any related funding medium or any deviation from such Employee Plan, and (E) no such Employee Plan is a “multi-employer plan” as defined in Section 147.1(1) of the Tax Act.

(j) None of the Parent Employees in Canada participate in a Pension Plan. Each employee benefit plan that would have been a Pension Plan if provided to Parent Employees as of the date hereof has been wound up and terminated in accordance with the terms of such plan and Law.

(k) Except with respect to Employee Plans, the Parent has no liability with respect to any pension plan, including any defined benefit pension plan.

Section 2.21 Collective Agreements.

(a) No union has been accredited or otherwise designated to represent any Parent Employees and, to the Knowledge of the Parent, no accreditation request or other representation question is pending with respect to the Parent Employees and no collective agreement or collective bargaining agreement is in effect in any of the premises of the Parent or the Subsidiaries and none is currently being negotiated by the Parent or its Subsidiaries.

(b) To the Knowledge of the Parent, there are no threatened or pending union organizing activities involving any Parent Employees. There is no labour strike, dispute, work slowdown or stoppage pending or involving or, to the Knowledge of the Parent, threatened against the Parent and no such event has occurred within the last three years.

(c) None of the Parent, nor any of its Subsidiaries is party to any letter of intent, letter of understanding, memorandum of agreement or any other type of agreement with any labour organization.

(d) To the Knowledge of the Parent, there are no outstanding labour tribunal proceedings of any kind, including any proceedings which could result in certification, interim certification, voluntary recognition, or succession rights of a trade union, council of trade unions, employee bargaining agencies, affiliated bargaining agent or any other Person as bargaining agent for any Parent Employees.

(e) No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the employees of the Parent by way of certification, interim certification, voluntary recognition, to the Knowledge of the Parent, has applied or threatened to apply to be certified as the bargaining agent of any employees of the Parent.

(f) None of the Parent nor any of its Subsidiaries has engaged in any lay-off activities within the past three years that would violate group termination or lay-off requirements of any Law.

(g) None of the Parent nor any of its Subsidiaries has engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the Knowledge of Parent, threatened against the Parent or any of its Subsidiaries.

(h) To the Knowledge of Parent, there are no outstanding labour board or tribunal proceedings of any kind or other event of any nature whatsoever, including any proceedings which could result in certification, interim certification, voluntary recognition, or succession rights of a trade union, council of trade unions, employee bargaining agencies, affiliated bargaining agent or any other Person as bargaining agent for any Parent Employees.

(i) To the Knowledge of Parent, no trade union has applied to have Parent or any of its Subsidiaries declared a common, related or successor employer pursuant to the Labour Relations Code (British Columbia), or the Canada Labour Code or any similar legislation in any jurisdiction in which the Parent and its Subsidiaries carries on business.

Section 2.22 Environmental Matters. No written notice, Order, complaint or penalty has been received by the Parent or any of its Subsidiaries from any Governmental Entity that remains outstanding alleging that the Parent or any of its Subsidiaries are in violation of, or have any Liability under, any Environmental Law, and, to the Parent’s Knowledge, (i) there are no Actions pending or threatened against the Parent or any of its Subsidiaries by any Governmental Entity which allege a violation of, or any under, any Environmental Laws, and (ii) the Parent and each of its Subsidiaries are in compliance with Environmental Laws in all material respects.

Section 2.23   Real Property. Parent and its Subsidiaries do not own any real property. Section 2.23(a) of the Parent Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from Parent or any of its Subsidiaries or otherwise used or occupied by Parent or any of its Subsidiaries (collectively, the “Parent Leased Real Property”). Parent has Made Available a true and complete copy of all Parent Leases, Parent Lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Parent Leased Real Property, including all amendments, terminations and modifications thereof (collectively, the “Parent Lease Agreements”). Except as set forth on Section 2.23(b) of the Parent Disclosure Schedule, (i) Parent and its Subsidiaries currently occupy all of the Parent Leased Real Property for the operation of its business, and (ii) there are no other parties occupying, or with a right to occupy, the Parent Leased Real Property. The use and operation of the Parent Leased Real Property in the conduct of Parent’s business do not violate any Law, covenant, condition, restriction, easement, license, permit or agreement. To the Knowledge of Parent, no material improvements constituting a part of the Parent Leased Real Property encroach on real property owned or leased by a Person other than Parent (for the avoidance of doubt, all material improvements constituting a part of the Parent Leased Real Property are on real property owned by Parent’s or its Subsidiaries’ respective landlord for each such parcel of Parent Leased Real Property). There are no Actions pending nor, to the Knowledge of Parent, threatened against or affecting the Parent Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 2.24 Tangible Property. Parent and each of its Subsidiaries have good and valid title to, or, in the case of Parent Leased Real Property, valid leasehold interests in, all of their tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (a) as reflected in the Parent Interim Financial Statements, (b) Liens for Taxes not yet due and payable or which are being contested in good faith and for which there are adequate accruals made in accordance with IFRS (c) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby, (d) as set forth on Section 2.24 of the Parent Disclosure Schedule and (e) the Permitted Liens. The material items of equipment owned or leased by Parent and each of its Subsidiaries (i) are reasonably adequate for the conduct of the business of Parent and its Subsidiaries in accordance with Parent’s past practices, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

Section 2.25 Intellectual Property.

(a) Disclosures. The Parent Disclosure Schedule accurately identifies and describes:

(i) in Section 2.25(a)(i) of the Parent Disclosure Schedule contains a correct, current, and complete list of all social media accounts used in the Parent’s and its Subsidiaries’ business. To the Knowledge of the Parent, the Parent and its Subsidiaries have complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines (collectively, “Platform Agreements”) relating to its use of any social media platforms, sites, or services that are owned by the Parent or any of its Subsidiaries. There are no Actions, whether settled, pending or, to the Knowledge of Parent, threatened, alleging any (A) breach or other violation of any Platform Agreement by the Parent or its Subsidiaries; or (B) defamation, violation of publicity rights of any Person, or any other violation by the Parent or its Subsidiaries in connection with its use of social media;

(ii) in Section 2.25(a)(ii) of the Parent Disclosure Schedule, each current Parent Product (by name, version number, and other appropriate identifiers);

(iii) in Section 2.25(a)(iii) of the Parent Disclosure Schedule, (A) each item of Intellectual Property Rights that are owned by Parent or any of its Subsidiaries that is Registered IP, (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration or serial number, (C) the status of each item of Registered IP, including any upcoming deadlines in the next 60 days and (D) for each domain name registration, the applicable domain name registrar, the expiration date for the registration, and name of the registrant; and

(iv) in Section 2.25(a)(iv) of the Parent Disclosure Schedule, all unregistered trademarks owned or used by Parent or any of its Subsidiaries.

(b) Ownership Free and Clear. Parent or one of its Subsidiaries exclusively own all right, title and interest to and in Parent IP, free and clear of any Liens other than Permitted Liens, and has the right to use currently, and will continue to have the right to use after Closing, all Intellectual Property Rights and Intellectual Property required to conduct the business of the Parent and its Subsidiaries as currently conducted. Without limiting the generality of the foregoing:

(i) all documents and instruments necessary under applicable Laws to perfect the rights of Parent and its Subsidiaries in Parent IP that is Registered IP have been validly executed, delivered and filed in a timely manner with the applicable Governmental Entity;

(ii) each Employee (current or former) who is or was involved in the authorship, invention, creation, conception or development of any Parent IP for or on behalf of Parent or any of its Subsidiaries has entered into a written agreement (A) assigning all such Intellectual Property and such Intellectual Property Rights to Parent and its Subsidiaries, and (B) containing confidentiality provisions protecting Parent IP;

(iii) to the Knowledge of the Parent, all Parent IP created by Parent’s or its Subsidiaries’ founders or any contractor or third party for or on behalf of or in contemplation of Parent or its Subsidiaries (A) prior to the inception of Parent or its Subsidiaries or (B) prior to their commencement of employment with Parent or its Subsidiaries have been irrevocably assigned to Parent;

(iv) except as set out in Section 2.25(b)(iv) of the Parent Disclosure Schedule, no Employee or former employer of any Employee has any claim, right or interest (including the right to obtain any claim, right or interest) to or in any Parent IP;

(v) to the Knowledge of Parent, neither Parent nor any of its Subsidiaries are utilizing any confidential information of any other Persons to which Employees were exposed prior to their employment by Parent or any of its Subsidiaries;

(vi) to the Knowledge of Parent, no Employee is in breach of any Contract with any former or concurrent employer or other Person concerning Intellectual Property Rights, confidentiality or noncompetition;

(vii) no funding, facilities, resources or personnel of any Governmental Entity or any research or educational institution were used to develop or create any Parent IP;

(viii) Parent and each of its Subsidiaries have taken all commercially reasonable steps to maintain the confidentiality of all material proprietary information held by Parent or any of its Subsidiaries, as a trade secret, including any confidential information provided to Parent or any of its Subsidiaries by any Person under an obligation of confidentiality, and no such proprietary information has been authorized to be disclosed or has actually been disclosed to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use of such proprietary information;

(ix) neither Parent nor any of its Subsidiaries have made, directly or indirectly, any commitments (including any membership commitments or other commitments that could require or obligate Parent or any of its Subsidiaries to grant or offer to any other Person any license or right to any Parent IP or otherwise impair or limit Parent or any of its Subsidiaries’ control of any Parent IP) to any standards-setting bodies, industry groups or other similar organizations with respect to Parent IP, and no patent or copyright included in Parent IP is subject to any commitment that would require the grant of any license or other right to any Person or otherwise limit Parent’s control of any Parent IP;

(x) all material Parent IP will be fully transferable and alienable by Parent or one or more of its Subsidiaries at the Closing without restriction, other than Permitted Liens, and without payment of any kind to any Person;

(xi) no Parent IP is subject to any Action that restricts in any manner the use, offer for sale, sale, license, practice and other exploitation thereof or that would reasonably be expected to have an adverse effect on the use, validity or enforceability thereof in the business or operations of Parent or any of its Subsidiaries; and

(xii) Parent and its Subsidiaries have the exclusive right to bring an Action against a third party for infringement, violation or misappropriation of Parent IP.

(c) Laws. To the Knowledge of Parent, none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) within Parent IP has been impaired. To the Knowledge of Parent, all filings, payments and other actions required to be made or taken to maintain each item of Parent IP, that is registered or is subject to a pending application, have been made by the applicable deadline. All Parent IP is currently in full force and effect. To the Knowledge of Parent, there is no basis for a claim that any Parent IP (whether registered or unregistered) is invalid or, except for pending applications, unenforceable. No issuance or registration obtained and no application filed by Parent or any of its Subsidiaries in connection with Parent IP has been cancelled, abandoned, allowed to lapse or not renewed, except where Parent or its Subsidiaries, as applicable, has in its reasonable business judgment decided to cancel, abandon, allow to lapse or not renew such issuance, registration, or application.

(d) Effects of the Transactions. Neither the execution, delivery or performance of this Agreement or any Related Agreement nor the consummation of the Transactions or any of the other Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on (except for any Permitted Liens), any Parent IP; (ii) the release, disclosure or delivery of any Parent IP by or to any escrow agent or other Person; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of Parent IP or any right of Parent or its Subsidiaries in Licensed IP; or (iv) payment of any royalties or other license fees with respect to Licensed IP in excess of those payable by Parent or any of its Subsidiaries in the absence of this Agreement or the Transactions.

(e) No Third-Party Infringement of Parent IP. To the Knowledge of Parent, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Parent IP. Neither Parent nor any of its Subsidiaries have brought any Actions alleging (i) infringement, misappropriation or other violation of any Parent IP or (ii) breach of any license, sublicense or other agreement authorizing another party to use any Parent IP, and, to the Knowledge of Parent, there do not exist any facts which could currently form the basis of any such Actions. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries have entered into any agreement granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, Parent IP.

(f) Use of Licensed IP. Parent has written licenses or rights under compulsory licenses for all Licensed IP and such licenses are of sufficient scope to permit Parent and each of its Subsidiaries to conduct its business as currently conducted without infringing or violating the rights of the respective licensors of such Licensed IP. Neither Parent nor any of its Subsidiaries, or, to the Knowledge of Parent, any other Person, is in breach of any Licensed IP Contract.

(g) Sufficiency of IP. Parent IP and the Licensed IP together constitute all of the Intellectual Property and Intellectual Property Rights used to operate the businesses of Parent and each of its Subsidiaries as currently conducted.

(h) No Infringement of Third-Party IP Rights. To the Knowledge of Parent: (i) neither Parent nor any of its Subsidiaries is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Intellectual Property Right of any other Person, (ii) none of the Intellectual Property or the Intellectual Property Rights owned or licensed by Parent or any of its Subsidiaries is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Intellectual Property Right of any other Person, and (iii) the conduct of the business of Parent and each of its Subsidiaries, as conducted by Parent and each of its Subsidiaries prior the Closing Date, does not infringe, misappropriate or otherwise violate any Intellectual Property Right of any other Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under any Law. Without limiting the generality of the foregoing: (I) to the Knowledge of Parent, no Parent Product has ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person in any material respect; (II) no Action for infringement, misappropriation or similar claim or legal proceeding is pending or has been threatened against Parent or any of its Subsidiaries or, to the Knowledge of Parent, against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by Parent or any of its Subsidiaries with respect to such claim or legal proceeding and (III) neither Parent nor any of its Subsidiaries have received any notice or other communication (A) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of any other Person, (B) inviting Parent or any of its Subsidiaries to license any Intellectual Property Right of any other Person or (C) claiming that any Parent Product or the operation of the business of Parent or any of its Subsidiaries constitutes unfair competition or trade practices under any Laws.

(i) Bugs. None of Parent Software: (i) that is owned by Parent or its Subsidiaries contains any material defect or vulnerability that has an adverse effect on the security of such Parent Software; or (ii) that is not owned by Parent or its Subsidiaries, to the Knowledge of Parent, contains any defect or vulnerability that has a Parent Material Adverse Effect for the security of such Parent Software. None of the Parent Software, to the Knowledge of Parent, fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, security or performance of such Parent Software. Parent has Made Available a true, correct and complete list of all material bugs, defects and errors (the effect of which would render Parent Software inoperable or suffering significant reduction in functionality) known to Parent in the current version of such Parent Software. Without limiting the foregoing, except as set out in Section 2.25(i) of the Parent Disclosure Schedule, there are no warranty, indemnification requests or other claims asserted against Parent or any of its Subsidiaries related to any Parent Software which remain unresolved as of the date hereof.

(j) No Harmful Code. None of Parent Software owned by Parent or its Subsidiaries, or, to the Knowledge of Parent, any other Parent Software, contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” or “worm” or to the Knowledge of Parent, “virus” (as such terms are commonly understood in the Software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent (all of the foregoing collectively, “Harmful Code”).

(k) Parent IT Assets. All Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and other information technology equipment used in the operation of Parent’s and each of its Subsidiaries’ businesses (collectively, the “Parent IT Assets”) are in good working order, operate in a manner consistent with their documentation and specifications and are adequate for the operation of such businesses as presently conducted. Parent IT Assets have not materially malfunctioned or failed within the past three (3) years, and, to the Knowledge of Parent, do not contain any Harmful Code or other Software routines or hardware components that (i) disrupt or adversely affect the functionality of any Parent IT Assets or other Software or systems, or (ii) enable or assist any Person to access without authorization any Parent IT Assets. Parent and each of its Subsidiaries have taken commercially reasonable steps to provide for the archival, back-up, recovery and restoration of Parent IT Assets.

(l) Security Measures. To the Knowledge of Parent, Parent and each of its Subsidiaries have implemented commercially reasonable steps and procedures to protect the information technology systems used in connection with the operation of the business of Parent and each of its Subsidiaries from Harmful Code, and there is no Harmful Code in such systems. Parent and each of its Subsidiaries have implemented commercially reasonable disaster recovery and security measures, plans, procedures and facilities for the businesses of Parent and each of its Subsidiaries, and have taken reasonable administrative, technical and physical measures consistent with (or exceeding) industry standards and applicable Laws, to safeguard Parent Software, Private Data held by Parent or its Subsidiaries and Parent IT Assets from unauthorized access, disclosure or use by any Person. To the Knowledge of Parent, there have been no unauthorized intrusions or breaches of the security of Parent IT Assets, Private Data held by Parent or its Subsidiaries or Parent Software.

(m) No Spyware or Malware. None of Parent Software performs the following functions, without the knowledge and consent of the owner or authorized user of a computer system or device: (i) sends information of a user to any other Person without the user’s consent or collects Personal Data stored on the computer system or device; (ii) interferes with the owner’s or an authorized user’s control of the computer system or device; (iii) changes or interferes with settings, preferences or commands already installed or stored on the computer system or device without the knowledge of the owner or an authorized user of the computer system or device; (iv) changes or interferes with data that is stored, accessed or accessible on any computer system or device in a manner that obstructs, interrupts or interferes with lawful access to or use of that data by the owner or an authorized user of the computer system or device; (v) causes the computer system or device to communicate with another computer system or device; (vi) installs a computer program that may be activated by a Person other than the owner or an authorized user of the computer system or device; (vii) records a user’s actions without the user’s knowledge; or (viii) employs a user’s Internet connection without the user’s knowledge to gather or transmit information regarding the user or the user’s behavior.

(n) Use of Open Source Code. Except as set out in Section 2.25(n) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has used, modified, or distributed any Open Source Software in the conduct of their respective businesses.

(o) No License of Source Code. No source code for any Parent IP has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an Employee, including under any license for Open Source Software. Neither Parent nor any of its Subsidiaries have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Parent Software to any escrow agent or any other Person who is not, as of the date of this Agreement, an Employee of Parent or any of its Subsidiaries. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Parent Software to any other Person who is not, as of the date of this Agreement, an Employee of Parent or any of its Subsidiaries.

(p) Marketing Communications. To the extent required by Privacy Laws, recipients of any communications initiated by or for Parent or any of its Subsidiaries have consented to receive such communications, and, with respect to such communications, Parent and each of its Subsidiaries and all Persons performing for Parent and each of its Subsidiaries have at all times complied, in all material respects, with all applicable Laws relating to marketing, promotion, email harvesting, and the transmission of unsolicited communications.

(q) Private Data. To the Knowledge of Parent, no breach or violation of any information security policy of Parent or its Subsidiaries has occurred in the past three (3) years, or is threatened, and to the Knowledge of Parent, there has been no loss, damage or unauthorized or illegal use, disclosure, modification, possession, interception, or other processing of or access to, or other misuse of, any of material Private Data owned or used by Parent including any third party databases used to process Private Data for Parent.

(r) Privacy Policies and Privacy Laws. No privacy statement on any Parent Product or any Parent Site, or in any Parent Privacy Policy, has been misleading, deceptive or in material violation of any Privacy Law. In the past three (3) years Parent and its Subsidiaries have materially complied at all times with all: Parent Privacy Policies, all Privacy Laws and all filings, registrations and certifications made with respect to such Privacy Laws. The execution, delivery and performance of this Agreement and any Related Agreements and the consummation of the Transactions will comply with all Parent Privacy Policies and Privacy Laws. Neither of the Parent nor its Subsidiaries sell any Private Data as defined by Privacy Laws. Parent and each of the Subsidiaries have at all times taken commercially reasonable steps intended to ensure that all Private Data is protected against loss, destruction or damage and against unauthorized access, use, modification, disclosure or other misuse. In the past three (3) years, to the Knowledge of the Parent, there is not and has not been any complaint to, or any audit, proceeding, or to the Knowledge of Parent, any (i) investigation (formal or informal) or (ii) Action of or against Parent or any of its Subsidiaries by any private party, the Federal Trade Commission, any state attorney general or any other Governmental Entity, in each case, with respect to the collection, storage, hosting, use, disclosure, transmission, transfer, disposal, possession, interception, other Processing or security of any Private Data by Parent or any of its Subsidiaries. To the Knowledge of Parent, there are no facts or circumstances that could constitute a reasonable basis for such an Action. There has been no Order or government or third-party settlement affecting the collection, storage, hosting, use, disclosure, transmission, transfer, disposal, possession, interception, other Processing or security of any Private Data by or for Parent, any of its Subsidiaries, or any third party service provider providing such services to Parent or any of its Subsidiaries. Parent and its Subsidiaries have solely utilized data provided to it by a third party in accordance with the Contract applicable to such data.

(s) Private Data Processing Agreements. To the Knowledge of Parent, no statement on any Parent Product or any Parent Site, or in any Parent Privacy Policy, has been misleading, deceptive or in violation of any Privacy Law. Parent has Made Available a true, correct and complete copy of its standard form of Parent Private Data Processing Contract currently used by Parent. The conduct and operation of Parent’s and its Subsidiaries’ businesses, including the operation of Parent Products and their distribution to and use by customers, is in material compliance with all applicable Privacy Laws. Where Parent or any of its Subsidiaries uses a third party to process Private Data, there is in existence a written Contract between Parent and each such third party that (i) materially complies with the requirements of all Privacy Laws, and (ii) requires such third party to materially comply with the requirements of all Privacy Laws and to take all reasonable steps to ensure that all Private Data in such third parties’ possession or control is protected against damage, loss, and unauthorized access, acquisition, use, modification, or disclosure thereof. To the Knowledge of Parent, such third parties have not materially breached any such Contracts pertaining to Private Data processed by such Persons on behalf of Parent. Neither Parent nor any of its Subsidiaries has transferred or authorized the transfer of Private Data outside of the originating country, except where such transfers have complied with the requirements of Privacy Laws. Parent and each of its Subsidiaries are not currently involved in or the subject of any proceedings related to any Privacy Laws, and, to the Knowledge of Parent, no such proceedings are threatened. Except as set out in Section 2.25(s) of the Parent Disclosure Schedule: (A) neither Parent nor any of its Subsidiaries has made any agreement with any Governmental Entity regarding data protection, privacy or the collection, use, disclosure, sale or licensing of Private Data or otherwise relating to Privacy Laws; and (B) Parent and its Subsidiaries do not currently and have not in the past three (3) years, collected, stored or used any credit card information, credit scores, financial account information, social security numbers, health or medical information, any information regarding anyone under the age of thirteen (13) years, or any data designated as “sensitive” under any applicable Privacy Laws. No circumstance has arisen in which Privacy Laws would require Parent or any of the Subsidiaries to notify a Governmental Entity or any other Person of a data security breach, information security incident or violation of any data security policy.

Section 2.26 Investment Canada and Competition Act.

(a) The Parent and its Subsidiaries do not have assets in Canada or gross revenues generated from such assets in Canada in excess of CDN$93 million, as determined in accordance with the Competition Act and the regulations thereunder.

(b) The enterprise value of the assets of the Parent, calculated in the manner prescribed by the Investment Canada Act, is less than CDN$1 billion and none of the Parent or any of its Subsidiaries is a cultural business as such term is defined in the Investment Canada Act.

Section 2.27 Anti-spam. The Parent and its Subsidiaries have, in all material respects, conducted its business in compliance with CASL and other applicable anti-spam Laws, including provisions relating to the sending of commercial electronic messages only with express or implied consent, within the meaning of such legislation, and with the prescribed contact information and unsubscribe mechanism, and retains records sufficient to demonstrate such compliance, and provisions relating to downloading of Software.

Section 2.28 Security and Information Technology. Except as set out in Section 2.28 of the Parent Disclosure Schedule, all information systems used by or on behalf of the Parent or its Subsidiaries, including hardware, Software, databases, firmware, telecommunications and related cabling, wiring and peripherals (collectively, “IT Systems”) are: (A) in good working order and conditions, reasonable wear and tear excepted; (B) have been used and maintained in all material respects in accordance with their documentation, licenses, manufacturer requirements and applicable insurance policies; (C) fulfill the purposes for which they were acquired or developed in all material respects; (D) have security, back-ups and disaster recovery arrangements in place which are updated and tested regularly by duly accredited and independent third parties; and (E) have in place hardware and Software support, maintenance and trained personnel, that are sufficient in all material respects for the current and anticipated future needs of the Parent and the Subsidiaries. Except as set out in Section 2.28 of the Parent Disclosure Schedule, Parent and its Subsidiaries have in place data security and cybersecurity controls, including organizational, technological and physical security measures which are reasonable in relation to the sensitivity of the data collected and held by Parent and its Subsidiaries. In the past three (3) years, neither the Parent nor its Subsidiaries have experienced any material outages, including of any Parent IT Assets or any IT Systems, or losses of data and has not experienced any material defects in design, workmanship or material with respect to the Parent IT Assets or any IT Systems. Except as set out in Section 2.28 of the Parent Disclosure Schedule, no part of the IT Systems is inoperative or prone to material malfunctions or errors, the result of which is having or could reasonably be expected to have a Parent Material Adverse Effect. Except as set out in Section 2.28 of the Parent Disclosure Schedule, the Parent and its Subsidiaries have in place policies, practices and procedures to ensure the continuity of their normal day to day business operations in the Ordinary Course and consistent with past practice, in the event of any cyber incident in respect of the IT Systems (such as ransomware or distribution denial of service attacks). Neither the Parent nor its Subsidiaries have been the subject of any internal or external audit which has identified any material deficiency with respect to data security and cybersecurity controls, including organizational, technological and physical security measures which has not been fully addressed and remediated.

Section 2.29 Title to the Assets. The Parent and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, all material personal property owned or leased by them free and clear of any Liens (other than Permitted Liens). Except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, to the Knowledge of the Parent, no part of the Parent Leased Real Property has been taken, condemned or expropriated by any Governmental Entity nor has any written notice or proceeding in respect thereof been given to the Parent or commenced.

Section 2.30 Condition and Sufficiency of Tangible Assets. Except where any such condition, state or lack of suitability has not, individually or in the aggregate, had or would not reasonably be expected to have a Parent Material Adverse Effect, vehicles, computers, equipment and other tangible personal property of the Parent and its Subsidiaries are structurally sound, in good operating condition and repair having regard to their use and age and are adequate and suitable for the uses to which they are being put. None of such buildings, plants, structures, vehicles, equipment or other tangible personal property are in need of maintenance or repairs except for maintenance and repairs in the Ordinary Course. The tangible assets owned or leased by the Parent and its Subsidiaries are sufficient for the continued conduct of the Parent’s business after the Closing in substantially the same manner as conducted prior to the Closing.

Section 2.31 Parent Material Contracts. Except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Material Contract is legal, valid, binding and in full force and effect and is enforceable by the Parent or a Subsidiary as applicable, in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other Law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction, (ii) none of the Parent or its Subsidiaries is in breach or default under any Parent Material Contract, nor does the Parent have Knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, (iii) none of the Parent nor any of its Subsidiaries knows of, or has received any notice (whether written or oral) of, any breach or default under any Parent Material Contract by any other party to a Parent Material Contract as of the date hereof, and (iv) none of the Parent or any of its Subsidiaries has received any notice (whether written or oral) of, any breach, default, cancelation, termination, or no renewal under any Parent Material Contract by any other party to any Parent Material Contract. Section 2.31 of the Parent Disclosure Schedule sets out a complete and accurate list of all Parent Material Contracts as of the date hereof. True, current and complete copies of all Parent Material Contracts have been Made Available to the Company and no such Parent Material Contract has been modified, rescinded or terminated, except as set out in Section 2.31 of the Parent Disclosure Schedule, since the date such Parent Material Contract was Made Available to the Company.

Section 2.32 Insurance. Each of the Parent and its Subsidiaries is insured by reputable third-party insurers with reasonable and prudent policies appropriate for the size and nature of the business of the Parent and its Subsidiaries and their respective assets, consistent with industry practice. Each material insurance policy held by the Parent or any of its Subsidiaries is in full force and effect in accordance with its terms and none of the Parent or any of its Subsidiaries is in default under the terms of any such policy. To the Knowledge of the Parent, there is no material claim pending under any insurance policy of the Parent or its Subsidiaries that has been denied, rejected, questioned or disputed by any insurer, or as to which any insurer has refused to cover all or any material portion of such claims. To the Knowledge of the Parent, all material proceedings covered by any insurance policy of the Company or any of its Subsidiaries have been properly reported to and accepted by the applicable insurer.

Section 2.33 Authorizations. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all Authorizations which are necessary for the Parent and its Subsidiaries to own its assets or conduct its business as presently owned or conducted have been obtained and are in full force and effect in accordance with their terms, (ii) the Parent and its Subsidiaries have performed the obligations required to be performed by it to date under all such Authorizations, (iii) the Parent and its Subsidiaries are not in breach of or default under any such Authorizations, (iv) the Parent and its Subsidiaries have not received written, or to the Knowledge of Parent, other notice, of any alleged breach of or alleged default under any such Authorizations or of any intention of any Governmental Entity to revoke or not renew any such Authorizations, and (v) no proceedings are pending, or, to the Knowledge of Parent, threatened, which could reasonably be expected to result in the revocation of such Authorizations.

Section 2.34 Compliance with Laws; Regulatory.

(a) General. Since January 1, 2019, Parent and each of its Subsidiaries have complied in all material respect with all Laws and are not in violation, in any material respect, of any Law. Since January 1, 2019, neither Parent nor any of its Subsidiaries have received any written notices of suspected, potential or actual violation with respect to, any Law. The representations and warranties set forth in this Section 2.34(a) do not apply to the representations or warranties as to compliance with Laws relating to any matter that is the subject of another representation or warranty under this Agreement, including, without limitation, Tax matters which are addressed in Section 2.18, Intellectual Property and data privacy matters which are addressed in Section 2.25, employee benefit plans which are addressed in Section 2.20, labor and employment matters which are addressed in Section 2.19, environmental matters which are addressed in Section 2.22, and regulatory matters which are addressed in Section 2.34(b).

(b) Export Control Laws. Parent and each of its Subsidiaries have in the past six (6) years conducted its export and re-export transactions in accordance in all material respects with (x) all applicable U.S. export and re-export control Laws, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations maintained by the Department of State, and (y) all other applicable import/export controls in other countries in which Parent and each of its Subsidiaries conduct business. Without limiting the foregoing, (i) Parent and each of its Subsidiaries have in the past three (3) years obtained all material export and import licenses, license exceptions and other consents, notices, waivers, approvals, Orders, Authorizations, registrations, declarations and filings with any Governmental Entity required for (A) any export, import and re-export of products, services, Software and technologies and (B) releases of technologies and Software to foreign nationals located in the United States and abroad (“Export Approvals”); (ii) Parent and each of its Subsidiaries are in compliance with the terms of all applicable Export Approvals; (iii) there are no pending or, to the Knowledge of Parent, threatened claims against Parent or any of its Subsidiaries with respect to such Export Approvals or export or re-export transactions; (iv) no Export Approvals for the transfer of export licenses to Parent are required, or if required, such Export Approvals can be obtained expeditiously without material cost; and (v) there are no export control classifications applicable to Parent’s and each of its Subsidiaries’ products, services, Software and technologies.

(c) Anticorruption Laws. Neither Parent nor any of its Subsidiaries nor, any director, officer, employee, distributor, reseller or consultant, agent or, to the Knowledge of Parent, other third party acting on behalf of Parent or any of its Subsidiaries, has in the past three (3) years provided, attempted to provide, or authorized the provision of anything of value (including but not limited to payments, meals, entertainment, travel expenses or accommodations, or gifts), directly or indirectly, to any person, including a “foreign official”, as defined by the Foreign Corrupt Practices Act (“FCPA”), which includes employees or officials working for state-owned or controlled Entities, a foreign political party or candidate, any individual employed by or working on behalf of a public international organization, or any other person, for the purpose of (i) obtaining or retaining business; (ii) influencing any act or decision of a foreign government official in their official capacity; (iii) inducing a foreign government official to do or omit to do any act in violation of their lawful duties; (iv) directing business to another; or (v) securing any advantage in violation of the FCPA, or United Kingdom Bribery Act of 2010 (“UKBA”) or any applicable local, domestic, or international anticorruption Laws. Neither Parent nor any of its Subsidiaries, nor any director, officer, employee or agent of Parent or any of its Subsidiaries has in the past three (3) years used any corporate funds to maintain any off-the-books funds or engage in any off-the-books transactions nor has any of the before-stated parties falsified any documents of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries have in the past three (3) years made any unlawful provisions to any person (including foreign government officials) that would constitute an improper rebate, commercial bribe, influence payment, extortion, kickback, or other improper payment in violation of the FCPA, UKBA, or any other applicable anticorruption Law. Parent and each of its Subsidiaries maintain internal controls and compliance programs that are reasonably designed to detect and prevent material violations of anticorruption Laws (including the FCPA and UKBA), ensure its Books and Records are accurately maintained, and track any payments made to third parties and foreign government officials. Neither Parent nor any of its Subsidiaries have in the past three (3) years conducted any internal or government-initiated investigation, or made a voluntary, directed, or involuntary disclosure to any governmental body or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any anticorruption Law, including the FCPA and UKBA. Upon reasonable request, Parent and each of its Subsidiaries agree to provide Parent with anticorruption Law certifications.

(d) The operations of the Parent and each of its Subsidiaries are and have been conducted at all times in compliance with money laundering Laws and any related or similar Laws relating to money laundering (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or Governmental Entity involving Parent or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of Parent, threatened; and none of the Parent or any of its Subsidiaries has received any notice alleging that the Parent, any of its Subsidiaries or any Representative of the Parent or any of its Subsidiaries has violated any Money Laundering Laws and, to the Knowledge of the Parent, no condition or circumstances exist (including any ongoing proceeding) that would form the basis for any such allegations.

Section 2.35 Related Party Transactions. Except as disclosed in the Parent Filings, none of the Parent or any of its Subsidiaries is indebted to any director, officer, employee or agent of, or independent contractor to, the Parent and its Subsidiaries or any of their respective Affiliates or associates (except for amounts due in the Ordinary Course as salaries, bonuses and director’s fees or the reimbursement of Ordinary Course expenses). Except as disclosed in the Parent Filings, there are no Contracts (other than employment arrangements) with, or advances, loans, guarantees, Liabilities or other obligations to, on behalf or for the benefit of, any Parent Shareholder who is an “insider” (as defined in the Securities Act (Ontario)), officer or director of the Parent or any of its Subsidiaries, or any of their respective Affiliates or associates; provided, however, that in order to determine whether a shareholder is an “insider” of the Parent, the Parent may rely solely on disclosure filed on System for Electronic Disclosure by Insiders (SEDI).

Section 2.36 Top Customers; Top Suppliers; Products

(a) Section 2.36(a) of the Parent Disclosure Schedule contains a true and correct list of the top thirteen (13) currently active customers of Parent Products (or group of affiliated customers) in connection with such customers based on revenue for the twelve (12) month period ending on the date of the Parent Interim Financial Statements (each such customer, a “Top Customer”). Neither Parent nor any of its Subsidiaries have received written notice, nor does Parent have Knowledge, that any Top Customer (i) intends to cancel, or otherwise materially and adversely modify its relationship with Parent or any of its Subsidiaries (whether related to payment, price or otherwise) on account of the Transactions or otherwise, or (ii) is threatened with bankruptcy or insolvency.

(b) Section 2.36(b) of the Parent Disclosure Schedule contains a true and correct list of the top twelve (12) currently active suppliers of Parent and its Subsidiaries, whether of products, services, Intellectual Property Rights or otherwise, based on amounts paid or payable by Parent and its Subsidiaries for the twelve (12) month period ending on the date of the Parent Interim Financial Statements (each such supplier, a “Top Supplier”). Neither Parent nor any of its Subsidiaries have received written notice, nor does Parent have Knowledge, that any Top Supplier (i) intends to cancel, or otherwise materially and adversely modify its relationship with Parent and its Subsidiaries (whether related to payment, price or otherwise) on account of the Transactions or otherwise, or (ii) is threatened with bankruptcy or insolvency.

(c) Since January 1, 2021, Parent and its Subsidiaries have not experienced any (i) material failure of any of the Top Suppliers to timely manufacture, ship or deliver products, raw materials and goods, (ii) material reductions in customer demand, (iii) claim of force majeure by Parent or any of its Subsidiaries or a counterparty to any Parent Material Contract, or (iv) material default under a Parent Material Contract to which Parent or any of its Subsidiaries is a party, in each case, arising out of, resulting from or related to COVID-19 or COVID-19 Measures.

(d) Parent is not obligated to, and has indicated that it would (a) provide any recipient of any Parent Product or prototype (or any other Person) with any upgrade, improvement or enhancement of a Parent Product or prototype, except as a part of Parent’s standard maintenance and support program or (b) design or develop a new product, or a customized, improved or new version of a Parent Product, for any other Person. Each Parent Product sold, licensed, delivered, provided or otherwise Made Available by Parent conforms and complies in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Laws, except as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 2.37 Brokers. Except as described in the Parent Disclosure Schedule, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Parent who might be entitled to any fee or commission from the Parent in connection with the Transactions.

Section 2.38 Fairness Opinion. A true and complete copy of the Fairness Opinion, when executed and delivered in writing, will be included in the Parent Circular.

Section 2.39 Indebtedness. As of the date hereof, the Parent and its Subsidiaries have no material Indebtedness other than the Indebtedness reflected on the Parent Interim Financial Statements and such other Indebtedness incurred in the Ordinary Course.

Section 2.40 No “Collateral Benefit”. To the Knowledge of the Parent, no related party of the Parent (within the meaning of MI 61-101 Protection of Minority Security Holders in Special Transactions) together with its associated Entities, beneficially owns or exercises control or direction over 1% or more of the outstanding Parent Common Shares, except for related parties who will not receive a “collateral benefit” (within the meaning of such instrument) as a consequence of the Transactions.

Section 2.41 Vote Required. The affirmative vote of sixty-six and 2/3 percent (66 2/3%%) of the votes cast by the holders of Parent Common Shares present in person or by proxy at the Parent Meeting is the only vote of the holders of any class or series of the Parent’s capital stock necessary to adopt this Agreement and approve the Transactions.

Section 2.42 No Material Adverse Effect. Since January 1, 2021, there has not been any Parent Material Adverse Effect.

Section 2.43 Inventory. All inventory of Parent, whether or not reflected in on a Parent balance sheet, consists of a quality and quantity usable and salable in the Ordinary Course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by Parent free and clear of all Liens, and no inventory is held on a consignment basis.

Section 2.44 No Other Representations. The representations and warranties made by Parent in this Article 2 of this Agreement (as modified by the Parent Disclosure Schedule) are the exclusive representations and warranties made by Parent in connection with the Transactions. Parent hereby disclaims, on behalf of itself, its Affiliates and their respective Representatives, any other express or implied representations or warranties with respect to such matters, whether made by Parent, its Affiliates or any of their respective Representatives or any other Person. Notwithstanding the foregoing, this Section 2.44 shall not prejudice the rights and remedies of the Company in connection with an action pursued against the perpetrator of Fraud.

Section 2.45 Non-Reliance. Except for the specific representations and warranties set forth in Article 3 of this Agreement (as modified by the Company Disclosure Schedule) Parent specifically disclaims that it is relying upon or has relied upon any other representations or warranties that may have been made by the Company or any other Person, and acknowledges and agrees that the Company has specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by the Company or any other Person. Notwithstanding the foregoing, this Section 2.45 shall not prejudice the rights and remedies of Parent in connection with an action pursued against the perpetrator of Fraud.

Article 3
REPRESENTATIONS AND WARRANTIES OF COMPANY

Subject to any disclosure set forth in the disclosure schedule delivered by the Company to Parent on the date hereof concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company (and, solely with respect to Sections 3.3 and 3.8, Kerby and Monaco, substituting references in Section 3.3 to the Company for references to Kerby and Monaco, respectively) hereby represents and warrants to Parent that the statements in this Article 3 are true and correct as of the date hereof (except to the extent such representations and warranties expressly relate to an earlier date). The Company Disclosure Schedule has been arranged in separately numbered sections, subsections and subclauses that correspond to the specific sections, subsections or subclauses of each representation and warranty set forth in this Article 3; provided, however, the disclosure of any item in any section, subsection or subclause of the Company Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section, subsection or subclause of the Company Disclosure Schedule to which the relevance of such item is reasonably apparent without reading or knowing the underlying documents. References to an Acquired Entity in this Article 3 are deemed to include Subsidiaries of the Acquired Entity, where applicable in the context, and Company is deemed to make each of the representations and warranties with respect to itself to the extent any representations and warranties apply to Company’s actions in relation to assets or liabilities that were transferred to, or assumed by, NextTrip under the Separation Agreement.

Section 3.1 Organization and Standing. The Company is a corporation duly incorporated or organized, as applicable, validly existing and in good standing under the Laws of Nevada, and has all requisite power and authority to own, lease and operate its businesses, assets and properties and conduct its business as now owned and conducted. The Company is duly qualified, licensed or registered to carry on business and is in good standing in each jurisdiction in which the character of its businesses, assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities make such qualification, licensing or registration necessary, and has all Authorizations required to own, lease and operate its properties and assets and to conduct its business as now owned and conducted, except in each case as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.2 Corporate Authorization

(a) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance by the Company of its obligations under this Agreement have been duly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on behalf of the Company are necessary in order to authorize this Agreement or the consummation of the Transactions.

(b) As at the date of this Agreement, after receiving advice of outside legal and financial advisors, the Company Board has unanimously: (A) determined that the Transactions are in the best interests of the Company and its stockholders; and (B) authorized the entering into of this Agreement and the performance by the Company of its obligations under this Agreement, and no action has been taken to amend, or supersede such determinations, resolutions, or authorizations.

Section 3.3 Execution and Binding Obligation. This Agreement has been duly executed and delivered by the Company, and constitutes a legal, valid and binding agreement of the Company enforceable against it in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other Law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

Section 3.4 Governmental Approvals and Consents. The execution, delivery and performance by the Company of its obligations under this Agreement do not require any Authorization or other action by or in respect of, or filing with, or notification to any Person other than: (i) any actions or filings with the SEC or Nasdaq; and (ii) as disclosed in Section 3.4 of the Company Disclosure Schedule.

Section 3.5 Non-Contravention. The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the Transactions do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(a) contravene, conflict with, or result in any violation or breach of the Company’s or either Acquired Entity’s articles of organization, articles or certificate of incorporation, bylaws, operating agreement or other similar constating documents (as applicable);

(b) assuming compliance with the matters referred to in Section 3.4 above, contravene, conflict with or result in a violation or breach of any Law applicable to the Company or either Acquired Entity;

(c) except as disclosed in Section 3.5(c) of the Company Disclosure Schedule, allow any Person to exercise any rights, require any consent or notice under or other action by any Person, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or an Acquired Entity is entitled (including by triggering any rights of first refusal or first offer, change in control provisions or other restrictions or limitations) under any Acquired Entities Material Contract or any material Authorization to which the Company or an Acquired Entity is a party or by which the Company or an Acquired Entity is bound; or

(d) result in the creation or imposition of any Lien upon any of the properties or assets of the Company or either of the Acquired Entities;

with such exceptions, in the case of each of clauses (b), (c) and (d) as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6 Litigation. Except as disclosed in Section 3.6 of the Company Disclosure Schedule, as of the date of this Agreement, there are no Actions pending, or, to the Knowledge of the Company, threatened, against the Company or an Acquired Entity affecting any of their respective properties or assets that, if determined adverse to the interests of the Company or an Acquired Entity, (i) would have, or be reasonably expected to have a Company Material Adverse Effect; or (ii) would restrain, enjoin or otherwise prohibit or delay or otherwise adversely affect the consummation of the Transactions. There is no Order outstanding against or binding on the Company or an Acquired Entity which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 Company Broker’s Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or an Acquired Entity who might be entitled to any fee or commission from the Company or an Acquired Entity in connection with the Transactions.

Section 3.8 Title to Securities. Except as disclosed in Section 3.8 of the Company Disclosure Schedule, the Sellers are the sole record and beneficial owners, free and clear of any and all Liens, charges, restrictions or encumbrances thereon, of the Securities, and such Securities constitute all of the Securities beneficially owned or held of record by the Sellers, which include all of the outstanding NextTrip Interests and 1,839,209 shares of the outstanding Reinhart Interests. There are no options, warrants, rights, convertible securities or other agreements or commitments (written or oral) obligating the Sellers with respect to the Securities owned by the Sellers to transfer or sell, or cause the issuance, transfer or sale of, any such Securities.

Section 3.9 Capitalization

(a) The authorized capital of NextTrip consists of 1,300,000 units, of which 1,300,000 units are issued and outstanding and constitute the NextTrip Interests, 1,000,000 held by the Company and 150,000 held by each of Kerby and Monaco. All of the NextTrip Interests have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Sellers, free and clear of all Liens, except as disclosed in Section 3.9(a) of the Company Disclosure Schedule. Upon consummation of the Transactions, Parent shall own all of the Securities, free and clear of all Liens.

(b) The authorized capital of Reinhart consists of 3,606,292 registered shares of CHF 1 each, of which 3,606,292 shares are issued and outstanding, and 1,839,209 shares constitute the Reinhart Interests being sold and transferred under this Agreement. All of the Reinhart Interests being sold and transferred under this Agreement have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Company, free and clear of all Liens, except as disclosed in Section 3.9(b) of the Company Disclosure Schedule. Upon consummation of the Transactions, Parent shall own all of the Securities, free and clear of all Liens.

(c) All of the Securities were issued in compliance with applicable Laws. None of the Securities were issued in violation of any agreement, arrangement or commitment to which Company or the Acquired Entities is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(d) Except as disclosed in Section 3.9(d) of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character obligating Company or the Acquired Entities to issue or sell any shares of capital stock of, or any other interest in, the Acquired Entities. The Acquired Entities do not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Except as disclosed in Section 3.9(d) of the Company Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Securities.

Section 3.10 Subsidiaries.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Persons in which the Acquired Entities own or control, directly or indirectly, any equity or proprietary interest indicating (A) the name and jurisdiction of incorporation, organization or formation of such Person, and (B) the percentage owned directly or indirectly by the Acquired Entities.

(b) Each of the Acquired Entities is, directly or indirectly, the registered and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of its Subsidiaries free and clear of any Liens (other than Permitted Liens). All such shares of capital stock or other equity interests so owned by the Acquired Entities have been validly issued and are fully paid and non-assessable, as the case may be. Except for the shares or other equity interests owned by the Acquired Entities in any Subsidiary (as disclosed in Section 3.10(a) of the Company Disclosure Schedule), the Acquired Entities does not own, beneficially or of record, any equity interests of any kind in any other Person.

Section 3.11 Financial Statements. Except as disclosed in Section 3.11 of the Company Disclosure Schedule, the Acquired Entities’ financial statements (including any of the notes or schedules thereto, the auditor’s report thereon and the related management’s discussion and analysis) and the unaudited interim financial statements (including any of the notes or schedules thereto and related management’s discussion and analysis included in the Company Filings) included in the Company Filings (collectively, the “Company Financial Statements”) were prepared in accordance with GAAP and applicable Law, and fairly present in all material respects the consolidated statement of income, comprehensive income, financial position and cash flows of the Acquired Entities and their Subsidiaries as of their respective dates and for the respective periods covered by such financial statements (except as may be expressly indicated in the notes to such financial statements), subject to normal year-end adjustments and the absence of notes in the case of interim financial statements. The Company does not intend to correct or restate, nor, to the Knowledge of the Company is there any basis for any correction or restatement of, any aspect of any of the Acquired Entities’ financial statements included in the Company Filings (other than any corrections or restatements required as a result of changes in GAAP that have retroactive application). There are no, nor are there any commitments to become a party to, any off-balance sheet transaction, arrangement, obligation (including contingent obligations) or other similar relationships of the Acquired Entities or of any of their Subsidiaries with unconsolidated Entities or other Persons.

Section 3.12 Undisclosed Liabilities. As of the date of this Agreement, neither Acquired Entities nor any of its Subsidiaries has any Liability, Indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise (whether or not required to be reflected in financial statements prepared in accordance with GAAP), except (a) those which have been reflected in the Company Financial Statements, (b) those that are expressly disclosed on Section 3.12 of the Company Disclosure Schedule, (c) contractual and other Liabilities which have been incurred or have arisen in the Ordinary Course of business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, misappropriation, dilution or violation of Law), (d) those incurred solely as a result of any action expressly required to be taken pursuant to the terms of the Agreement, or (e) those, that to the Knowledge of Company, do not individually exceed US$20,000, or US$100,000 in the aggregate. Except as disclosed in Section 3.12 of the Company Disclosure Schedule, all reserves that are set forth in or reflected in the Company Financial Statements have been established in accordance with GAAP as consistently applied by the Acquired Entities for pre-Closing periods. None of the Acquired Entities or any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet Contract, arrangement or understanding (including any Contract, arrangement or understanding between the Acquired Entities or any of its Subsidiaries, on the one hand, and any unconsolidated Entity, including any structured finance, special purpose or limited purpose Entity or Person, on the other hand) or any other “off-balance sheet arrangements” (as defined in Regulation S-K 303(a)(4)(ii)).

Section 3.13 No Changes. Since June 30, 2021, other than the Transactions or as disclosed in the Company Filings, the business of the Acquired Entities and its Subsidiaries has been conducted in the Ordinary Course consistent with past practices in all material respects and there has not been any event, occurrence, development or state of circumstances or facts that has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Specifically, except as set forth on Section 3.13 of the Company Disclosure Schedule, neither Acquired Entity nor any of its Subsidiaries have taken any of the following actions:

(a) caused or permitted any modifications, amendments or changes to the Acquired Entities’ Constating Documents or the organizational documents of any of their Subsidiaries;

(b) split, combined or reclassified of any shares of its capital stock;

(c) issued, sold or otherwise disposed of any of its capital stock (other than in connection with the Transactions under this Agreement), or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(d) declared or paid any dividends or distributions on or in respect of any of its capital stock or redeemed, purchased or acquired any of its capital stock;

(e) formed, or entered into any commitment to form, a subsidiary, or acquired, or entered into any commitment to acquire, an interest in any corporation, association, joint venture, partnership or other business Entity or division thereof;

(f) made or agreed to make any capital expenditure or entered into any agreement obligating the Acquired Entities to make a capital expenditure exceeding US$20,000 individually or US$75,000 in the aggregate;

(g) entered into any agreement, contract or commitment for the sale, lease, license or transfer of any Acquired Entities IP or any agreement, contract or commitment or modification or amendment to any agreement with respect to Acquired Entities IP with any Person, except non-exclusive licenses or sublicenses granted in the Ordinary Course of business consistent with past practice;

(h) abandoned or allowed to lapse or failed to maintain in full force and effect any Registered IP, or failed to take or maintain reasonable measures to protect the confidentiality or value of any trade secrets included in Acquired Entities IP;

(i) acquired or agreed to acquire or disposed or agreed to dispose of any assets of Acquired Entities or any of its Subsidiaries or any business enterprise or division thereof outside the Ordinary Course of the business of Acquired Entities or any of their Subsidiaries, and consistent with past practice;

(j) except in the Ordinary Course, incurred any Indebtedness not paid off as of the date of this Agreement, issued or sold any debt securities, created a Lien (other than Permitted Liens) over any asset of Acquired Entities or any of its Subsidiaries or materially amended the terms of any outstanding loan agreement;

(k) suffered any material damage, destruction or loss (whether or not covered by insurance) to its tangible or intangible property;

(l) accelerated, terminated, materially modified or cancelled any material Contract to which Acquired Entities are a party or by which it is bound;

(m) made any loan to any Person (except for advances to employees for reasonable business travel and other business expenses in the Ordinary Course of business consistent with past practice), purchased debt securities of any Person or guaranteed any Indebtedness of any Person;

(n) paid, discharged, released, waived or satisfied any claims, rights or Liabilities, other than the payment, discharge or satisfaction in the Ordinary Course of business of Liabilities reflected on the Company Financial Statements or incurred in the Ordinary Course of business after the date of the most recent Company Financial Statements;

(o) adopted or changed accounting methods or practices (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) other than as required by GAAP;

(p) (A) made or changed any material election in respect of Taxes other than in the Ordinary Course of business consistent with past practice, (B) adopted or changed any accounting method in respect of Taxes, (C) entered into any closing agreement in respect of Taxes, (D) settled any claim or reassessment in respect of a material amount of Taxes in excess of those reflected in Tax Returns as filed, (E) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes, (F) made or requested any Tax ruling, (G) entered into any Tax sharing or similar agreement or arrangement, (other than any agreement or arrangement the primary subject matter of which is not Taxes), or (H) amended any income or other material Tax Return;

(q) increased, or agreed to increase, in excess of US$25,000 for any individual, the base cash compensation payable, to its officers, directors, senior Employees, independent contractors or consultants with annual base compensation in excess of US$100,000, or granted any change in control benefit, severance or termination pay to, or entered into any employment or severance agreement with, any of its current Employees, directors, independent contractors or consultants, other than in the Ordinary Course of business consistent with past practice or as required by Law;

(r) terminated any Employee whose annual salary exceeded US$150,000, other than in the Ordinary Course of business consistent with past practice or as required by Law or otherwise cause any such Employees to resign, in each case other than (x) in the Ordinary Course of business consistent with past practice or (y) for “cause” or poor performance;

(s) canceled, amended (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the Ordinary Course of business consistent with past practices) or failed to renew (on substantially similar terms) any insurance policy of Acquired Entities or any of their Subsidiaries;

(t) except as required by applicable Law and the Transactions contemplated herein, convened any regular or special meeting (or any adjournment or postponement thereof) of the Acquired Entities Shareholders; or

(u) taken, committed, or agreed in writing or otherwise to take, any of the actions described in the foregoing clauses of this Section 3.13.

Section 3.14 Material Contracts. Except as would not be reasonably expected to have, individually or in the aggregate, an Company Material Adverse Effect, (i) each Acquired Entities Material Contract is legal, valid, binding and in full force and effect and is enforceable by the Acquired Entities or a Subsidiary as applicable, in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other Law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction, (ii) none of the Acquired Entities or their Subsidiaries is in breach or default under any Acquired Entities Material Contract, nor does the Acquired Entities have Knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, (iii) none of the Acquired Entities nor any of their Subsidiaries knows of, or has received any notice (whether written or oral) of, any breach or default under any Acquired Entities Material Contract by any other party to a Acquired Entities Material Contract as of the date hereof, and (iv) none of the Acquired Entities or any of their Subsidiaries has received any notice (whether written or oral) of, any breach, default, cancelation, termination, or no renewal under any Acquired Entities Material Contract by any other party to any Acquired Entities Material Contract. Section 3.14 of the Company Disclosure Schedule sets out a complete and accurate list of all Acquired Entities Material Contracts as of the date hereof. True, current and complete copies of all Acquired Entities Material Contracts have been Made Available to the Parent and no such Acquired Entities Material Contract has been modified, rescinded or terminated, except as set out in Section 3.14 of the Company Disclosure Schedule, since the date such Acquired Entities Material Contract was Made Available to the Parent.

Section 3.15 Title to Assets; Real Property. The Acquired Entities and their Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, all material personal property owned or leased by them free and clear of any Liens (other than Permitted Liens, including those described in Section 3.15 of the Company Disclosure Schedule). Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, no part of the real property currently leased, subleased or licensed by or from an Acquired Entity or any of its Subsidiaries or otherwise used or occupied by an Acquired Entity or any of its Subsidiaries has been taken, condemned or expropriated by any Governmental Entity nor has any written notice or proceeding in respect thereof been given to the Acquired Entities or commenced.

Section 3.16 Condition and Sufficiency of Assets. Except where any such condition, state or lack of suitability has not, individually or in the aggregate, had or would not reasonably be expected to have a Company Material Adverse Effect, vehicles, computers, equipment and other tangible personal property of the Acquired Entities and their Subsidiaries are structurally sound, in good operating condition and repair having regard to their use and age and are adequate and suitable for the uses to which they are being put. None of such buildings, plants, structures, vehicles, equipment or other tangible personal property are in need of maintenance or repairs except for maintenance and repairs in the Ordinary Course. The tangible assets owned or leased by the Acquired Entities and their Subsidiaries are sufficient for the continued conduct of the business of the Acquired Entities after the Closing in substantially the same manner as conducted prior to the Closing.

Section 3.17 Intellectual Property.

(a) Disclosures. The Company Disclosure Schedule accurately identifies and describes:

(i) in Section 3.17(a)(i) of the Company Disclosure Schedule contains a correct, current, and complete list of all social media accounts used in the Acquired Entities’ business. To the Knowledge of the Company, the Acquired Entities have complied with all Platform Agreements relating to its use of any social media platforms, sites, or services that are owned by the Acquired Entities. There are no Actions, whether settled, pending, or, to the Knowledge of the Company, threatened, alleging any (A) breach or other violation of any Platform Agreement by the Acquired Entities; or (B) defamation, violation of publicity rights of any Person, or any other violation by the Acquired Entities in connection with its use of social media;

(ii) in Section 3.17(a)(ii) of the Company Disclosure Schedule, each current Acquired Entities Product (by name, version number, and other appropriate identifiers);

(iii) in Section 3.17(iii) of the Company Disclosure Schedule, (A) each item of Intellectual Property Rights that are owned by, Acquired Entities or any of their Subsidiaries that is Registered IP, (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration or serial number, (C) the status of each item of Registered IP, including any upcoming deadlines in the next 60 days and (D) for each domain name registration, the applicable domain name registrar, the expiration date for the registration, and name of the registrant; and

(iv) in Section 3.17(a)(iv) of the Company Disclosure Schedule, all unregistered trademarks owned or used by Acquired Entities or any of their Subsidiaries.

(b) Ownership Free and Clear. One of the Acquired Entities or one of their respective Subsidiaries exclusively owns all right, title and interest to and in Acquired Entities IP, free and clear of any Liens other than Permitted Liens, and has the right to use currently, and will continue to have the right to use after Closing, all Intellectual Property Rights and Intellectual Property required to conduct the business of the Acquired Entities as currently conducted. Without limiting the generality of the foregoing:

(i) all documents and instruments necessary under applicable Laws to perfect the rights of Acquired Entities and their Subsidiaries in Acquired Entities IP that is Registered IP have been validly executed, delivered and filed in a timely manner with the applicable Governmental Entity;

(ii) each Employee (current or former) who is or was involved in the authorship, invention, creation, conception or development of any Acquired Entities IP for or on behalf of Acquired Entities or any of their Subsidiaries has entered into a written agreement (A) assigning all such Intellectual Property and such Intellectual Property Rights to Acquired Entities and their Subsidiaries, and (B) containing confidentiality provisions protecting Acquired Entities IP;

(iii) to the Knowledge of the Company, all Acquired Entities IP created by Acquired Entities’ or their Subsidiaries’ founders or any contractor or third party for or on behalf of or in contemplation of Acquired Entities or their Subsidiaries (A) prior to the inception of the respective Acquired Entity or its Subsidiaries or (B) prior to their commencement of employment with the respective Acquired Entity or its Subsidiaries have been irrevocably assigned to one or more of the Acquired Entities;

(iv) except as set forth on Section 3.17(b)(iv) of the Company Disclosure Schedule, no Employee or former employer of any Employee has any claim, right or interest (including the right to obtain any claim, right or interest) to or in any Acquired Entities IP;

(v) to the Knowledge of Company, neither the Acquired Entities nor any of their respective Subsidiaries are utilizing any confidential information of any other Persons to which Employees were exposed prior to their employment by Acquired Entities or any of their Subsidiaries;

(vi) to the Knowledge of Company, no Employee is in breach of any Contract with any former or concurrent employer or other Person concerning Intellectual Property Rights, confidentiality or noncompetition;

(vii) no funding, facilities, resources or personnel of any Governmental Entity or any research or educational institution were used to develop or create any Acquired Entities IP;

(viii) the Acquired Entities and each of their respective Subsidiaries have taken all commercially reasonable steps to maintain the confidentiality of all material proprietary information held by the Acquired Entities or any of their Subsidiaries as a trade secret, including any confidential information provided to Acquired Entities or any of their Subsidiaries by any Person under an obligation of confidentiality, and no such proprietary information has been authorized to be disclosed or has actually been disclosed to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use of such proprietary information;

(ix) neither the Acquired Entities nor any of their Subsidiaries have made, directly or indirectly, any commitments, (including any membership commitments or other commitments that could require or obligate Acquired Entities or any of their Subsidiaries to grant or offer to any other Person any license or right to any Acquired Entities IP or otherwise impair or limit Acquired Entities or any of their Subsidiaries’ control of any Acquired Entities IP) to any standards-setting bodies, industry groups or other similar organizations with respect to Acquired Entities IP, and no patent or copyright included in Acquired Entities IP is subject to any commitment that would require the grant of any license or other right to any Person or otherwise limit Acquired Entities’ control of any Acquired Entities IP;

(x) all material Acquired Entities IP will be fully transferable and alienable by Acquired Entities or one or more of their Subsidiaries at the Closing without restriction, other than Permitted Liens, and without payment of any kind to any Person;

(xi) no Acquired Entities IP is subject to any Action that restricts in any manner the use, offer for sale, sale, license, practice and other exploitation thereof or that would reasonably be expected to have an adverse effect on the use, validity or enforceability thereof in the business or operations of Acquired Entities or any of their Subsidiaries; and

(xii) Acquired Entities their its Subsidiaries have the exclusive right to bring an Action against a third party for infringement, violation or misappropriation of Acquired Entities IP.

(c) Laws. To the Knowledge of the Company, none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) within Acquired Entities IP has been impaired. To the Knowledge of Company, all filings, payments and other actions required to be made or taken to maintain each item of Acquired Entities IP that is registered or is subject to a pending application, have been made by the applicable deadline. All Acquired Entities IP is currently in full force and effect. To the Knowledge of Company, there is no basis for a claim that any Acquired Entities IP (whether registered or unregistered) is invalid or, except for pending applications, unenforceable. No issuance or registration obtained and no application filed by Acquired Entities or any of their Subsidiaries in connection with Acquired Entities IP has been cancelled, abandoned, allowed to lapse or not renewed, except where either of the Acquired Entities or their Subsidiaries, as applicable, has in its reasonable business judgment decided to cancel, abandon, allow to lapse or not renew such issuance, registration, or application, and (ii) except as set forth on Section 3.17(c) of the Company Disclosure Schedule.

(d) Effects of the Transactions. Neither the execution, delivery or performance of this Agreement or any Related Agreement nor the consummation of the Transactions or any of the other Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on (except for any Permitted Liens), any Acquired Entities IP; (ii) the release, disclosure or delivery of any Acquired Entities IP by or to any escrow agent or other Person; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of Acquired Entities IP or any right of Acquired Entities or their Subsidiaries in Licensed IP; or (iv) payment of any royalties or other license fees with respect to Licensed IP in excess of those payable by Acquired Entities or any of their Subsidiaries in the absence of this Agreement or the Transactions.

(e) No Third-Party Infringement of Acquired Entities IP. To the Knowledge of Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Acquired Entities IP. Neither Acquired Entities nor any of their Subsidiaries have brought any Actions alleging (i) infringement, misappropriation or other violation of any Acquired Entities IP or (ii) breach of any license, sublicense or other agreement authorizing another party to use any Acquired Entities IP, and, to the Knowledge of Company, there do not exist any facts which could currently form the basis of any such Actions. To the Knowledge of Company, neither the Acquired Entities nor any of their Subsidiaries have entered into any agreement granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, Acquired Entities IP.

(f) Use of Licensed IP. Acquired Entities have written licenses or rights under compulsory licenses for all Licensed IP and such licenses are of sufficient scope to permit Acquired Entities and each of their Subsidiaries to conduct their business as currently conducted without infringing or violating the rights of the respective licensors of such Licensed IP. Neither Acquired Entities nor any of their Subsidiaries, or, to the Knowledge of Company, any other Person, is in breach of any Licensed IP Contract.

(g) Sufficiency of IP. Acquired Entities IP and the Licensed IP together constitute all of the Intellectual Property and Intellectual Property Rights used to operate the businesses of Acquired Entities and each of their Subsidiaries as currently conducted.

(h) No Infringement of Third-Party IP Rights. To the Knowledge of Company: (i) neither of the Acquired Entities nor any of their Subsidiaries is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Intellectual Property Right of any other Person, (ii) none of the Intellectual Property or the Intellectual Property Rights owned or licensed by Company or the Acquired Entities is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Intellectual Property Right of any other Person, and (iii) the conduct of the business of Acquired Entities and each of their Subsidiaries, as conducted by Acquired Entities and each of their Subsidiaries prior the Closing Date, does not infringe, misappropriate or otherwise violate any Intellectual Property Right of any other Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under any Law. Without limiting the generality of the foregoing: (I) to the Knowledge of Company, no Acquired Entities Product has ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person in any material respect; (II) no Action for infringement, misappropriation or similar claim or legal proceeding is pending or has been threatened against Acquired Entities or any of their Subsidiaries or, to the Knowledge of Company, against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by Acquired Entities or any of their Subsidiaries with respect to such claim or legal proceeding and (III) neither Acquired Entities nor any of their Subsidiaries have received any notice or other communication (A) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of any other Person, (B) inviting Acquired Entities or any of their Subsidiaries to license any Intellectual Property Right of any other Person or (C) claiming that any Acquired Entities Product or the operation of the business of Acquired Entities or any of their Subsidiaries constitutes unfair competition or trade practices under any Laws.

(i) Bugs. None of Acquired Entities Software: (i) that is owned by Acquired Entities or their Subsidiaries contains any material defect or vulnerability that has an adverse effect on the security of such Acquired Entities Software; or (ii) that is not owned by Acquired Entities or their Subsidiaries, to the Knowledge of Company, contains any defect or vulnerability that has a Company Material Adverse Effect for the security of such Acquired Entities Software. None of the Acquired Entities Software, to the Knowledge of Company, fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, security or performance of such Acquired Entities Software. Acquired Entities have Made Available a true, correct and complete list of all material bugs, defects and errors (the effect of which would render Acquired Entities Software inoperable or suffering significant reduction in functionality) known to Acquired Entities in the current version of such Acquired Entities Software. Without limiting the foregoing, there are no warranty, indemnification requests or other claims asserted against Acquired Entities or any of their Subsidiaries related to any Acquired Entities Software which remain unresolved as of the date hereof.

(j) No Harmful Code. None of Acquired Entities Software owned by Acquired Entities or their Subsidiaries or, to the Knowledge of Company, any other Acquired Entities Software, contains any Harmful Code.

(k) Acquired Entities IT Assets. All Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and other information technology equipment used in the operation of Acquired Entities’ and each of their Subsidiaries’ businesses (collectively, the “Acquired Entities IT Assets”) are in good working order, operate in a manner consistent with their documentation and specifications and are adequate for the operation of such businesses as presently conducted. Acquired Entities IT Assets have not materially malfunctioned or failed within the past three (3) years, and, to the Knowledge of Company, do not contain any Harmful Code or other Software routines or hardware components that (i) disrupt or adversely affect the functionality of any Acquired Entities IT Assets or other Software or systems, or (ii) enable or assist any Person to access without authorization any Acquired Entities IT Assets. Acquired Entities and each of their Subsidiaries have taken commercially reasonable steps to provide for the archival, back-up, recovery and restoration of Acquired Entities IT Assets.

(l) Security Measures. To the Knowledge of Company, Acquired Entities and each of their Subsidiaries have implemented commercially reasonable steps and procedures to protect the information technology systems used in connection with the operation of the business of Acquired Entities and each of their Subsidiaries from Harmful Code, and there is no Harmful Code in such systems. Acquired Entities and each of their Subsidiaries have implemented commercially reasonable disaster recovery and security measures, plans, procedures and facilities for the businesses of Acquired Entities and each of their Subsidiaries, and have taken reasonable administrative, technical and physical measures consistent with (or exceeding) industry standards and applicable Laws, to safeguard Acquired Entities Software, Private Data held by Acquired Entities or their Subsidiaries and Acquired Entities IT Assets from unauthorized access, disclosure or use by any Person. To the Knowledge of Company, there have been no unauthorized intrusions or breaches of the security of Acquired Entities IT Assets, Private Data held by Acquired Entitites or their Subsidiaries or Acquired Entities Software.

(m) No Spyware or Malware. None of Acquired Entities Software performs the following functions, without the knowledge and consent of the owner or authorized user of a computer system or device: (i) sends information of a user to any other Person without the user’s consent or collects Personal Data stored on the computer system or device; (ii) interferes with the owner’s or an authorized user’s control of the computer system or device; (iii) changes or interferes with settings, preferences or commands already installed or stored on the computer system or device without the knowledge of the owner or an authorized user of the computer system or device; (iv) changes or interferes with data that is stored, accessed or accessible on any computer system or device in a manner that obstructs, interrupts or interferes with lawful access to or use of that data by the owner or an authorized user of the computer system or device; (v) causes the computer system or device to communicate with another computer system or device; (vi) installs a computer program that may be activated by a Person other than the owner or an authorized user of the computer system or device; (vii) records a user’s actions without the user’s knowledge; or (viii) employs a user’s Internet connection without the user’s knowledge to gather or transmit information regarding the user or the user’s behavior.

(n) Use of Open Source Code. Neither Acquired Entities nor any of their Subsidiaries has used, modified, or distributed any Open Source Software in the conduct of their respective businesses.

(o) No License of Source Code. No source code for any Acquired Entities IP has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an Employee, including under any license for Open Source Software. Neither Acquired Entities nor any of its Subsidiaries have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Acquired Entities Software to any escrow agent or any other Person who is not, as of the date of this Agreement, an Employee of Acquired Entities or any of their Subsidiaries. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Acquired Entities Software to any other Person who is not, as of the date of this Agreement, an Employee of Acquired Entities or any of its Subsidiaries.

(p) Marketing Communications. To the extent required by Privacy Laws, recipients of any communications initiated by or for Acquired Entities or any of their Subsidiaries have consented to receive such communications, and, with respect to such communications, Acquired Entities and each of their Subsidiaries and all Persons performing for Acquired Entities and each of their Subsidiaries have at all times complied, in all material respects, with applicable Laws relating to marketing, promotion, email harvesting, and the transmission of unsolicited communications.

(q) Private Data. To the Knowledge of the Company, no breach or violation of any information security policy of Acquired Entities or their Subsidiaries has occurred in the past three (3) years, or is threatened, and to the Knowledge of Company, there has been no loss, damage or unauthorized or illegal use, disclosure, modification, possession, interception, or other processing of or access to, or other misuse of, any of material Private Data owned or used by Acquired Entities including any third party databases used to process Private Data for Acquired Entities.

(r) Privacy Policies and Privacy Laws. No privacy statement on any Acquired Entities Product or any Acquired Entities Site, or in any Acquired Entities Privacy Policy, has been misleading, deceptive or in material violation of any Privacy Law. In the past three (3) years Acquired Entities and their Subsidiaries have materially complied at all times with all: Acquired Entities Privacy Policies, all Privacy Laws and all filings, registrations and certifications made with respect to such Privacy Laws. The execution, delivery and performance of this Agreement and any Related Agreements and the consummation of the Transactions will comply with all Acquired Entities Privacy Policies and Privacy Laws. Neither Acquired Entities nor any of their Subsidiaries sell any Private Data as defined by Privacy Laws. Acquired Entities and each of their Subsidiaries have at all times taken commercially reasonable steps intended to ensure that all Private Data is protected against loss, destruction or damage and against unauthorized access, use, modification, disclosure or other misuse. In the past three (3) years, to the Knowledge of the Company, there is not and has not been any complaint to, or any audit, proceeding, or to the Knowledge of Company, any (i) investigation (formal or informal) or (ii) Action of or against Acquired Entities or any of their Subsidiaries by any private party, the Federal Trade Commission, any state attorney general or any other Governmental Entity, in each case, with respect to the collection, storage, hosting, use, disclosure, transmission, transfer, disposal, possession, interception, other Processing or security of any Private Data by Acquired Entities or any of their Subsidiaries. To the Knowledge of Company, there are no facts or circumstances that could constitute a reasonable basis for such an Action. There has been no Order or government or third-party settlement affecting the collection, storage, hosting, use, disclosure, transmission, transfer, disposal, possession, interception, other Processing or security of any Private Data by or for Acquired Entities or any of their Subsidiaries, or any third party service provider providing such services to Acquired Entities or any of their Subsidiaries. Acquired Entities and their Subsidiaries have solely utilized data provided to them by a third party in accordance with the Contract applicable to such data.

(s) Private Data Processing Agreements. To the Knowledge of Company, no statement on any Acquired Entities Product or any Acquired Entities Site, or in any Acquired Entities Privacy Policy, has been misleading, deceptive or in violation of any Privacy Law. Acquired Entities have Made Available a true, correct and complete copy of their standard form of Acquired Entities Private Data Processing Contract currently used by the respective Acquired Entities. The conduct and operation of Acquired Entities’ and their Subsidiaries’ businesses, including the operation of Acquired Entities Products and their distribution to and use by customers, is in material compliance with all applicable Privacy Laws. Where Acquired Entities or any of their Subsidiaries uses a third party to process Private Data, there is in existence a written Contract between Acquired Entities and each such third party that (i) materially complies with the requirements of all Privacy Laws, and (ii) requires such third party to materially comply with the requirements of all Privacy Laws and to take all reasonable steps to ensure that all Private Data in such third parties’ possession or control is protected against damage, loss, and unauthorized access, acquisition, use, modification, or disclosure thereof. To the Knowledge of Company, such third parties have not materially breached any such Contracts pertaining to Private Data processed by such Persons on behalf of Acquired Entities. Neither Acquired Entities nor any of their Subsidiaries has transferred or authorized the transfer of Private Data outside of the originating country, except where such transfers have complied with the requirements of Privacy Laws. Acquired Entities and each of their Subsidiaries are not currently involved in or the subject of any proceedings related to any Privacy Laws, and, to the Knowledge of Company, no such proceedings are threatened. Except as set out in Section 3.17(s) of the Company Disclosure Schedule: (A) neither Acquired Entities nor any of their Subsidiaries have made any agreement with any Governmental Entity regarding data protection, privacy or the collection, use, disclosure, sale or licensing of Private Data or otherwise relating to Privacy Laws; and (B) Acquired Entities and their Subsidiaries do not currently and have not in the past three (3) years, collected, stored or used any credit card information, credit scores, financial account information, social security numbers, health or medical information, any information regarding anyone under the age of thirteen (13) years, or any data designated as “sensitive” under any applicable Privacy Laws. No circumstance has arisen in which Privacy Laws would require Acquired Entities or any of their Subsidiaries to notify a Governmental Entity or any other Person of a data security breach, information security incident or violation of any data security policy.

Section 3.18 Security and Information Technology. Except as set out in Section 3.18 of the Company Disclosure Schedule, all information systems used by or on behalf of the Acquired Entities or their Subsidiaries, including hardware, Software, databases, firmware, telecommunications and related cabling, wiring and peripherals (collectively, “Acquired Entities IT Systems”) are: (A) in good working order and conditions, reasonable wear and tear excepted; (B) have been used and maintained in all material respects in accordance with their documentation, licenses, manufacturer requirements and applicable insurance policies; (C) fulfill the purposes for which they were acquired or developed in all material respects; (D) have security, back-ups and disaster recovery arrangements in place which are updated and tested regularly by duly accredited and independent third parties; and (E) have in place hardware and Software support, maintenance and trained personnel, that are sufficient in all material respects for the current and anticipated future needs of the Acquired Entities and their Subsidiaries. Except as set out in Section 3.18 of the Company Disclosure Schedule, the Acquired Entities and their Subsidiaries have in place data security and cybersecurity controls, including organizational, technological and physical security measures which are reasonable in relation to the sensitivity of the data collected and held by Acquired Entities and their Subsidiaries. In the past three (3) years, neither the Acquired Entities nor their Subsidiaries have experienced any material outages, including of any Acquired Entities IT Assets or any Acquired Entities IT Systems, or losses of data and has not experienced any material defects in design, workmanship or material with respect to the Acquired Entities IT Assets or any Acquired Entities IT Systems. Except as set out in Section 3.18 of the Company Disclosure Schedule, no part of the Acquired Entities IT Systems is inoperative or prone to material malfunctions or errors, the result of which is having or could reasonably be expected to have a Company Material Adverse Effect. Except as set out in Section 3.18 of the Company Disclosure Schedule, the Acquired Entities and their Subsidiaries have in place policies, practices and procedures to ensure the continuity of their normal day to day business operations in the Ordinary Course and consistent with past practice, in the event of any cyber incident in respect of the Acquired Entities IT Systems (such as ransomware or distribution denial of service attacks). Neither the Acquired Entities nor their Subsidiaries have been the subject of any internal or external audit which has identified any material deficiency with respect to data security and cybersecurity controls, including organizational, technological and physical security measures which has not been fully addressed and remediated.

Section 3.19 Compliance with Laws; No Notices. Since June 30, 2021, Acquired Entities and each of their Subsidiaries have complied in all material respect with all Laws and are not in violation, in any material respect, of any Law. Since June 30, 2021, neither the Acquired Entities nor any of their Subsidiaries have received any written notices of suspected, potential or actual violation with respect to, any Law. The representations and warranties set forth in this Section 3.19 do not apply to the representations or warranties as to compliance with Laws relating to any matter that is the subject of another representation or warranty under this Agreement, including, without limitation, Tax matters which are addressed in Section 3.29(a), Intellectual Property and data privacy matters which are addressed in Section 3.17, employee benefit plans which are addressed in Section 3.27, labor and employment matters which are addressed in Section 3.28(a), environmental matters which are addressed in Section 3.26, and regulatory matters which are addressed in Section 3.25(b).

Section 3.20 Inventory. All inventory of the Acquired Entity, whether or not reflected on a balance sheet, consists of a quality and quantity usable and salable in the Ordinary Course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the respetive Acquired Entity free and clear of all Liens, and no inventory is held on a consignment basis.

Section 3.21 Accounts Receivable. Except as disclosed in Section 3.21 of the Company Disclosure Schedule, the accounts receivable for the Acquired Entities reflected on the balance sheet included in the most current Company Financial Statements and the accounts receivable for the Acquired Entities arising after the date thereof (a) have arisen from bona fide transactions entered into by the Acquired Entity involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Acquired Entity not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on such balance sheet or, with respect to accounts receivable arising after the the date of such balance sheet, on the accounting records of the Acquired Entity, are expected to be collectible in full within 90 days after billing. The reserve for bad debts shown on the balance sheet included in the most current Company Financial Statements for the Acquired Entities or, with respect to accounts receivable arising after the the date of such balance sheet, on the accounting records of the Acquired Entity have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.22 Customers and Suppliers.

(a) Section 3.22(a) of the Company Disclosure Schedule contains a true and correct list of the top sixteen (16) currently active customers of Reinhart and its Subsidiaries in connection with such customers based on revenue for the twelve (12) month period ending on the date of the most current Company Financial Statements (each such customer, a “Acquired Entities Top Customer”). Neither Reinhart nor any of its Subsidiaries have received written notice, nor does Reinhart have knowledge, that any Acquired Entities Top Customer (i) intends to cancel, or otherwise materially and adversely modify its relationship with Acquired Entities or any of their Subsidiaries (whether related to payment, price or otherwise) on account of the Transactions or otherwise, or (ii) is threatened with bankruptcy or insolvency.

(b) Section 3.22(b) of the Company Disclosure Schedule contains a true and correct list of the top twenty (20) currently active suppliers of Acquired Entities and their Subsidiaries, whether of products, services, Intellectual Property Rights or otherwise, based on amounts paid or payable by Acquired Entities and their Subsidiaries for the twelve (12) month period ending on the date of the most recent Company Financial Statements (each such supplier, a “Acquired Entities Top Supplier”). Neither the Acquired Entities nor any of their Subsidiaries have received written notice, nor do Acquired Entities have knowledge, that any Acquired Entities Top Supplier (i) intends to cancel, or otherwise materially and adversely modify its relationship with Acquired Entities and their Subsidiaries (whether related to payment, price or otherwise) on account of the Transactions or otherwise, or (ii) is threatened with bankruptcy or insolvency.

(c) Since January 1, 2021, Acquired Entities and their Subsidiaries have not experienced any (i) material failure of any of the Top Suppliers to timely manufacture, ship or deliver products, raw materials and goods, (ii) material reductions in customer demand, (iii) claim of force majeure by Acquired Entities or any of their Subsidiaries or a counterparty to any Acquired Entities Material Contract, or (iv) material default under a Acquired Entities Material Contract to which Acquired Entities or any of their Subsidiaries is a party, in each case, arising out of, resulting from or related to COVID-19 or COVID-19 Measures, except as disclosed in Section 3.22(c) of the Company Disclosure Schedule.

(d) Except as disclosed in Section 3.22(d) of the Company Disclosure Schedule, the Acquired Entities are not obligated to, and have not indicated that they would (a) provide any recipient of any Acquired Entities Product or prototype (or any other Person) with any upgrade, improvement or enhancement of an Acquired Entities Product or prototype, except as a part of Acquired Entities’ standard maintenance and support program or (b) design or develop a new product, or a customized, improved or new version of a Acquired Entities Product, for any other Person. Each Acquired Entities Product sold, licensed, delivered, provided or otherwise Made Available by Acquired Entities conforms and complies in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Laws, except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.23 Insurance. Each Acquired Entity and its Subsidiaries is insured by reputable third-party insurers with reasonable and prudent policies appropriate for the size and nature of the business of the Acquired Entity and its Subsidiaries and their respective assets, consistent with industry practice. Each material insurance policy held by an Acquired Entity or any of its Subsidiaries is in full force and effect in accordance with its terms and no Acquired Entity or any of its Subsidiaries is in default under the terms of any such policy. To the Knowledge of the Company there is no material claim pending under any insurance policy of the Acquired Entity or its Subsidiaries that has been denied, rejected, questioned or disputed by any insurer, or as to which any insurer has refused to cover all or any material portion of such claims. To the Knowledge of the Company, all material proceedings covered by any insurance policy of an Acquired Entity or any of its Subsidiaries have been properly reported to and accepted by the applicable insurer.

Section 3.24 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.24(a) of the Company Disclosure Schedule, there are no Actions pending or, to Company’s Knowledge, threatened (a) against or by the Acquired Entities affecting any of its properties or assets (or by or against Company or any Affiliate thereof and relating to the Acquired Entities); or (b) against or by the Acquired Entities, Company or any Affiliate of Company that challenges or seeks to prevent, enjoin or otherwise delay the Transactions. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) Except as set forth in Section 3.24(b) of the Company Disclosure Schedule, there are no outstanding Orders of a Governmental Entity and no unsatisfied judgments, penalties or awards against or affecting the Acquired Entities or any of their properties or assets. The Acquired Entities are in compliance with the terms of each Orders of a Governmental Entity set forth in Section 3.24(b) of the Company Disclosure Schedule. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Orders of a Governmental Entity.

Section 3.25 Compliance With Laws; Permits.

(a) Since June 30, 2021, except as set forth in Section 3.25(a) of the Company Disclosure Schedule, each of the Acquired Entities has materially complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b) All permits required for the Acquired Entities to conduct their respective businesses have been obtained and are valid and in full force and effect. All fees and charges with respect to such permits as of the date hereof have been paid in full. Section 3.25(b) of the Company Disclosure Schedule lists all current permits issued to the Acquired Entities, including the names of the permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any permit set forth in Section 3.25(b) of the Company Disclosure Schedule.

Section 3.26 Environmental Matters. No written notice, Order, complaint or penalty has been received by the Acquired Entities or any of their Subsidiaries from any Governmental Entity that remains outstanding alleging that the Acquired Entities or any of their Subsidiaries are in violation of, or have any Liability under, any Environmental Law, and, to the Company’s Knowledge, (i) there are no Actions pending or threatened against the Acquired Entities or any of their Subsidiaries by any Governmental Entity which allege a violation of, or any under, any Environmental Laws, and (ii) the Acquired Entities and each of its Subsidiaries are in compliance with Environmental Laws in all material respects.

Section 3.27 Employee Benefit Matters.

(a) Section 3.27(a) of the Company Disclosure Schedule contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Acquired Entities for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Acquired Entities or any spouse or dependent of such individual, or under which the Acquired Entities or any of their ERISA Affiliates has or may have any Liability, or with respect to which Parent or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.27(a) of the Company Disclosure Schedule, each, a “Benefit Plan”). The Acquired Entities have separately identified in Section 3.27(a) (i) of the Company Disclosure Schedule (i) each Benefit Plan that contains a change in control provision and (ii) each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Acquired Entities primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”).

(b) With respect to each Benefit Plan, Company has Made Available to Parent accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the Transactions or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent non-discrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Entity relating to the Benefit Plan.

(c) Except as set forth in Section 3.27(c) of the Company Disclosure Schedule, each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in material compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Company’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. To the Company’s Knowledge, nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Acquired Entities or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

(d) No pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each, a “Single Employer Plan”) in which employees of the Acquired Entities or any ERISA Affiliate participate or have participated has an “accumulated funding deficiency”, whether or not waived, or is subject to a Lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan covering employees of the Acquired Entities which is a defined benefit plan has an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, less than 80%. Except as set forth in Section 3.27(d) of the Company Disclosure Schedule, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(e) Neither the Acquired Entities nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangements (MEWA).

(f) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan/except as set forth in Section 3.27(f) of the Company Disclosure Schedule, no such plan is a Multiemployer Plan, and (A) all contributions required to be paid by the Acquired Entities or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan; (B) neither the Acquired Entities nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (C) a complete withdrawal from all such Multiemployer Plans at the Closing would not result in any material liability to the Acquired Entities and no Multiemployer Plan is in critical, endangered or seriously endangered status or has suffered a mass withdrawal; (ii) except as set forth in Section 3.27(f) of the Company Disclosure Schedule, no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a Single Employer Plan subject to Title IV of ERISA; and (v) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived has occurred with respect to any such plan.

(g) Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Parent, the Acquired Entities or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Acquired Entities have no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the Transactions or otherwise.

(h) Except as set forth in Section 3.27(h) of the Company Disclosure Schedule and other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither the Acquired Entities nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(i) Except as set forth in Section 3.27(i) of the Company Disclosure Schedule, there is no pending or, to Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Entity or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

(j) There has been no amendment to, announcement by Company, the Acquired Entities or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would materially increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. None of Company, the Acquired Entities, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(k) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Acquired Entities do not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(l) Except as set forth in Section 3.27(l) of the Company Disclosure Schedule, neither the execution of this Agreement nor any of the Transactions will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Acquired Entities to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Acquired Entities to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Company has Made Available to Parent true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the Transactions.

Defined terms:

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA

Section 3.28 Employment Matters.

(a) The Acquired Entities and their Subsidiaries are in material compliance with all terms and conditions of employment, employment agreements and all Laws respecting employment, including, without limitation, pay equity, wages, hours of work, overtime, vacation, human rights, Tax and work safety and health, and there are no outstanding claims, complaints, investigations or Orders in relation to any such Laws.

(b) All amounts due or accrued due for all salary, wages, bonuses, commissions, vacation with pay, sick days and benefits under Employee Plans and other similar accruals have either been paid or are accurately reflected in all material respects in the Books and Records of the Acquired Entities and their Subsidiaries.

(c) The Acquired Entities and their Subsidiaries have not and are not engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the Knowledge of the Company, threatened against the Acquired Entities or any of their Subsidiaries.

(d) Section 3.28(d) of the Company Disclosure Schedule sets forth a true and complete list of all material Acquired Entities Employee related claims, complaints, investigations or Orders under any such Law now pending or, to the Knowledge of Company, threatened against the Acquired Entities and its Subsidiaries by or before any Governmental Entity as of the date hereof.

(e) Except as set forth in Section 3.28(e) of the Company Disclosure Schedule, no Acquired Entities Employee has any agreement as to length of notice or severance payment required to terminate his or her employment which would entitle such Acquired Entities Employee to an amount exceeding US$50,000 or which are not terminable on the giving of reasonable notice (or, in any case, more than 6 months’ notice) in accordance with applicable Law.

(f) Except as set forth in Section 3.28(f) of the Company Disclosure Schedule, there are no change of control payments, golden parachutes, severance payments, retention payments, Contracts or other agreements with current or former Acquired Entities Employees, or current or former directors or independent contractors of the Acquired Entities or any of its Subsidiaries, providing for cash or other compensation or benefits which would be triggered upon the consummation of, or relating to, the Transactions, including a change of control of the Acquired Entities or of any of its Subsidiaries.

(g) There are no material outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety, workers compensation or insurance legislation and none of the Acquired Entities nor any of their Subsidiaries has been reassessed in any material respect under such legislation during the past three years and, to the Knowledge of the Company, no audit of the Acquired Entities or any of their Subsidiaries is currently being performed pursuant to any applicable workplace safety, workers compensation or insurance legislation.

(h) No Orders or WSHL have been provided to the Acquired Entities or any of their Subsidiaries in the past three years. To the Knowledge of the Company, there are no material charges pending under WSHL. The Acquired Entities and their Subsidiaries have complied in all material respects with any Orders issued under WSHL and to the knowledge of the Company there are no appeals of any Orders under WSHL currently outstanding.

Section 3.29 Taxes. Except as set forth in Section 3.29 of the Company Disclosure Schedule:

(a) The Acquired Entities and each of their Subsidiaries has duly and timely filed all material Tax Returns required to be filed by them prior to the date hereof and all such material Tax Returns are complete and correct in all material respects.

(b) The Acquired Entities and each of their Subsidiaries have paid all material Taxes which are due and payable, all material assessments and reassessments, and all other material Taxes due and payable by them on or before the date hereof, other than those which are being or have been contested in good faith and in respect of which reserves have been provided in the most recently published consolidated financial statements of the Company. The Acquired Entities and each of their Subsidiaries have provided adequate accruals in accordance with GAAP in the most recently published consolidated financial statements of the Company for any Taxes of the Acquired Entities and each of its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns. Since such publication date, no material Liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the Ordinary Course of business.

(c) No deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted in writing and remain outstanding with respect to Taxes of the Acquired Entities or any of their Subsidiaries, and neither the Acquired Entities nor any of their Subsidiaries is a party to any material action or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the Knowledge of the Company, threatened in writing against the Acquired Entities or any of their Subsidiaries or any of their respective assets.

(d) No written claim has been made by any Governmental Entity and remains outstanding in a jurisdiction where the Acquired Entities or their Subsidiaries do not file Tax Returns that the Acquired Entities or any of their Subsidiaries is or may be subject to Tax by that jurisdiction.

(e) There are no Liens (other than Permitted Liens) with respect to Taxes upon any of the assets of the Acquired Entities or any of their Subsidiaries.

(f) The Acquired Entities and each of their Subsidiaries has deducted, withheld, charged or collected all material amounts required to be withheld or collected by it on account of Taxes and have remitted all such amounts to the appropriate Governmental Entity when required by Law to do so or has cured any related deficiencies prior to the date hereof.

(g) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of Taxes due from the Acquired Entities or any of their Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(h) Neither the Acquired Entities nor any of their Subsidiaries has ever directly or indirectly transferred any property to or supplied any services to or acquired any property or services from a Person with whom it was not dealing at arm’s length for consideration other than consideration equal to the fair market value of the property or services at the time of the transfer, supply or acquisition of the property or services.

(i) The material Tax attributes of the assets of the Acquired Entities and each of their Subsidiaries are accurately reflected in the Tax Returns of the Acquired Entities and of each of their Subsidiaries, as applicable, and have not adversely changed since the date of such Tax Returns, except to the extent that such attributes have been used in the Ordinary Course or as a result of completion of any Transaction.

(j) The Acquired Entities and each of their Subsidiaries has complied in all material respects with all applicable transfer pricing provisions of the Laws relating to Taxes.

(k) There is no taxable income of the Acquired Entities or any of their Subsidiaries that will be required, under applicable Law to be reported by the Acquired Entities or any of the Subsidiaries for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income arising prior to) the Closing.

Section 3.30 Books and Records

(a) All the Acquired Entities’ and their Subsidiaries’ accounting and financial Books and Records (i) except as disclosed in Section 3.30(a)(i) of the Company Disclosure Schedule, have been maintained in all material respects in accordance with GAAP, (ii) accurately and fairly reflect, in all material respects, all the material transactions, acquisitions and dispositions of the Acquired Entities and their Subsidiaries, and (iii) accurately and fairly reflect the basis of the Acquired Entities’ financial statements. True, correct and complete copies of all the Acquired Entities’ and their Subsidiaries’ accounting and financial Books and Records requested in writing by the Parent have been provided in the Data Room.

(b) The stock record books of the Acquired Entities, all of which have been Made Available to Parent, are complete and correct and have been maintained in accordance with sound business practices. The Acquired Entities and their Subsidiaries do not maintain formal minute books.

Section 3.31 U.S. Securities Law Matters.

(a) Restricted Securities. The Sellers acknowledge that the Closing Share Consideration to be issued pursuant to the terms and conditions set forth in this Agreement will have such hold periods as are required under Applicable Securities Laws, and, as a result, may not be sold, transferred or otherwise disposed of, except pursuant to an effective registration statement or prospectus, or pursuant to an exemption from, or in a transaction not subject to, the registration or prospectus requirements of Applicable Securities Laws, and in each case only in accordance with all Applicable Securities Laws.

(b) Exemptions. The Sellers acknowledge that the Parent has advised the Sellers that the Parent is issuing the Closing Share Consideration to each Seller under exemptions from the registration and prospectus requirements of Applicable Securities Laws and, as a consequence, certain protections, rights and remedies provided by Applicable Securities Laws, including statutory rights of rescission or damages, will not be available to the Sellers. To evidence each Seller’s eligibility for such exemptions, each of the Sellers agrees to deliver a fully completed and executed Certificate of U.S. Accredited Investor in the form attached hereto as Schedule C (the “U.S. Certificate”) to the Parent.

Section 3.32 Separation Agreement. For greater certainty, the representations and warranties made by the Company in this Article 3 of this Agreement (as modified by the Company Disclosure Schedule) are true notwithstanding the effect of any of the transactions and actions contemplated in the Separation Agreement and are not modified or qualified in respect thereof except as expressly stated in the Company Disclosure Schedule.

Section 3.33 No Other Representations. The representations and warranties made by the Company in this Article 3 of this Agreement (as modified by the Company Disclosure Schedule) are the exclusive representations and warranties made by the Company in connection with the Transactions. The Company hereby disclaims, on behalf itself, the Acquired Entities, and their respective Affiliates and representatives, any other express or implied representations or warranties with respect to such matters, whether made by the Company, the Acquired Entities, or their respective Affiliates or representatives or any other Person. Notwithstanding the foregoing, this Section 3.33 shall not prejudice the rights and remedies of Parent in connection with an action pursued against the perpetrator of Fraud.

Section 3.34 Non-Reliance. Except for the specific representations and warranties set forth in Article 2 of this Agreement (as modified by the Parent Disclosure Schedule) the Company specifically disclaims that it is relying upon or has relied upon any other representations or warranties that may have been made by Parent or any other Person, and acknowledges and agrees that Parent has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by Parent, or any other Person. Notwithstanding the foregoing, this Section 3.32 shall not prejudice the rights and remedies of the Company in connection with an action pursued against the perpetrator of Fraud.

Article 4
ADDITIONAL AGREEMENTS

Section 4.1 General; Approvals and Notice.

(a) Each of the Parties will use its commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the Transactions contemplated by this Agreement, including that prior to the Closing:

(i) Parent shall use commercially reasonable efforts to obtain the third-party consents required in connection with the Transactions set forth under Section 2.4 of the Parent Disclosure Schedule and shall have obtained the consents from customers for the assignment in connection with the Transactions of those certain agreements set forth under Section 2.5(c) of the Parent Disclosure Schedule; and

(ii) The Company shall use commercially reasonable efforts to obtain the third-party consents required in connection with the Transactions set forth under Section 3.4 of the Company Disclosure Schedule and shall have obtained the consents from customers for the assignment in connection with the Transactions of those certain agreements set forth under Section 3.5(c) of the Company Disclosure Schedule; and

Section 4.2 Transaction Expenses. In the event the Closing does not occur, each Party shall be responsible for its own Transaction Expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the Related Agreements. In the event the Closing occurs, Parent shall issue Parent Common Shares to Seastar Ventures Inc. and CRM Global Capital, Inc. as payment of any fees owing them, at the Parent Common Share Value. For the avoidance of doubt, such shares are not included in the Closing Share Consideration.

Section 4.3 Access to Information; Notices of Certain Events; Supplement to Parent Disclosure Schedule.Access to Information.

(i) During the Pre-Closing Period, Parent shall (i) afford the Company and its designated Representatives reasonable access and the right to inspect all of the real property, properties, assets, premises, Books and Records, Contracts and other documents and data (including Tax Returns, internal working papers, client files, client Contracts and director service agreements) related to Parent, in each case, during normal business hours upon reasonable notice; (ii) upon the Company’s request, furnish the Company and its designated Representatives with such financial, operating and other data and information related to such party as the Company or any of its Representatives may reasonably request; and (iii) instruct Parent’s Representatives to reasonably cooperate with the Company in its investigation provided herein. Any investigation pursuant to this Section 4.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Parent. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Parent to disclose (a) information (i) subject to attorney-client privilege, (ii) in conflict with any confidentiality obligations to which Parent is bound, or (iii) related to the analysis of the Transactions by Parent, and (b) prohibited to be shared by Law until such time as such documents are not prohibited to be shared. The Company will treat such information as Confidential Information under the Non-Disclosure Agreement.

(ii) During the Pre-Closing Period, the Company shall (i) afford Parent and its designated Representatives reasonable access and the right to inspect all of the real property, properties, assets, premises, Books and Records, Contracts and other documents and data (including Tax Returns, internal working papers, client files, client Contracts and director service agreements) in the Company’s possession related to NextTrip and Reinhart, in each case, during normal business hours upon reasonable notice; (ii) upon Parent’s request, furnish Parent and its designated Representatives with such financial, operating and other data and information related to NextTrip and Reinhart in the Company’s possession as Parent or any of its Representatives may reasonably request; and (iii) instruct the Company’s Representatives to reasonably cooperate with Parent in its investigation provided herein. Any investigation pursuant to this Section 4.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require the Company to disclose (a) information (i) subject to attorney-client privilege, (ii) in conflict with any confidentiality obligations to which the Company is bound, or (iv) related to the analysis of the Transactions by the Company, and (c) prohibited to be shared by Law until such time as such documents are not prohibited to be shared. Parent will treat such information as Confidential Information under the Non-Disclosure Agreement.

(b) Notices of Certain Events. During the Pre-Closing Period, Parent and the Company shall each notify the other promptly of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (ii) any notice or other communication from any Governmental Entity in connection with the Transactions; (iii) any legal proceedings commenced or, to the Knowledge of Parent or the Company, threatened against, relating to or involving or otherwise affecting Parent or the Company, respectively, that relate to the Transactions; and (iv) any event, change, or effect between the date of this Agreement and the Closing Date which causes or is reasonably likely to cause the failure of the conditions to the other Parties’ obligations under this Agreement set forth in Article 5 to be satisfied. For the avoidance of doubt, the delivery of any notice pursuant to this Section 4.3(b) will not (i) cure any breach of, or non-compliance with, any other provision of this Agreement, (ii) limit the remedies available to the notified Party, or (iii) constitute an acknowledgment or admission of breach of this Agreement.

Section 4.4 [Reserved].

Section 4.5 Closing Parent Board. Parent shall take all such action as may be necessary or appropriate such that immediately following the Closing, the Parent Board shall be constituted of seven (7) directors, five (5) individuals of which as have been designated by the Company and two (2) individuals of which have been designated by Parent (the “Parent Board Re-Constitution”).

Section 4.6 Record Retention. From and after the Closing Date, Parent will retain all of the Books and Records of NextTrip and Reinhart, in compliance with Parent’s record retention policies (which shall be in place on or before the Closing Date), which would be reasonably be expected to be relevant to any legal, regulatory or Tax audit, investigation, inquiry or requirement of the Company and will not destroy or dispose of any such books or records without the prior written consent of the Company (which will not be unreasonably withheld). Parent will, at reasonable times upon reasonable notice, afford the Company and its Representatives reasonable access (including the right to make, at Company’s expense, photocopies), during normal business hours, to such Books and Records in Parent’s possession as the Company may reasonably request.

Section 4.7 Conduct of Parent Business Prior to the Closing.

(a) The Parent covenants and agrees that, during the period from the date of this Agreement until the earlier of the Closing and the time that this Agreement is terminated in accordance with its terms, except: (i) with the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned; (ii) as required or contemplated by this Agreement or as expressly set out in Schedule 4.7; or (iii) as required by Law; the Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the Ordinary Course and in accordance with Laws, and the Parent shall, in good faith, use commercially reasonable efforts to maintain and preserve its and its Subsidiaries’ business organization, assets, properties, employees, goodwill and business relationships with customers, suppliers, partners and other Persons with which the Parent or any of its Subsidiaries has material business relations.

(b) Without limiting the generality of Section 4.7(a) Parent covenants and agrees that, during the period from the date of this Agreement until the earlier of the Closing and the time that this Agreement is terminated in accordance with its terms, except: (i) with the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned; (ii) as required or contemplated by this Agreement; (iii) as required by Law; or (iv) as expressly set out in the Parent Disclosure Schedule, Parent will in good faith ensure that it shall not, and shall not permit or cause, as applicable, any of its Subsidiaries to, directly or indirectly:

(i) other than the Amendment to Articles, amend its articles of incorporation, incorporation agreement, articles of amalgamation, by-laws or, in the case of any Subsidiary that is not a corporation, its similar organizational documents;

(ii) split, combine or reclassify any shares or declare, set aside or pay any dividend or other distribution or make any payment (whether in cash, stock or property or any combination thereof), in respect of the Parent Shares owned by any Person or the securities of any Subsidiary;

(iii) reduce the stated capital of the Parent or any of its Subsidiaries;

(iv) redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares or other such type of security issued by the Parent or of any of its Subsidiaries;

(v) issue, grant, deliver, sell, pledge or otherwise encumber, or authorize the issuance, grant, delivery, sale, pledge or other encumbrance of, any shares of capital stock, or any other type of equity security, or any options, warrants or similar rights exercisable or exchangeable for or convertible into such shares of capital stock, or any other type of equity security issued by the Parent or any of its Subsidiaries; except for (A) the issuance of Parent Shares issuable upon the exercise in accordance with their terms of outstanding Parent Convertible Notes that are disclosed in the Parent Disclosure Schedule, or (B) Ordinary Course transactions between two or more Persons each of whom is a wholly-owned Subsidiary of the Parent, or between the Parent and one or more Persons each of whom is a wholly-owned Subsidiary of the Parent provided no such transaction would individually, or in the aggregate, be material to the Parent or any of its Subsidiaries;

(vi) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, any assets, securities, properties, partnerships or other business organizations, interests or businesses having a cost in excess of US$600,000 for all such transactions, other than Ordinary Course acquisition of inventory;

(vii) enter into, or resolve to enter into, any agreement that has the effect of creating a joint venture, partnership, shareholders’ agreement or similar relationship between the Parent or any of its Subsidiaries and another Person;

(viii) make any capital expenditure or commitment which individually or in the aggregate exceeds US$600,000 above forecasted capital expenditures disclosed in Schedule 4.7(b)(viii);

(ix) reorganize, amalgamate or merge the Parent or, any Subsidiary of the Parent or otherwise or enter into any agreement, understanding or arrangement with respect to the sale of voting or equity interests of the Parent or any of its Subsidiaries;

(x) adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Parent or any of its Subsidiaries;

(xi) enter into any new line of business or enter into any Contract that materially restricts the Parent or its Subsidiaries or Affiliates from engaging or competing in any line of business or in any geographic area, or which would so materially restrict the Company following the Closing;

(xii) terminate, renew, suspend, abrogate, amend or modify in any material respect any Authorization other than in the Ordinary Course;

(xiii) make any material Tax election, settle or compromise any material Tax claim, assessment, reassessment or liability, file any material amended Tax Return, enter into any material agreement with a Governmental Entity with respect to Taxes, surrender any right to claim a material Tax abatement, reduction, deduction, exemption, credit or refund, consent to the extension or waiver of the limitation period applicable to any material Tax matter or amend or materially change any of its methods of reporting income, deductions or accounting for income Tax purposes except as may be required by Law;

(xiv) make any loan or advance or capital contribution to, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any Person either by purchase of stock or securities, contributions to capital, property transfer, purchase of any property or assets of any Person or otherwise, other than (A) Ordinary Course transactions that are not material (either individually or in the aggregate) to the Parent or its Subsidiaries, or (B) transactions that are between two or more Persons each of whom is a wholly-owned Subsidiary of the Parent, or between the Parent and one or more Persons each of whom is a wholly-owned Subsidiary of the Parent;

(xv) change the Parent’s methods of accounting or accounting principles or practices, except as required by concurrent changes in IFRS, or pursuant to written instructions, comments or Orders of a Securities Authority;

(xvi) enter into any union recognition agreement, collective bargaining agreement or similar agreement with any trade union or representative body, except for national collective bargaining agreements prescribed by Law;

(xvii) except to the extent covered by an insurance policy of the Parent or any of its Subsidiaries, commence, waive, release, assign, settle or compromise any Actions in excess of an amount of US$150,000 individually or US$250,000 in the aggregate or which could reasonably be expected to have a Parent Material Adverse Effect;

(xviii) other than as set forth in Schedule 4.7(b)(xviii), enter into an agreement that could result in the payment by the Parent or any of its Subsidiaries of a finder’s fee, success fee or other similar fee in connection with the Transactions;

(xix) waive, release, abandon, let lapse, grant or transfer any material right under, or amend, modify or change in any material respect, any existing material license or right to use the Intellectual Property of a third party;

(xx) grant or commit to grant a license or otherwise transfer any Owned Intellectual Property or right in or in respect thereto except for licenses entered into in the Ordinary Course, or as required pursuant to a Contract in force as of the date hereof;

(xxi) fund any pension deficit, except as required by Law or by the terms of any existing Employee Plan; or

(xxii) authorize, agree, resolve, announce an intention or otherwise make any commitment to do any of the foregoing.

(c) The Parent covenants and agrees that until the earlier of the Closing Date and the termination of this Agreement in accordance with Article 8, each of the Parent and its Subsidiaries will (i) duly and timely file with the appropriate Governmental Entity all material Tax Returns required to be filed by it, which shall be correct and complete in all material respects, (ii) pay, withhold, collect and remit to the appropriate Governmental Entity in a timely fashion all material Taxes required to be so paid, withheld, collected or remitted, consistent with past practice, and (iii) properly reserve (and reflect such reserves in its Books and Records and financial statements) in accordance with past practice and in the Ordinary Course, for all material Taxes accruing which are not due or payable prior to the Closing Date, which reserves shall, for greater certainty, be made in accordance with IFRS.

(d) The Parent shall keep the Company informed of any material events, discussions, notices or changes with respect to any Tax investigation, notice or inquiry or any other investigation notice or inquiry by a Governmental Entity or action involving the Parent or any of its Subsidiaries (other than ordinary course communications which could not reasonably be expected to be material to the Parent). The Parent will consider in good faith any reasonable requests by the Company that the Parent or its Subsidiaries take any action regarding Tax filing matters, including the filing of notices of appeal and other actions in respect of notices of assessment from the Canada Revenue Agency.

Section 4.8 Conduct of Acquired Entities’ Business Prior to the Closing.

(a) The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Closing and the time that this Agreement is terminated in accordance with its terms, except: (i) with the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned; (ii) as required or contemplated by this Agreement or as expressly set out in Schedule 4.8; or (iii) as required by Law; the Company shall use commercially reasonable efforts to cause the Acquired Entities to conduct their business in the Ordinary Course and in accordance with Laws, and the Company shall, in good faith, use commercially reasonable efforts to cause the Acquired Entities to maintain and preserve their and their Subsidiaries’ business organization, assets, properties, employees, goodwill and business relationships with customers, suppliers, partners and other Persons with which the Acquired Entity or any of its Subsidiaries has material business relations.

(b) Without limiting the generality of Section 4.8(a) the Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Closing and the time that this Agreement is terminated in accordance with its terms, except: (i) with the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned; (ii) as required or contemplated by this Agreement; (iii) as required by Law; or (iv) as expressly set out in the Company Disclosure Schedule, the Company will in good faith use commercially reasonable efforts to ensure that the Acquired Entities and their Subsidiaries shall not, directly or indirectly:

(i) amend their articles of incorporation, incorporation agreement, articles of amalgamation, by-laws or, in the case of any Acquired Entity or Subsidiary that is not a corporation, its similar organizational documents;

(ii) split, combine or reclassify any shares or declare, set aside or pay any dividend or other distribution or make any payment (whether in cash, stock or property or any combination thereof), in respect of the Securities or the securities of any Subsidiary;

(iii) reduce the stated capital of the Acquired Entity or any of its Subsidiaries;

(iv) redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of the Securities or shares or other such type of security issued by the Acquired Entities or of any of their Subsidiaries;

(v) issue, grant, deliver, sell, pledge or otherwise encumber, or authorize the issuance, grant, delivery, sale, pledge or other encumbrance of, any shares of capital stock, or any other type of equity security, or any options, warrants or similar rights exercisable or exchangeable for or convertible into such shares of capital stock, or any other type of equity security issued by the Acquired Entity or any of its Subsidiaries; except for (A) the issuance of equity securities issuable upon the exercise in accordance with their terms of outstanding convertible securities, or (B) Ordinary Course transactions among or between the Acquired Entities or Persons each of whom is a wholly-owned Subsidiary of an Acquired Entity provided no such transaction would individually, or in the aggregate, be material to the Acquired Entity or any of its Subsidiaries;

(vi) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, any assets, securities, properties, partnerships or other business organizations, interests or businesses having a cost in excess of US$600,000 for all such transactions, other than Ordinary Course acquisition of inventory;

(vii) enter into, or resolve to enter into, any agreement that has the effect of creating a joint venture, partnership, shareholders’ agreement or similar relationship between the Acquired Entity or any of its Subsidiaries and another Person;

(viii) make any capital expenditure or commitment which individually or in the aggregate exceeds US$600,000 above forecasted capital expenditures disclosed in Schedule 4.8(b)(viii);

(ix) reorganize, amalgamate or merge an Acquired Entity or, any Subsidiary of the Acquired Entity or otherwise or enter into any agreement, understanding or arrangement with respect to the sale of voting or equity interests of an Acquired Entity or any of its Subsidiaries;

(x) adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Acquired Entity or any of its Subsidiaries;

(xi) enter into any new line of business or enter into any Contract that materially restricts the Acquired Entity or its Subsidiaries or Affiliates from engaging or competing in any line of business or in any geographic area, or which would so materially restrict the Acquired Entity following the Closing;

(xii) terminate, renew, suspend, abrogate, amend or modify in any material respect any Authorization other than in the Ordinary Course;

(xiii) make any material Tax election, settle or compromise any material Tax claim, assessment, reassessment or liability, file any material amended Tax Return, enter into any material agreement with a Governmental Entity with respect to Taxes, surrender any right to claim a material Tax abatement, reduction, deduction, exemption, credit or refund, consent to the extension or waiver of the limitation period applicable to any material Tax matter or amend or materially change any of its methods of reporting income, deductions or accounting for income Tax purposes except as may be required by Law;

(xiv) make any loan or advance or capital contribution to, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any Person either by purchase of stock or securities, contributions to capital, property transfer, purchase of any property or assets of any Person or otherwise, other than (A) Ordinary Course transactions that are not material (either individually or in the aggregate) to the Acquired Entity or its Subsidiaries, or (B) transactions among or between the Acquired Entities or Persons each of whom is a wholly-owned Subsidiary of an Acquired Entity;

(xv) change the Acquired Entity’s methods of accounting or accounting principles or practices, except as required by concurrent changes in Relevant Accounting Standards, or pursuant to written instructions, comments or Orders of a U.S. securities authority;

(xvi) enter into any union recognition agreement, collective bargaining agreement or similar agreement with any trade union or representative body, except for national collective bargaining agreements prescribed by Law;

(xvii) except to the extent covered by an insurance policy of the Acquired Entity or any of its Subsidiaries, commence, waive, release, assign, settle or compromise any Actions in excess of an amount of US$150,000 individually or US$250,000 in the aggregate or which could reasonably be expected to have a material adverse effect on the Acquired Entity and its Subsidiaries, taken as a whole;

(xviii) other than as set forth in Schedule 4.8(b)(xviii), enter into an agreement that could result in the payment by the Acquired Entity or any of its Subsidiaries of a finder’s fee, success fee or other similar fee in connection with the Transactions;

(xix) waive, release, abandon, let lapse, grant or transfer any material right under, or amend, modify or change in any material respect, any existing material license or right to use the Intellectual Property of a third party;

(xx) grant or commit to grant a license or otherwise transfer any material Intellectual Property or right in or in respect thereto owned by the Acquired Entity except for licenses entered into in the Ordinary Course, or as required pursuant to a Contract in force as of the date hereof;

(xxi) fund any pension deficit, except as required by Law or by the terms of any existing employee plan; or

(xxii) authorize, agree, resolve, announce an intention or otherwise make any commitment to do any of the foregoing.

(c) The Company covenants and agrees that until the earlier of the Closing Date and the termination of this Agreement in accordance with Article 8, it will use its commercially reasonable efforts to cause each of the Acquired Entity and their Subsidiaries to (i) duly and timely file with the appropriate Governmental Entity all material Tax Returns required to be filed by them, which the Company shall use its commercially reasonable efforts to cause to be correct and complete in all material respects, (ii) pay, withhold, collect and remit to the appropriate Governmental Entity in a timely fashion all material Taxes required to be so paid, withheld, collected or remitted, consistent with past practice, and (iii) properly reserve (and reflect such reserves in its Books and Records and financial statements) in accordance with past practice and in the Ordinary Course, for all material Taxes accruing which are not due or payable prior to the Closing Date, which reserves shall, for greater certainty, be made in accordance with Relevant Accounting Standards.

(d) The Company shall keep the Parent informed of any material events, discussions, notices or changes with respect to any Tax investigation, notice or inquiry or any other investigation notice or inquiry by a Governmental Entity or action involving an Acquired Entity or any of an Acquired Entity’s Subsidiaries (other than ordinary course communications which could not reasonably be expected to be material to the Acquired Entity). The Company will consider in good faith any reasonable requests by Parent that an Acquired Entity or its Subsidiaries take any action regarding Tax filing matters, including the filing of notices of appeal and other actions in respect of notices of assessment from Internal Revenue Service.

Section 4.9 Covenants Relating to the Transactions.

(a) Each of the Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do or cause to be done all things required or advisable under Law to consummate and make effective, as soon as reasonably practicable, the Transactions, including:

(i) using commercially reasonable efforts to satisfy, or cause the satisfaction of, all conditions precedent in this Agreement, including any Regulatory Approvals, and comply promptly with all requirements imposed by Law on it or its Subsidiaries with respect to this Agreement or the Transactions;

(ii) using commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, Orders, approvals, agreements, amendments or confirmations that are (i) necessary to be obtained, with respect to Parent, under the Parent Material Contracts, and with respect to the Company, the Acquired Entities Material Contracts, in connection with the Transactions or this Agreement, or (ii) required in order to maintain with respect to Parent, the Parent Material Contracts, and with respect to the Company, the Acquired Entities Material Contracts in full force and effect following completion of the Transactions, in each case, on terms that are reasonably satisfactory to the Company;

(iii) in the case of the Parent, using commercially reasonable efforts to obtain approval of Parent Shareholders of the Transactions in accordance with the terms of this Agreement;

(iv) using commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from it and its Subsidiaries relating to this Agreement or the Transactions;

(v) using commercially reasonable efforts, with reasonable consultation with the other Parties, to oppose, lift or rescind any Order seeking to restrain, enjoin or otherwise prohibit or delay or otherwise adversely affect the consummation of the Transactions and defend, or cause to be defended, any Actions to which it is a party or brought against it or its directors or officers challenging the Transactions or this Agreement; and

(vi) not taking any action, or refrain from taking any commercially reasonable action, or permitting any action to be taken or not taken, which would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Transactions.

(b) The Parent shall promptly notify the Company in writing of:

(i) any Parent Material Adverse Effect;

(ii) any notice or other written communication from any Person (A) alleging that the consent (or waiver, permit, exemption, Order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required to consummate the Transactions, or (B) to the effect that such Person, in the event that that the Parent or any of its Subsidiaries has a material business relationship with such Person, is terminating or otherwise materially adversely modifying its relationship with the Parent or any of its Subsidiaries as a result of the Transactions or this Agreement;

(iii) any material filings, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving the Parent or any of its Subsidiaries that could reasonably be expected to impede or delay consummation of the Transactions; or

(iv) any correspondence with the TSXV or Governmental Entity relating to the Transactions and receipt of Regulatory Approval.

(c) The Company, shall promptly notify the Parent in writing of:

(i) Any Company Material Adverse Effect;

(ii) any notice or other written communication from any Person (A) alleging that the consent (or waiver, permit, exemption, Order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required to consummate the Transactions, or (B) to the effect that such Person, in the event that an Acquired Entity or any of its Subsidiaries has a material business relationship with such Person, is terminating or otherwise materially adversely modifying its relationship with an Acquired Entity or any of its Subsidiaries as a result of the Transactions or this Agreement;

(iii) any material filings, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving the Company or any of its Subsidiaries that could reasonably be expected to impede consummation of the Transactions.

Section 4.10 D&O Indemnity.

(a) Parent hereby agrees that the rights to indemnification, advancement of expenses and exculpation by the Company and/or its Affiliates described in Section 4.10(a) of the Company Disclosure Schedule in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to Closing an officer or manager of NextTrip or Reinhart (each an “D&O Indemnified Party”) shall be assumed by Parent in the Transactions, without further action, at the Closing and shall survive the Transactions and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b) The obligations of Parent under this Section 4.10 shall survive the consummation of the Transactions and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Parties to whom this Section 4.10 applies without the consent of such affected D&O Indemnified Parties (it being expressly agreed that the D&O Indemnified Parties to whom this Section 4.10 applies shall be third party beneficiaries of this Section 4.10, each of whom may enforce the provisions of this Section 4.10).

(c) In the event Parent, either Acquired Entity or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or Entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or such Acquired Entities shall assume all of the obligations set forth in this Section 4.10. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any D&O Indemnified Party is entitled, whether pursuant to applicable Law, contract or otherwise. Nothing in this Agreement is intended to, nor shall be construed to nor shall release, waive or impair any rights to managers’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any Subsidiary or their respective officers, managers and employees, it being understood and agreed that the indemnification provided for in this Section 4.10 is not prior to, or in substitution for, any such claims under any such policies.

Section 4.11 Change of Control. During the Pre-Closing Period the Company will not enter into a transaction in which a Person acquires control of the Company unless (a) the Person acquiring control has its equity securities listed or quoted on an Eligible Market and the Person agrees to either (i) enter into an agreement with Parent on terms substantially the same as the Right of First Refusal and Distribution Agreement in which it agrees to distribute the Parent Common Shares issued upon conversion of the Parent Preferred Shares to such Person’s equity-holders, or (ii) agrees to be bound as a successor to the Company’s obligations under the existing the Right of First Refusal and Distribution Agreement, and (b) if the Person does not have its equity securities listed or quoted on an Eligible Market, then, as a condition precedent to the completion of the change of control transaction, either (i) the Company distribute the Parent Preferred Shares (or the Parent Common Shares issued upon conversion) to its stockholders as contemplated in the Right of First Refusal and Distribution Agreement, or (ii) the Person acquiring control cannot convert the Parent Preferred Shares without the written consent of Parent if the Person acquiring control or a stockholder thereof will beneficially own or control, directly or indirectly, more than 10% of the then outstanding Parent Common Shares at the time of conversion and distribution.

Section 4.12 Consolidation. The Parent agrees to effect a consolidation of its share capital on the basis of one (1) post consolidation share for every forty (40) pre consolidation shares in advance of a Qualified Listing.

Article 5

CLOSING CONDITIONS AND DELIVERABLES

Section 5.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of each Party to this Agreement to effect the Closing are subject to the satisfaction or waiver (where permissible pursuant to applicable law) on or prior to the Closing Date of each of the following conditions:

(a) No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over either Party shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Transactions.

(b) Parent Resolutions. The Parent Resolutions have been approved and adopted by the Parent Shareholders at the Parent Meeting in accordance with applicable Laws and Parent’s Constating Documents (the “Parent Shareholder Approval”).

(c) No Proceedings. There must not have been commenced or threatened against the Company or Parent any proceeding arising out of, or in any way connected with, this Agreement or the Transactions, in each case which may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the Closing or the Transactions.

(d) Third Party Consents. Parent shall have obtained such consents of third parties as are, or should be, listed in Section 2.4 and 2.5(c) of the Parent Disclosure Schedule, and the Company shall have obtained such consents of third parties as are, or should be, listed in Sections 3.4 and 3.5(c) of the Company Disclosure Schedule.

(e) TSXV Consent. Parent shall have obtained such consents, approvals or authorizations required from the TSXV to complete the Transactions, including, but not limited to, the listing of the Parent Common Shares issued to Kerby and Monaco and the Parent Common Shares issuable upon the conversion of the Parent Preferred Shares.

(f) Parent Financing. Parent shall have consummated an equity private placement raising at least Two Million dollars (CDN$2,000,000).

(g) Related Agreements. Execution and delivery of the Related Agreements.

Section 5.2 Conditions to Obligations of Parent. The obligations of Parent to effect the Closing are also subject to the satisfaction by the Company or waiver (where permissible pursuant to applicable Law) by Parent on or prior to the Closing of the following conditions:

(a) Representations and Warranties. Each of the representations of the Sellers in this Agreement shall be true and correct when made and as of immediately prior to the Closing, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where any failure of such representations or warranties to be so true and correct as had not had and would not reasonably be expected to have, individually or in the aggregate with all such other failures, a Company Material Adverse Effect.

(b) Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect.

(d) Fairness Opinion. The Fairness Opinion shall have been delivered to the Parent prior to the mailing date of the Parent Circular.

(e) Officers Certificate. Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 5.2(a), Section 5.2(b), and Section 5.2(c) hereof.

(f) Financial Statements. Parent shall have received such financial statements of each of NextTrip and Reinhart as are required by applicable Canadian securities laws and TSXV and Nasdaq rules, including audited financial statements from NextTrip and Reinhart for each of the two most recently-completed fiscal years and auditor-reviewed interim financial statements for the most recently completed fiscal quarters.

(g) U.S. Certificate. Parent will have received a U.S. Certificate, completed and executed by each of the Sellers.

(h) Reinhart Shareholder Agreement. A joinder to replace the Company with the Parent in the existing shareholder agreement among the shareholders of Reinhart shall have been completed.

Section 5.3 Conditions to Obligations of Sellers. The obligation of the Sellers to effect the Transactions is also subject to the satisfaction by Parent, or waiver (where permissible pursuant to applicable Law) by the Company on or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) Each of the representations of Parent in this Agreement shall be true and correct when made and shall be true and correct in all material respects as of immediately prior to the Closing (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b) Performance of Covenants. Parent shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c) Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any Parent Material Adverse Effect.

(d) Parent Board Recommendation. The Parent Board will have unanimously recommended that the Parent Shareholders vote in favour of the Parent Resolutions at the Parent Meeting.

(e) Parent Board Constitution. The Parent Board shall be, or shall be immediately following the Closing, constituted of seven (7) directors, five individuals of which as have been designated by the Company and two individuals of which have been designated by Parent.

(f) Parent Board Voting Agreement. Subject to approval of TSXV, the Parent Board Voting Agreement shall have been executed and delivered by Parent, Spiro Khouri, Lipont International Development Ltd. and Affiliates of Lipont International Development Ltd. owning Parent Common Shares.

(g) Officers Certificate. The Company will have received a certificate, signed by the chief executive officer or chief financial officer of Parent, certifying as to the matters set forth in Section 5.3(a), Section 5.3(b), Section 5.3(c), Section 5.3(d), and Section 5.3(e) hereof.

Section 5.4 Company Closing Deliverables. On or prior to the Closing Date, the Company shall deliver or cause to be delivered to Parent:

(a) FIRPTA Certificate. A certificate from the Company, validly executed by a duly authorized officer of the Company, that the Company is not, and has not been at any time during the five (5) years preceding the date of such statement, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, such certificate in form and substance reasonably satisfactory to Parent and conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and proof reasonably satisfactory to Parent that the Company has provided notice of such statement to the IRS in a manner consistent with the provisions of Treasury Regulations Section 1.897-2(h)(2);

(b) Securities. Any certificates or such other evidence as is reasonably requested by Parent to evidence transfer of all of the Securities held by the Sellers to Parent.

(c) Documentary Deliverables. All certificates and other documents that it is expressly required to deliver to Parent pursuant to this Agreement prior to the Closing.

(d) Escrow Agreement. An executed counterpart signature page of Kerby and Monaco to the Escrow Agreement.

Section 5.5 Parent Closing Deliverables. On or prior to the Closing Date, Parent shall deliver or cause to be delivered to the Company:

(a) Documentary Deliverables. All certificates and other documents that it is expressly required to deliver to Company or pursuant to this Agreement prior to the Closing; and

(b) Issuance of Parent Shares. Certificates or DRS statements representing the Parent Preferred Shares and Parent Common Shares included in the Closing Share Consideration issuable pursuant to Section 1.1 and otherwise pursuant to this Agreement, and any such other evidence as is reasonably requested by the Company to evidence transfer of all of the Closing Share Consideration as directed by the Company.

(c) Secretary’s Certificate. A certificate of the Secretary of Parent certifying that attached thereto are true and complete copies of all resolutions adopted by the Parent Board and the Parent Shareholders, authorizing the execution, delivery and performance of this Agreement and the other Related Agreements and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions.

(d) Escrow Agreement. An executed counterpart signature page of Parent and the Escrow Agent to the Escrow Agreement.

(e) NextTrip Escrow. To the Escrow Agent, 11,619,048 Parent Common Shares.

Article 6

TAX MATTERS

Section 6.1 Tax Returns. Parent shall timely prepare and file (or cause to be timely prepared and filed) all Tax Returns of NextTrip for any Pre-Closing Tax Period or Straddle Period that are due or filed after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with the past custom and practices of the Company and NextTrip, except as otherwise required by applicable law. The Parties acknowledge and agree that all Transaction Tax Deductions shall be reported in the Pre-Closing Tax Period (and otherwise treated as attributable to the Pre-Closing Tax Period) to the extent permitted by applicable law.

Section 6.2 Cooperation. Parent and the Company agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to Books and Records, as is reasonably necessary for the filing of all Tax Returns by Parent and the Company, the making of any election relating to Taxes, the preparation for any audit by any Tax authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Parent and the Company shall retain all Books and Records in their possession with respect to Taxes for a period of at least seven (7) years following the Closing Date.

Section 6.3 Post-Closing Actions. Following the Closing, the Company and its Affiliates shall file each Tax Return of NextTrip and its Subsidiaries with respect to any Pre-Closing Tax Period or Straddle Period and conduct and manage each proceeding for a Pre-Closing Tax Period, and both Parties agree to conduct their affairs with respect to Taxes of NextTrip and its Subsidiaries in good faith.

Section 6.4 Transfer Taxes. All Transfer Taxes incurred in connection with this Agreement shall be paid fifty percent (50%) by Parent and fifty percent (50%) by the Company when due, and the Party required by law shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. The Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation to the extent required by applicable law.

Section 6.5 Deemed Value. Parent and the Company have agreed that the deemed value of the Closing Share Consideration is US$0.0525 per share and CDN$0.068 (based on an exchange rate of US$1 to CDN$1.29 as of the date of this Agreement) and of the total Closing Share Consideration, US$7,660,000 (CDN$9,881,400) is allocated to the purchase of the NextTrip Interests and US$8,200,000 (CDN$10,578,000) allocated to purchase of the Reinhart Interests.

Article 7

[RESERVED]

Article 8

TERMINATION, AMENDMENT, AND WAIVER

Section 8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing (whether before or after the receipt of Parent Shareholder Approval) by the mutual written consent of Parent and the Sellers.

Section 8.2 Termination by Either Parent, the Company, Kerby or Monaco . This Agreement may be terminated by any of Parent, the Company, Kerby or Monaco at any time prior to the Closing (whether before or after the receipt of Parent Shareholder Approval):

(a) if the Closing shall not have occurred on or before the Outside Date, provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any Party the breach by which of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(b) The Parent Resolutions are voted on by Parent Shareholders and not approved by the Parent Shareholders, provided that a Party may not terminate this Agreement pursuant to this Section 8.2(b) if the failure to obtain the approval of the Parent Shareholders has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement; and

(c) after the date of this Agreement, any Order or Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Transactions illegal or otherwise prohibits or enjoins the Parent or the Sellers and/or their Affiliates from consummating the Transactions, and such Order or Law has, if applicable, become final and non-appealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 8.2(c) has used its commercially reasonable efforts to, as applicable, appeal or overturn such Order or Law or otherwise have it lifted or rendered non-applicable in respect of the Transactions and provided further that the enactment, making, enforcement or amendment of such Law was not primarily due to the failure of such Party to perform any of its covenants or agreements under this Agreement.

Section 8.3 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Closing if there shall have been a material breach of any representation, warranty, covenant, or agreement on the part of the Sellers set forth in this Agreement such that the conditions to the Closing set forth in Section 5.2(a) or Section 5.2(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the Outside Date; provided that Parent shall have given the Sellers at least twenty (20) days’ written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 8.3 and provided further that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.3 if Parent is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

Section 8.4 Termination by a Seller. This Agreement may be terminated by a Seller at any time prior to the Closing if there shall have been a material breach of any representation, warranty, covenant, or agreement on the part of Parent set forth in this Agreement such that the conditions to Closing set forth in Section 5.3(a) or Section 5.3(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the Outside Date; provided that the terminating Seller shall have given Parent at least twenty (20) days’ written notice prior to such termination stating such Seller’s intention to terminate this Agreement pursuant to this Section 8.4 and provided further that a Seller shall not have the right to terminate this Agreement pursuant to this Section 8.4 if Company or any Seller is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

Section 8.5 Notice of Termination; Effect of Termination. The Party desiring to terminate this Agreement pursuant to this Article 8 (other than pursuant to Section 8.1) shall deliver written notice of such termination to each other Party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 8.5 shall be effective immediately upon delivery of such written notice to the other Parties. If this Agreement is terminated pursuant to this Article 8, this Agreement shall become void and of no further force and effect, with no liability on the part of any Party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such Party) to any other Party hereto, except: (a) with respect to this Section 8.5 and Article 9 (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect and (b) with respect to any Liabilities or damages incurred or suffered by a Party, to the extent such Liabilities or damages were the result of Fraud or the breach by another Party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

Section 8.6 Amendment. At any time prior to the Closing, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Parent Shareholder Approval, by written agreement signed by each Party; provided, however, that following the receipt of Parent Shareholder Approval, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Parent Shares without such approval.

Section 8.7 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, or the Company, Kerby or Monaco, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other Party; (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a Party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

Article 9

GENERAL PROVISIONS

Section 9.1 Certain Interpretations. When a reference is made in this Agreement to an Annex, Exhibit or Schedule, such reference shall be to an Annex, Schedule or Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” All references in this Agreement to “US$” means U.S. denominated dollars, and all references in this Agreement to “CDN$” means Canadian denominated dollars. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. “Extent” in the phrase “to the extent” means the degree to which a subject or other item extends and shall not simply mean “if”. The word “or” is used in the inclusive sense of “and/or”. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. Any table of contents or headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. A reference to either Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 9.2 Assignment. This Agreement shall not be assigned by operation of law or otherwise.

Section 9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via email (with automated or personal acknowledgment of receipt) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email):

(a)	if to Parent, to:

TGS ESPORTS INC.

4211 No. 3 Road

Richmond, BC V6X 3C3

Attention: Spiro Khouri, CEO

Email: skhouri@thegamingstadium.com

with a copy (which shall not constitute notice) to:

Clark Wilson LLP

900-885 West Georgia Street

Vancouver, BC V6C 3H1

Attention: Nafeesa Valli-Hasham and Craig Hoskins

Email: nvalli-hasham@cwilson.com and choskins@cwilson.com

(b)	If to the Company, to:

NextPlay Technologies, Inc.

1560 Sawgrass Corporate Parkway, Suite 130

Sunrise, Florida 33323

Attention: Nithinan Boonyawattanapisut, Co-CEO

Email: nithinan.boonyawattanapisut@nextplaytechnologies.com

with a copy (which shall not constitute notice) to:

Procopio, Cory, Hargreaves & Savitch LLP

12544 High Bluff Drive, Suite 400

San Diego, California 92130

Attention: Paul B. Johnson, Esq.

Email: paul.johnson@procopio.com

(c)	If to Kerby, to:

c/o NextPlay Technologies, Inc.

1560 Sawgrass Corporate Parkway, Suite 130

Sunrise, Florida 33323

with a copy (which shall not constitute notice) to:

Procopio, Cory, Hargreaves & Savitch LLP

12544 High Bluff Drive, Suite 400

San Diego, California 92130

Attention: Paul B. Johnson, Esq.

Email: paul.johnson@procopio.com

(d)	If to Monaco, to:

c/o NextPlay Technologies, Inc.

1560 Sawgrass Corporate Parkway, Suite 130

Sunrise, Florida 33323

with a copy (which shall not constitute notice) to:

Procopio, Cory, Hargreaves & Savitch LLP

12544 High Bluff Drive, Suite 400

San Diego, California 92130

Attention: Paul B. Johnson, Esq.

Email: paul.johnson@procopio.com

Any notice given as specified in this Section 9.3 (i) if delivered personally shall conclusively be deemed to have been give or served at the time of delivery (ii) if delivered by electronic mail shall conclusively be deemed to have been given effective upon actual receipt if during the recipient’s normal business hours, or at the beginning of the recipient’s next normal Business Day after receipt if not received during the recipient’s normal business hours, and (iii) if sent by commercial delivery service or mailed by registered or certified mail (return receipt requested) shall conclusively be deemed to have been received on the third Business Day after the post of the same. No notice to a Party shall be deemed given or received unless the entity noted “with a copy to” is simultaneously given notice in the same manner as any notice given to such Party; provided, however, that no notice to such entity shall constitute notice to such Party for purposes of this Section 9.3.

Section 9.4 Confidentiality. Each of the Parties hereto hereby agrees that any information obtained pursuant to the negotiation and execution of this Agreement or the effectuation of the Transactions, shall be governed by the terms of the Mutual Non-Disclosure Agreement dated as of December 20, 2021 (as may be amended from time to time, the “Non-Disclosure Agreement”) between the Company and Parent, which will survive after the termination of this Agreement. In this regard, the Company and Parent each acknowledge that the common stock of the other is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Sellers and Parent each acknowledge and agree not to engage, and will cause its Representatives or any equityholders having access to the other’s material non-public information not to engage in any discussions, correspondence or transactions in the securities of the other in violation of applicable securities laws.

Section 9.5 Public Disclosure. Except as required by Law, neither the Sellers nor any of their Representatives nor Parent nor any of its Representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the Transactions, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Parent, on the one hand, or the Company, on the other hand. Notwithstanding the foregoing limitations, neither the Sellers nor Parent will be required to keep confidential any information that (i) is known or available through other lawful sources not known by the Sellers or Parent, as applicable, to be bound by a confidentiality agreement with the other; (ii) is or becomes publicly known or generally known in the industry through no fault of the Sellers or Parent, as applicable, or their respective Representatives; (iii) is in connection with an Action under this Agreement or any Related Agreement (including in an indemnification claim or response to any summons, subpoena or other legal process or formal or informal investigative demand issued in the course of any litigation, arbitration, mediation, investigation or administrative proceeding); (iv) relates to the Tax aspects and consequences of the Transactions; (v) as part of a plan to announce the Transactions as agreed upon by the Parties hereto; or (vi) is required by a Law or applicable exchange regulations to be publicly disclosed, if the disclosing Party first notifies and consults with the other Parties prior to issuing any such press release or making any such public announcement or statement.

Section 9.6 Entire Agreement. This Agreement, Annex A hereto, the Exhibits and Schedules hereto, the Parent Disclosure Schedule, the Company Disclosure Schedule, the Related Agreements, and the documents and instruments and other agreements among the Parties hereto referenced herein constitute the entire agreement among the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, including, without limitation, that certain Letter of Intent dated as of February 16, 2022, as amended, among the Parties with respect to the subject matter hereof, as well as that certain term sheet circulated on or around April 27, 2022, and are not intended to confer upon any other person any rights or remedies hereunder.

Section 9.7 No Third-Party Beneficiaries. Nothing in this Agreement is intended to, or shall be construed to, confer upon any other person any rights or remedies hereunder, except for the D&O Indemnified Parties under Section 4.10.

Section 9.8 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 9.10 Exclusive Jurisdiction. Each of the Parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in connection with any matter based upon or arising out of this Agreement, the Transactions or any other matters contemplated herein (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each Party agrees not to commence any legal proceedings related hereto except in such court (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in any federal court within federal court within the State of Delaware). By execution and delivery of this Agreement, each Party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under the this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The Parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such Party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Law. The Parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, or (b) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts.

Section 9.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 9.12 Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

Section 9.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile, electronic transmission in PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 9.14 Privacy. The Company shall comply with applicable Privacy Laws in the course of collecting, using and disclosing personal information about an identifiable individual it receives from the Parent or its Representatives in connection with this Agreement prior to Closing (the “Transaction Personal Information”). The Company shall not disclose Transaction Personal Information to any Person other than to its Representatives who are evaluating and advising on the Transactions.

The Company shall protect and safeguard the Transaction Personal Information by security safeguards appropriate to the sensitivity of the information. The Company shall cause its Representatives to observe the terms of this Section 9.14 and to protect and safeguard Transaction Personal Information in their possession. If this Agreement shall be terminated, the Company shall promptly deliver to the Parent all Transaction Personal Information in its possession or in the possession of any of its advisors, including all copies, reproductions, summaries or extracts thereof.

Section 9.15 Time of the Essence. Time is of the essence in this Agreement.

Section 9.16 Injunctive Relief. The Parties agree that irreparable harm may occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement, and to enforce compliance with the terms of this Agreement, without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at Law or in equity.

Each Party hereby agrees not to raise any objections to the availability of the equitable remedies provided for herein and the Parties further agree that (i) by seeking the remedies provided for in this Section 9.16 a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement (including monetary damages), and (ii) nothing set forth in this Section 9.16 shall require any Party hereto to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 9.16 prior or as a condition to exercising any termination right under this Agreement (and/or receipt of any amounts due in connection with such termination), nor shall the commencement of any legal action or legal proceeding pursuant to this Section 9.16 or anything set forth in this Section 9.16 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms hereof, or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 9.17 Non-Recourse. All claims or causes of action (whether in contract or in tort, at law or in equity) that may be based upon, arise out of or relate to this Agreement or the Related Agreements, or the negotiation, execution or performance of this Agreement or the Related Agreements (including any representation or warranty made in or in connection with this Agreement or the Related Agreements or as an inducement to enter into this Agreement or the Related Agreements) may be made only against the Entities or Persons that are expressly identified as Parties hereto and thereto. Except to the extent named as a Party to this Agreement or any Related Agreements (then only to the extent of the specific obligations of such Parties set forth in this Agreement or such Related Agreements), no Affiliate of Parent or the Company shall have any Liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose Liability of an Entity party against its owners or Affiliates) for any obligations or Liabilities arising under, in connection with or related to this Agreement or such other Related Agreement or any transactions contemplated hereby or thereby or for any claim based on, in respect of, or by reason of this Agreement or such other Related Agreement (as the case may be), the transactions contemplated hereby and thereby or the negotiation or execution hereof or thereof; and each Party hereto waives and releases all such Liabilities, claims and obligations against any such Affiliate of the Company or Parent. The Affiliates of the Company and Parent are expressly intended as third party beneficiaries of this provision of this Section 9.17. For the avoidance of doubt, this Section 9.17 shall not limit any remedies available to any Person under the Non-Disclosure Agreement, or against Parent or the Company.

Section 9.18 Attorney-Client Privilege. Each of the Parties acknowledges and agrees, on its own behalf and on behalf of its Affiliates, that the Company is a client of Procopio, Cory, Hargreaves & Savitch LLP (“PCHS”) and that PCHS has represented the Company and only the Company in connection with this Agreement and the Transactions contemplated hereby. After the Closing, PCHS will continue to represent the Company in connection with a variety of matters, including matters adverse or potentially adverse to the interests of Parent, NextTrip or Reinhart. Each of the Parties hereby agrees that PCHS (or any successor) may serve as counsel to the Sellers in connection with any matter arising from or relating to this Agreement, any document, agreement or instrument entered into or delivered in connection herewith or the Transactions contemplated hereby and thereby after the date hereof. Each of the Parties hereto consents to such representation, and waives any conflict of interest arising therefrom. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel in connection herewith. Notwithstanding the Closing, Parent agrees it shall not have the right to assert the attorney/client privilege as to pre-Closing communications between the Company, NextTrip or Reinhart, on one hand, and PCHS, on the other hand, to the extent that the privileged communications relate in substantial part to this Agreement, the documents, instruments, or other deliverables contemplated hereby or delivered in connection herewith or the transactions contemplated hereby and thereby. The Parties agree that only the Company shall be entitled to assert such attorney/client privilege in connection with such communications following the Closing. Such privileged portions of the files generated and maintained by PCHS in connection with the representation by PCHS of the Company with respect to this Agreement, the documents, instruments, or other deliverables contemplated hereby or delivered in connection herewith, and the transactions contemplated hereby and thereby shall remain the exclusive property of the Company. Parent further acknowledges and agrees that the Company is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges with respect to email that was sent to or received from (as applicable) PCHS, including all attachments to such sent or received emails solely in their capacity as attachments to such emails, stored in any digital format on any device at any location under the control of the Company, NextTrip, Reinhart or their successors. Notwithstanding the foregoing, in the event that a dispute arises between Parent and the Company, on the one hand, and a Person other than a Party to this Agreement (other than NextTrip or Reinhart), on the other hand, after the Closing, Parent, NextTrip or Reinhart may assert the attorney-client privilege to prevent disclosure to such third-party of confidential communications by PCHS to the Company, NextTrip or Reinhart.

Section 9.19 Effect of Knowledge. Notwithstanding anything to the contrary contained herein, any knowledge of Parent or Company of the inaccuracy of or breach in any representation or warranty to the other prior to the Closing shall not affect such other Party’s liability for any loss resulting therefrom.

Section 9.20 Non-Survival of Representations, Warranties and Covenants. The representations and warranties of Parent and the Sellers contained in this Agreement shall terminate at the Closing, and only the covenants that by their terms survive the Closing shall so-survive.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent and the Sellers have caused this Agreement to be executed as of the date first written above.

PARENT:

TGS ESPORTS INC.

By:	/s/ Spiro Khouri
Name:	Spiro Khouri
Title:	Chief Executive Officer

[Signature Page to the Securities Exchange Agreement]

IN WITNESS WHEREOF, Parent and the Sellers have caused this Agreement to be executed as of the date first written above.

THE COMPANY:

NEXTPLAY TECHNOLOGIES, INC.

By:	/s/ Nithinan Boonyawattanapisut
Name:	Nithinan Boonyawattanapisut
Title:	Co-CEO

[Signature Page to the Securities Exchange Agreement]

IN WITNESS WHEREOF, Parent and the Sellers have caused this Agreement to be executed as of the date first written above.

WILLIAM KERBY

/s/ William Kerby

[Signature Page to the Securities Exchange Agreement]

IN WITNESS WHEREOF, Parent and the Sellers have caused this Agreement to be executed as of the date first written above.

DONALD MONACO

/s/ Donald Monaco

[Signature Page to the Securities Exchange Agreement]

Annex A

CERTAIN DEFINED TERMS

“Accrued Employee Amounts” means any line items listed in the Company Disclosure Schedule.

“Action” means, with respect to any Person, any litigation, legal action, lawsuit, claim, audit or other proceeding (whether civil, administrative, quasi-criminal or criminal) before any Governmental Entity against or involving such Person or its business or affecting its assets.

“Acquired Entities IP” means any and all Intellectual Property Rights and Intellectual Property that are owned by Acquired Entities or any of their Subsidiaries.

“Acquired Entities IT Assets” has the meaning ascribed thereto in Section 3.17(k).

“Acquired Entities Material Contract” means any Contract:

(a) that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Company Material Adverse Effect;

(b) relating directly or indirectly to the guarantee of any Liabilities or obligations or relating directly or indirectly to Indebtedness for borrowed money in excess of US$100,000, in the aggregate, of a Person other than the Company or any of its wholly-owned Subsidiaries, in each case excluding guarantees or intercompany Liabilities or obligations between two or more Persons each of whom is a wholly-owned Subsidiary of the Company or between the Company and one or more Persons each of whom is a wholly-owned Subsidiary of the Company;

(c) under which Indebtedness in excess of US$100,000, in the aggregate, is or may become outstanding, other than any such Contract between two or more wholly-owned Subsidiaries of the Company or between the Company and one or more of its wholly-owned Subsidiaries;

(d) under which the Company or any of its Subsidiaries has made or received payments in excess of US$500,000 over the last twelve months or pursuant to which it is obligated to make or expects to receive payments in excess of US$500,000 over the next twelve months;

(e) that provides for obligations or entitlements or termination payments of any Person or which has an economic value to any Person, or could result in Liabilities to the Company, whether or not on a contingent basis, in excess of US$100,000 in total;

(f) any shareholders or stockholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments with respect to any shares or other equity interests of the Company or any of its Subsidiaries or any other Contract relating to disposition, voting or dividends with respect to any shares or other equity securities of the Company or any of its Subsidiaries;

(g) any standstill or similar Contract currently restricting the ability of the Company or any of its Subsidiaries to offer to purchase or purchase the assets or equity securities of another person other than in the Ordinary Course of business; or

(h) that is otherwise material to the Company and its Subsidiaries, taken as a whole, provided that Acquired Entities Material Contracts shall not include any Company Contracts that do not relate, directly or indirectly, to the business of the Acquired Entities or their Subsidiaries.

Annex A - 1

“Acquired Entities Privacy Policies” means each external, past or present privacy policy of Acquired Entities or any of their Subsidiaries.

“Acquired Entities Private Data Processing Contract” means any Acquired Entities Contract that relates to the collection, use, disclosure, transfer, transmission, storage, hosting, disposal, retention, interception or other Processing of Private Data.

“Acquired Entities Product” means any version, release or model of any product or service (including Software) that has been since January 1, 2019, or is currently being distributed, provided, licensed or sold by or on behalf of Acquired Entities.

“Acquired Entities Shareholders” means the registered and/or beneficial holders of the equity interests in the Acquired Entities.

“Acquired Entities Site” means https://www.nexttrip.com and https://zappware.com.

“Acquired Entities Software” means any Software (including Software that is Acquired Entities IP or Licensed IP), that is embedded in, or used in the delivery, hosting or distribution of, any Acquired Entities Products, including any such Software that is used to collect, transfer, transmit, store, host or otherwise process Private Data.

“Acquired Entities Top Customer” has the meaning ascribed thereto in Section 3.22(a).

“Acquired Entities Top Supplier” has the meaning ascribed thereto in Section 3.22(b).

“Affiliate” of any Person means another Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such first Person.

“Agreement” means this Securities Exchange Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Amendment to Articles” means the Amendment to Articles setting forth the rights, preferences and privileges of the Parent Preferred Shares, substantially in the form attached to this Agreement as Exhibit B.

“Applicable Securities Laws” means all applicable securities laws in all jurisdictions relevant to the issuance or transfer of securities of the Parent or the Company under the terms of this Agreement or Related Agreements, including the rules and policies of the TSXV and any other applicable stock exchanges on which any of securities of the Parent or the Company are listed, including, without limitation, the Securities Laws;

“Authorization” means with respect to any Person, any Order, permit, approval, consent, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Person, whether by expiry or termination of an applicable waiting period or otherwise, that is binding upon or applicable to such Person, or its business, assets or securities.

“BCBCA” means the British Columbia Business Corporations Act including the regulations promulgated thereunder, as amended from time to time.

“Behavioral Data” means any behavioral, browsing, usage, purchase, interest-based, demographic or other information attributable to an individual Person.

Annex A - 2

“Benefit Plan” has the meaning ascribed thereto in Section 3.27(a)(i).

“Books and Records” means: (a) all of the Parent’s, Acquired Entities’ and their Subsidiaries’ books of account, accounting records and other financial data and information, including copies of Tax records; (b) the corporate records of the Parent and its Subsidiaries; (c) all sales and purchase records, lists of suppliers and customers, credit and pricing information and business and consulting reports; and (d) all other books, documents, files, records, correspondence, data and information, financial or otherwise, that are in the possession or under the control of the Parent or any of its Subsidiaries, including all data and information stored electronically or on computer related media.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in Vancouver, Canada are authorized or obligated by law or executive order to close.

“CASL” means An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada) and other applicable Laws that regulate the same or similar subject matter.

“Closing” has the meaning assigned to it in Section 1.1(a).

“Closing Date” has the meaning assigned to it in Section 1.1(a).

“Closing Share Consideration” means 232,380,952 Parent Preferred Shares and 69,714,286 Parent Common Shares, each as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning assigned to it in the Preamble to the Recitals.

“Company Filings” means all documents publicly filed by or on behalf of the Company on EDGAR since February 1, 2021, which are publicly available as of the date hereof.

“Company Financial Statements” has the meaning assigned to it in Section 3.11.

“Company Material Adverse Effect” means any change, event, circumstance, condition or effect (regardless of whether or not such change, event, circumstance, condition or effect is inconsistent with the representations or warranties made by the Company in this Agreement) that, individually or in the aggregate, taking into account all other changes, events, circumstances, conditions or effects, has or would reasonably be likely to be materially adverse to the condition (financial or otherwise), properties, products, assets (including intangible assets), Liabilities, business, operations, results of operations or prospects of NextTrip, Reinhart and their respective Subsidiaries, taken as a whole, except to the extent that any such change, event, circumstance, condition or effect results from (i) the outbreak or escalation of war, hostilities or terrorist activities in any jurisdiction in which NextTrip, Reinhart and their respective Subsidiaries, taken as a whole, have material operations; (ii) changes in any applicable laws or regulations or Relevant Accounting Standards (or the interpretation thereof) applicable to NextTrip, Reinhart and their respective Subsidiaries; (iii) changes or conditions affecting the industry or markets in which NextTrip, Reinhart and their respective Subsidiaries, taken as a whole have material operations; (iv) any earthquake, hurricane, tornado or other natural disaster or pandemic (including COVID-19) in any jurisdiction in which NextTrip, Reinhart and their respective Subsidiaries, taken as a whole, have material operations including any worsening thereof (including with respect to COVID-19); (v) conditions generally affecting the United States or Swiss economy or credit, securities, currency, financial, banking or capital markets (including any disruption thereof and any decline in the price of any security or any market index) in the United States or elsewhere in the world; (vi) the taking of any action contemplated by this Agreement and the Related Agreements, including the completion and announcement of the Transactions or any actions taken by NextTrip, Reinhart and their respective Subsidiaries, taken as a whole following the execution and delivery of this Agreement or the Closing; and (vii) the taking of any action approved or consented to in writing by Parent; provided, however, that such changes in (i) – (v) do not have a disproportionate effect on the Acquired Entities and their Subsidiaries (and, in which case, only the incremental disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect).

Annex A - 3

“Company’s Constating Documents” means the Company’s articles or certificate of incorporation and bylaws, and all amendments thereto.

“Company’s Knowledge” or “to the Knowledge of the Company” or similar phrases mean the actual knowledge of any of the individuals identified on Schedule A-1, as well as such knowledge such individuals would obtain based on a reasonable investigation of the facts underlying such matter.

“Competition Act” means the Competition Act (Canada).

“Contract” means any contract, statement of work, mortgage, indenture, lease, license, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise, license or obligation, whether written or oral.

“COVID-19” means SARS-CoV-2 or COVID-19, and any natural evolutions thereof or related or associated epidemics, pandemics or disease outbreaks thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order or directive by any Governmental Entity in connection with or in response to COVID-19.

“Data Room” means the virtual data room established by either the Parent or the Company, as applicable, and as made available to the other Parties as at 5:00 p.m. on June 27, 2022, the indexes of documents of which are appended to the Parent Disclosure Schedule and the Company Disclosure Schedule, respectively.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system maintained by the SEC.

“Eligible Market” means the New York Stock Exchange, NYSE Amex (formerly known as the American Stock Exchange), Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market, OTCQX, OTCQB, or OTC PINK Market.

“Employee” means any employee of Parent, Acquired Entities’ or any of their Subsidiaries.

“Employee Plans” means all employee benefit plans, including without limitation, all health, dental, vision, prescription drug, accidental death and dismemberment, critical illness, emergency travel, life, short term disability, long term disability or other medical insurance (whether insured by contract or self-insured), mortgage insurance, employee loan, employee assistance, supplemental unemployment benefit, post-employment benefit, post-retirement benefit, bonus, profit sharing, option, incentive, performance, equity, equity-based, phantom, deferred compensation, severance, termination, pension, retirement, saving, and supplemental retirement, plans, programs, practices, policies, agreements, arrangements or undertakings (whether written or unwritten, funded or unfunded, registered or unregistered), that is established, administered, funded, contributed to, or required to be contributed to by the Parent or its Subsidiaries for the benefit of one or more current or former employees, or current or former directors of the Parent or its Subsidiaries, or their respective dependents or beneficiaries, or in respect of which the Parent or its Subsidiaries has any actual or potential Liability, but, for the avoidance of doubt, shall not include the Canada Pension Plan, any health or drug plan established and administered by a Province and workers’ compensation insurance provided by federal or provincial Laws in Canada, or a comparable government program established and administered outside Canada.

Annex A - 4

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, whether or not incorporated.

“Environmental Laws” means any applicable law of, and any Order or binding agreement with, any Governmental Entity: (a) regulating pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) regulating the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Equity Award” means any Parent equity compensation award of any time, including option, restricted stock unit or restricted stock.

“Escrow Agent” means the transfer agent of the Parent.

“Export Approvals” has the meaning assigned to it in Section 2.34(b).

“Fairness Opinion” means the opinion of Haywood Securities Inc. to the effect that, as of the date of this Agreement, the consideration paid by the Parent for the Securities is fair, from a financial point of view, to the Parent.

“FCPA” has the meaning assigned to it in Section 2.34(c).

“Fraud” means (i) with respect to the Company, the actual fraud perpetrated by the persons listed on Schedule A-1 with the intent to deceive Parent in connection with the Transaction that is relied upon by Parent to its detriment; and (ii) with respect to the Parent, the actual fraud perpetrated by the persons listed on Schedule A-2 with the intent to deceive the Company in connection with the Transaction that is relied upon by the Company to its detriment.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any court, administrative agency, entity or commission or other federal, state, county, local, regional or other foreign governmental authority, instrumentality, agency, entity or commission.

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“Harmful Code” has the meaning assigned to it in Section 2.25(j).

“Hazardous Substances” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“IFRS” means the International Financial Reporting Standards defined in the CPA Canadian Handbook – Accounting Part I, as applicable from time to time.

“Indebtedness” of any Person means, without duplication: (i) all Liabilities of such Person for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all Liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (ii) all Liabilities of such Person for the deferred purchase price of property or services, which are required to be classified and accounted for under Relevant Accounting Standards as Liabilities, other than customary trade payables or accrued expenses; (iii) all Liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are, and to the extent, required to be classified and accounted for under Relevant Accounting Standards as capital leases; (iv) all Liabilities of such Person evidenced by any letter of credit or similar credit transaction entered into for the purpose of securing any lease deposit; (v) all obligations of such Person under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (vi) with respect to Parent, all Liabilities arising out of Contracts with or any payables owed to related parties or Affiliates of related parties (other than resulting from Ordinary Course arm’s-length transactions); (vii) any unpaid Accrued Employee Amounts; (viii) all Liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i) through (vii) above to the extent drawn; (ix) all guarantees by such Person of any Liabilities of a third party of a nature similar to the types of Liabilities described in clauses (i) through (viii) above, to the extent of the obligation guaranteed or secured by a Lien on the assets of such Person, and (x) all interest, fees, prepayment premiums and other expenses owed with respect to the Indebtedness referred to in clauses (i) through (ix) above.

“Intellectual Property” means algorithms, APIs, data, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, Software, Software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, , business or technical information (including technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), all other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing), and other such items for which Intellectual Property Rights exist or are applied for, including any documents or other tangible media containing any of the foregoing.

“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the Laws of any jurisdiction in the world: (i) rights associated with works of authorship, copyrights and moral rights; (ii) trademark, service mark, business name, brand name, domain name and trade name rights and similar rights; (iii) trade secret rights; (iv) patents, patent applications, utility models, design rights, and all related patent rights, and industrial designs, industrial design applications, and industrial design registrations; (v) other proprietary rights in Intellectual Property; (vi) rights in or relating to applications, registrations, renewals, extensions, combinations, revisions, divisions, continuations, continuations-in-part and reissues of, and applications for, any of the rights referred to in clauses (i) through (v) above; and (vii) all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse or misappropriation.

“Investment Canada Act” means the Investment Canada Act (Canada).

“IRS” means the United States Internal Revenue Service.

“IT Systems” has the meaning assigned to it in Section 2.28.

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“Law” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, award, Order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated, rendered, issued, ordered or applied by a Governmental Entity that is binding upon or otherwise applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended unless expressly specified otherwise.

“Liability” means liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the financial statements in accordance with Relevant Accounting Standards).

“Licensed IP” means all Intellectual Property Rights and Intellectual Property used, practiced or held for use or practice in the conduct of the business of Parent or the Acquired Entities (as applicable) or any of their respective Subsidiaries as currently conducted or as currently proposed to be conducted, in each case that are not owned by Parent or the Acquired Entities (as applicable) or any of their respective Subsidiaries.

“Licensed IP Contract” means any Contract pursuant to which a Person or any of its Subsidiaries is granted a license, a covenant not to sue, or other rights with respect to Licensed IP.

“Lien” means with respect to any property or asset, any mortgage, deed of trust, lien, charge, pledge, encumbrance, hypothecation, security interest, prior claim, easement, conditional sale or other title retention agreement or other similar adverse claim (statutory or otherwise), in each case, whether contingent or absolute.

“Made Available” means that a Party has either (i) posted such materials to the Data Room and made available to the other Parties and its Representatives during the negotiation of this Agreement, or (ii) posted such materials to EDGAR or SEDAR, but in each case only if so posted and made available at least three (3) Business Days prior to the date of this Agreement.

“MI 61-101” means Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions.

“Misrepresentation” has the meaning ascribed thereto under the Securities Laws.

“Money Laundering Laws” has the meaning ascribed thereto in Section 2.34(d).

“Multiemployer Plan” has the meaning ascribed thereto in Section 3.27(a)(i).

“NI 52-109” means National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings.

“Non-Disclosure Agreement” has the meaning assigned to it in Section 9.4.

“Non-U.S. Benefit Plan” has the meaning ascribed thereto in Section 3.27(a).

“officer” has the meaning ascribed thereto in the Securities Act (British Columbia).

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“Open Source Software” means any item of Parent Software or Acquired Entities Software that is subject to any version of the GNU General Public License, the Affero General Public License, the GNU Lesser General Public License, the Eclipse Public License, the Common Public License, the Mozilla Public License, or any other license identified as an open source license by the Open Source Initiative (www.opensource.org).

“Order” means, all judicial, arbitral, administrative, ministerial, departmental or regulatory judgements, injunctions, orders, decisions, rulings, determinations, reports, awards or decrees of any Governmental Entity (in each case whether temporary, preliminary or permanent).

“Ordinary Course” means, with respect to an action taken by the Parent, Company, Acquired Entities’ or one of their Subsidiaries, that such action is consistent with past practices of the Parent, Company, Acquired Entities’ or one of their Subsidiaries and is taken in the ordinary course of the normal day-to-day operations of the business of the Parent, Company, Acquired Entities’ or one of their Subsidiaries or such Subsidiary, as applicable, as the same may be varied, in good faith and on a commercially reasonable basis, after prior consultation with the other Parties, to take into account any applicable guidelines, recommendations or measures of a Governmental Entity in response to the actual or reasonably anticipated effect of the COVID-19 pandemic.

“Outside Date” means October 28, 2022, or such later date as may be agreed to in writing by the Parties, provided, however, that if the Closing is unable to occur by such date on account of any COVID-19 Measures, the Outside Date shall automatically be extended by 60 days;

“Owned Intellectual Property” means the Intellectual Property owned by the Parent or its Subsidiaries;

“Parent” has the meaning assigned to it in the preamble to the Recitals.

“Parent Board” has the meaning assigned to it in the Recitals.

“Parent Board Re-Constitution” has the meaning ascribed thereto in Section 4.5.

“Parent Board Recommendation” has the meaning ascribed thereto in Section 1.1(e)(i).

“Parent Board Voting Agreement” means a voting agreement providing that the parties thereto, which shall include Kerby, Monaco, Spiro Khouri, Lipont International Development Ltd. and the Affiliates of Lipont International Development Ltd. owning Parent Common Shares, agree to vote their Parent Common Shares in favour of the election to the Parent Board, at each annual general meeting or other meeting or action of Parent shareholders, two nominees of Spiro Khouri and five nominees of Kerby and Monaco.

“Parent Circular” means the notice of the Parent Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to Parent Shareholders in connection with the Parent Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Parent Common Share” means a common share in the capital of the Parent.

“Parent Convertible Notes” means non-voting Indebtedness of Parent in the principal amount of CDN$500,531, which accrue interest at a rate of 7% per annum (compounded quarterly) and which is convertible into Parent Shares at a conversion price of CDN$0.16 per share.

“Parent Disclosure Schedule” has the meaning assigned to it in the preamble to Article 2.

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“Parent Employees” means the officers and employees of the Parent and its Subsidiaries.

“Parent Equity Plan” means the Parent’s Amended Stock Option Plan amended as of October 5, 2020.

“Parent Filings” means all documents publicly filed by or on behalf of the Parent on SEDAR since June 1, 2020 which are publicly available as of the date hereof.

“Parent IP” means any and all Intellectual Property Rights and Intellectual Property that are owned by Parent or any of its Subsidiaries.

“Parent IT Assets” has the meaning assigned to it in Section 2.25(k).

“Parent Interim Financial Statements” has the meaning assigned to it in Section 2.9.

“Parent Lease Agreements” has the meaning assigned to them in Section 2.23.

“Parent Leased Real Property” has the meaning assigned to it in Section 2.23.

“Parent Leases” mean all of the leases or subleases for the Parent Leased Real Property held by the Parent or any of its Subsidiaries as a tenant or subtenant.

“Parent Material Adverse Effect” means any change, event, circumstance, condition or effect (regardless of whether or not such change, event, circumstance, condition or effect is inconsistent with the representations or warranties made by Parent in this Agreement) that, individually or in the aggregate, taking into account all other changes, events, circumstances, conditions or effects, has or would reasonably be likely to be materially adverse to the condition (financial or otherwise), properties, products, assets (including intangible assets), Liabilities, business, operations, results of operations or prospects of Parent and its Subsidiaries, taken as a whole, except to the extent that any such change, event, circumstance, condition or effect results from (i) the outbreak or escalation of war, hostilities or terrorist activities in any jurisdiction in which Parent and its Subsidiaries have material operations; (ii) changes in any applicable Law or regulations or IFRS or other accounting standards (or the interpretation thereof) applicable to Parent or its Subsidiaries; (iii) changes or conditions affecting the industry or markets in which Parent has material operations; (iv) any earthquake, hurricane, tornado or other natural disaster or pandemic (including COVID-19) in any jurisdiction in which Parent and its Subsidiaries have material operations including any worsening thereof (including with respect to COVID-19); (v) conditions generally affecting the United States economy or credit, securities, currency, financial, banking or capital markets (including any disruption thereof and any decline in the price of any security or any market index) in the United States or elsewhere in the world; (vi) the taking of any action contemplated by this Agreement and the Related Agreements contemplated hereby, including the completion and announcement of the Transactions or any actions taken by the Company following the execution and delivery of this Agreement or the Closing; and (vii) the taking of any action approved or consented to in writing by the Company; provided, however, that such changes in (i) — (v) do not have a disproportionate effect on Parent or its Subsidiaries (and, in which case, only the incremental disproportionate impact may be taken into account in determining whether there has been a Parent Material Adverse Effect).

“Parent Material Contract” means any Contract:

(i) that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Parent Material Adverse Effect;

(j) relating directly or indirectly to the guarantee of any Liabilities or obligations or relating directly or indirectly to Indebtedness for borrowed money in excess of US$100,000, in the aggregate, of a Person other than the Parent or any of its wholly-owned Subsidiaries, in each case excluding guarantees or intercompany Liabilities or obligations between two or more Persons each of whom is a wholly-owned Subsidiary of the Parent or between the Parent and one or more Persons each of whom is a wholly-owned Subsidiary of the Parent;

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(k) under which Indebtedness in excess of US$100,000, in the aggregate, is or may become outstanding, other than any such Contract between two or more wholly-owned Subsidiaries of the Parent or between the Parent and one or more of its wholly-owned Subsidiaries;

(l) under which the Parent or any of its Subsidiaries has made or received payments in excess of US$500,000 over the last twelve months or pursuant to which it is obligated to make or expects to receive payments in excess of US$500,000 over the next twelve months;

(m) that provides for obligations or entitlements or termination payments of any Person or which has an economic value to any Person, or could result in Liabilities to the Parent, whether or not on a contingent basis, in excess of US$100,000 in total;

(n) any shareholders or stockholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments with respect to any shares or other equity interests of the Parent or any of its Subsidiaries or any other Contract relating to disposition, voting or dividends with respect to any shares or other equity securities of the Parent or any of its Subsidiaries;

(o) any standstill or similar Contract currently restricting the ability of the Parent or any of its Subsidiaries to offer to purchase or purchase the assets or equity securities of another person other than in the Ordinary Course of business; or

(p) that is otherwise material to the Parent and its Subsidiaries, taken as a whole.

“Parent Meeting” means the special meeting of the Parent Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, to be called and held in accordance with applicable Law to consider the Parent Resolutions and for any other purpose as may be set out in the Parent Circular and agreed to in writing by the Company, acting reasonably.

“Parent Options” means all issued and outstanding options to purchase or otherwise acquire Parent Shares (whether or not vested) held by any Person.

“Parent Preferred Share” means a preferred share in the capital of the Parent, having the rights, preferences and privileges set forth in the Amendment to Articles.

“Parent Privacy Policy” means each external, past or present privacy policy of Parent or any of its Subsidiaries.

“Parent Private Data Processing Contract” means any Parent Contract that relates to the collection, use, disclosure, transfer, transmission, storage, hosting, disposal, retention, interception or other Processing of Private Data.

“Parent Product” means any version, release or model of any product or service (including Software) that has been since January 1, 2019, or is currently being, distributed, provided, licensed or sold by or on behalf of Parent.

“Parent Resolutions” means the shareholder resolutions, substantially in the form attached to this Agreement as Exhibit C, to be considered at the Parent Meeting.

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“Parent Shareholders” means the registered and/or beneficial holders of the Parent Shares, as the context requires.

“Parent Shares” means both the Parent Common Shares and the Parent Preferred Shares.

“Parent Site” means https://www.tgsesports.gg/.

“Parent Software” means any Software (including Software that is Parent IP or Licensed IP), that is embedded in, or used in the delivery, hosting or distribution of, any Parent Products, including any such Software that is used to collect, transfer, transmit, store, host or otherwise process Private Data.

“Parent Voting and Support Agreement” has the meaning assigned to it in the Recitals.

“Parent Warrants” means all issued and outstanding warrants to purchase or otherwise acquire Parent Shares held by any Person.

“Parent’s Constating Documents” means the Articles under the BCBCA of the Parent and all amendments thereto.

“Parent’s Knowledge” or “to the Knowledge of Parent” or similar phrases mean the actual knowledge of any of the individuals identified on Schedule A-2, as well as such knowledge such individuals would obtain based on a reasonable investigation of the facts underlying such matter.

“Parties” means, collectively, the Parent, the Company, Kerby and Monaco, and “Party” means any of them.

“PCHS” has the meaning assigned to it in Section 9.18.

“Pension Legislation” means the Pension Benefits Standards Act (British Columbia) or any other pension benefits standards legislation in Canada or any province thereof, as applicable.

“Pension Plan” means any Employee Plan that is: (i) a “registered pension plan” as such term is defined in and subject to Section 248(1) of the Tax Act, or (ii) required to be registered under, or subject to, Pension Legislation.

“Permitted Liens” means the following Liens: (a) Liens for Taxes and utilities that in each case are not yet due or are not in arrears or that are being contested in good faith; (b) construction, mechanics’, carriers’, workers’, repairers’, storers’ or other similar Liens (inchoate or otherwise) if individually or in the aggregate they: (i) are not material; and (ii) arose or were incurred in the Ordinary Course of business; (c) the Liens listed in Section 2.29 of the Parent Disclosure Schedule in relation to Parent; and (d) the Liens listed in Section 3.15 of the Company Disclosure Schedule.

“Person” means an individual, Entity, or Governmental Entity (or any department, agency, or political subdivision thereof).

“Personal Data” means any information defined as “personal data”, “personally identifiable information”, “individually identifiable health information,” “protected health information,” or “personal information” under any applicable Law, or any similar term in Privacy Laws, and any information whereby an individual is identifiable, which may include a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers, or any other piece of information that reasonably allows for the identification or location of, or contact with, a natural person (and for greater certainty includes all such information with respect to employees).

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“Platform Agreements” has the meaning assigned to it in Section 2.25(a).

“Pre-Closing Period” means the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to Article 8.

“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date.

“Privacy Laws” means any and all Laws, concerning the collection, use, storage or handling of Personal Data email communications or mobile communications, including, to the extent applicable, including but not limited to: (i) Laws relating to the collection, storage, Processing, use, transfer or deletion of Personal Data and (ii) Laws relating to electronic and mobile communications, text messages, marketing or advertising materials (excluding as set out in CASL and other anti-SPAM Laws), unsolicited advertising or communications Laws, and Laws regarding the “right to be forgotten”.

“Private Data” means Behavioral Data and Personal Data.

“Processed” or “Processing” means any operation or set of operations performed on Private Data or sets of Private Data, whether or not by automated means, including accessing, collecting, recording, organization, structuring, storing, adapting or altering, retrieval, consultation, using, disclosing by transmission, dissemination or otherwise making available, aligning or combining, restriction, erasing, deleting or destroying.

“Qualified Benefit Plan” has the meaning assigned to it in Section 3.27(c).

“Qualified Listing” means the listing for trading on a U.S. national securities exchange (such as the New York Stock Exchange or the Nasdaq Stock Market).

“RCA” means a “retirement compensation arrangement”, as defined in Section 248(1) of the Tax Act.

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Entity, including all patents, registered copyrights, and registered trademarks, and domain names and all applications for any of the foregoing.

“Registrar” means the Registrar of Companies under the BCBCA;

“Regulatory Approval” means any consent, waiver, permit, exemption, review, Order, decision or approval of, or any registration and filing with, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity, in each case required in connection with the Transactions, which shall include, without limitation, the conditional acceptance by the TSXV of the Transactions.

“Relevant Accounting Standards” means the accounting standards applicable to the preparation of a Person’s financial statements, which, for Parent is IFRS, and for the Company and NextTrip, is GAAP.

“Related Agreements” means the Parent Board Voting Agreement, the Escrow Agreement, the Right of First Refusal and Distribution Agreement, the Separation Agreement and all other agreements and certificates entered into by the Parties in connection with the Transactions.

“Representatives” means, with respect to any Person, any, and all, directors, officers, employees, consultants, financial advisors, lawyers, accountants and other advisors or agents of such Person.

“SEC” means the United States Securities and Exchange Commission.

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“Securities Authority” means the British Columbia Securities Commission and any other applicable securities commissions or securities regulatory authority of a province or territory of Canada.

“Securities Laws” means the Securities Act (British Columbia) and any other applicable Canadian provincial and territorial securities Laws, rules, regulations and published policies thereunder.

“SEDAR” means the System for Electronic Document Analysis and Retrieval.

“Single Employer Plan” has the meaning assigned to it in Section 3.27(d).

“Software” means computer software and software databases, together with, as applicable, object code, source code, firmware, files, development tools, and embedded versions thereof, and documentation related thereto.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary,” with respect to Parent, has the meaning ascribed thereto in Section 1.1 of National Instrument 45-106 Prospectus Exemptions. With respect to an Acquired Entity, “Subsidiary” means any corporation, limited liability company, partnership, association, joint venture or other business entity of which an Acquired Entity owns, directly or indirectly, at least fifty percent (50%) of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body.

“Tax” (and, with correlative meaning, “Taxes” and “taxable”) means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity (whether Canadian or foreign), whether computed on a separate, consolidated, unitary, combined or other basis, including, without limitation, those levied on, or measured by, or described with respect to or referred to as, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, Indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any Liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any Liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to either Party.

“Tax Act” means the Income Tax Act (Canada) and all regulations promulgated thereunder, including any amendments made thereto.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any amendment thereof or attachment thereto and any related or supporting schedules or statements.

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“Top Customer” has the meaning assigned to it in Section 2.36(a).

“Top Supplier” has the meaning assigned to it in Section 2.36(b).

“Transaction Expenses” means, without duplication, all fees and expenses incurred by or on behalf of either Party at or prior to the Closing and unpaid as of the Closing in connection with this Agreement and the Transactions, including (i) all legal, accounting, financial advisory, consulting, and finders’ fees and expenses incurred by such Party or any of its Subsidiaries in connection with the negotiation and effectuation of the terms and conditions of this Agreement, all other agreements, instruments and other documents referenced herein or contemplated hereby, and the Transactions, and (ii) any “single trigger” or similar bonus, severance, change-in-control payments or similar payment obligations of such Party or any of its Subsidiaries that become due or payable solely as a result of the consummation of the Transactions.

“Transaction Payroll Taxes” means all employer portion payroll or employment Taxes incurred in connection with any bonuses, option cash-outs or other compensatory payments in connection with the Transactions.

“Transaction Tax Deductions” means, without duplication, any and all deductions incurred in connection with (a) any capitalized financing costs and expenses (including any loan fees, any costs related to the redemption of any Indebtedness, any costs related to interest rate collar agreements, prepayment penalties or premiums and any accrued (and not previously deducted) original issue discount) on any Indebtedness, including in connection with the retirement of Indebtedness as contemplated by this Agreement, (b) payments of Transaction Expenses or Transaction Payroll Taxes and any compensatory payments made in connection with the Transactions, (c) any management, advisory, consulting, accounting or legal fees and other similar items (including the fees payable to any financial advisors in connection with the transactions contemplated by this Agreement), and (d) any other expenses incurred in connection with the transactions contemplated by, and the negotiation, preparation and execution of, this Agreement. For the purpose of calculating the Transaction Tax Deductions, any success-based fees shall be treated as deductible in accordance with Revenue Procedure 2011-29.

“Transactions” means the NextTrip Sale, the Reinhart Sale, the issuance of Parent Preferred Shares to the Company, the issuance of the Parent Common Shares to Kerby and Monaco, the Parent Board Re-Constitution, and the other transactions contemplated by this Agreement and the Related Agreements.

“Transfer Taxes” means any and all transfer, documentary, sales, use, registration, real property transfer, stamp, excise or stock transfer Taxes and other similar Taxes, and any penalties or interest with respect thereto, imposed with respect to the Transactions, for greater certainty excluding any Taxes on income or gains.

“TSXV” means the TSX Venture Exchange.

“UKBA” has the meaning assigned to it in Section 2.34(c).

“United States” or “U.S.” means, as the context requires, the United States of America, its territories and possessions, any state of the United States and/or the District of Columbia.

“U.S. Certificate” has the meaning assigned to it in Section 3.31(b).

“WSHL” has the meaning ascribed thereto in Section 2.19(h).

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